     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 31, 1997.

                                                       REGISTRATION NO. 333-6650
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 4

                                       TO

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            SPECTRUMEDIX CORPORATION
       (EXACT NAME OF SMALL BUSINESS ISSUER AS SPECIFIED IN ITS CHARTER)
                            ------------------------

                DELAWARE                                  3826                                 251686354
    (STATE OR OTHER JURISDICTION OF           (PRIMARY STANDARD INDUSTRIAL                  (I.R.S. EMPLOYER
     INCORPORATION OF ORGANIZATION)           CLASSIFICATION CODE NUMBER)                IDENTIFICATION NUMBER)

                            ------------------------
                            2124 OLD GATESBURG ROAD
                       STATE COLLEGE, PENNSYLVANIA 16803
                                 (814) 867-8600
(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF THE
   SMALL BUSINESS ISSUER'S EXECUTIVE OFFICES AND PRINCIPAL PLACE OF BUSINESS)
                            ------------------------

                          JOSEPH K. ADLERSTEIN, PH.D.
                             CHAIRMAN OF THE BOARD
                            SPECTRUMEDIX CORPORATION
                            2124 OLD GATESBURG ROAD
                       STATE COLLEGE, PENNSYLVANIA 16803
                                 (814) 867-8600
  (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                          CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

                     J. STEPHAN DOLEZALEK, ESQ.                                    STUART NEUHAUSER, ESQ.
                  BROBECK, PHLEGER & HARRISON LLP                                BERNSTEIN & WASSERMAN, LLP
                       TWO EMBARCADERO PLACE                                          950 THIRD AVENUE
                           2200 GENG ROAD                                         NEW YORK, NEW YORK 10022
                    PALO ALTO, CALIFORNIA 94303                                        (212) 826-0730
                           (415) 424-0160

                            ------------------------

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

==================================================================================================================================

                                                                                                     PROPOSED
                                                                                    PROPOSED         MAXIMUM
                           TITLE OF                                                 MAXIMUM         AGGREGATE
                        EACH CLASS OF                            AMOUNT TO BE    OFFERING PRICE      OFFERING        AMOUNT OF
                 SECURITIES TO BE REGISTERED                      REGISTERED    PER SECURITY(1)      PRICE(1)     REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------------
Units, consisting of one Share of Common Stock and one
Redeemable
Warrant(2)(3)                                                     1,200,600          $5.75          $6,903,450         $2,092
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.00115 par value per share(2)(3)                   1,200,600            --               --               --
----------------------------------------------------------------------------------------------------------------------------------
Redeemable Warrants to purchase Common Stock(2)(3)                1,200,600            --               --               --
----------------------------------------------------------------------------------------------------------------------------------
Common Stock issuable upon exercise of Redeemable Warrants        1,200,600          $7.50          $9,004,500         $2,729
----------------------------------------------------------------------------------------------------------------------------------
Underwriter's Unit Purchase Option(4)                              104,400           $.001             $104              $1
----------------------------------------------------------------------------------------------------------------------------------
Units Underlying Underwriter's Unit Purchase Option(4)             104,400           $9.49           $990,756           $300
----------------------------------------------------------------------------------------------------------------------------------
Common Stock Underlying Underwriter's Unit Purchase Option(4)      104,400             --               --               --
----------------------------------------------------------------------------------------------------------------------------------
Redeemable Warrants underlying Underwriter's Unit Purchase
Option(4)                                                          104,400             --               --               --
----------------------------------------------------------------------------------------------------------------------------------
Common Stock issuable upon exercise of Redeemable Warrants
underlying Underwriter's Unit Purchase Option                      104,400           $12.38         $1,292,472          $392
==================================================================================================================================
        Total Registration Fee                                                                                       $5,514(5)
==================================================================================================================================

(1) Pursuant to Rule 416 under the Securities Act of 1933 (the "Act"), this Registration Statement covers such additional indeterminate number of shares of Common Stock as may be issued by reason of adjustments in the number of shares of Common Stock pursuant to anti-dilution provisions contained in the Warrant Agreement governing the Warrants and Underwriter's Purchase Option (defined below). Because such additional shares of Common Stock will, if issued, be issued for no additional consideration, no registration fee is required.
(2) Estimated solely for purposes of calculating registration fee. It is anticipated that the initial public offering price of the Units will be $5.75. The exercise price of the Redeemable Warrants will be $7.50.
(3) Includes 156,600 shares of Common Stock and 156,600 Redeemable Warrants included in the 156,600 Units which is subject to the Underwriters' over-allotment option (the "Over-Allotment Option").
(4) The Underwriter's Purchase Option entitles the Underwriter to purchase up to 104,400 Units at $9.49 per Unit (165% of the value of each Unit) (the "Underwriter's Unit Purchase Option").
(5) The Company previously paid an aggregate of $8,602 in registration fees.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH
SECTION 8(a), MAY DETERMINE.
================================================================================

                            SPECTRUMEDIX CORPORATION

                   CROSS-REFERENCE SHEET SHOWING LOCATION IN
                           PROSPECTUS OF INFORMATION
                         REQUIRED BY ITEMS OF FORM SB-2

     FORM SB-2 REGISTRATION STATEMENT AND
     HEADING                                       LOCATION IN PROSPECTUS
     ------------------------------------------    ------------------------------------------
  1. Front of the Registration Statement and
     Outside Front Cover of Prospectus.........    Outside Front Cover Page
  2. Inside Front and Outside Back Cover Pages
     of Prospectus.............................    Inside Front Cover Page; Outside Back
                                                   Cover Page
  3. Summary Information and Risk Factors......    Prospectus Summary; The Company; Risk
                                                     Factors and Ratio of Earnings to Fixed
                                                     Charges
  4. Use of Proceeds...........................    Prospectus Summary; Use of Proceeds;
                                                     Management's Discussion and Analysis of
                                                     Financial Condition and Results of
                                                     Operations
  5. Determination of Offering Price...........    Outside Front Cover Page; Underwriting
  6. Dilution..................................    Dilution
  7. Selling Security Holders..................    Inapplicable
  8. Plan of Distribution......................    Front Cover Page; Underwriting
  9. Legal Proceedings.........................    Business
 10. Directors, Executive Officers, Promoters
     and Control Persons.......................    Management
 11. Security Ownership of Certain Beneficial
     Owners and Management.....................    Principal Stockholders
 12. Description of Securities.................    Prospectus Summary; Capitalization;
                                                   Description of Capital Stock
 13. Interest of Named Experts and Counsel.....    Inapplicable
 14. Disclosure of Commission Position on
     Indemnification for Securities Act
     Liabilities...............................    Management; Underwriting
 15. Organization Within Last Five Years.......    Inapplicable
 16. Description of Business...................    Prospectus Summary; Management's
                                                   Discussion and Analysis of Financial
                                                     Condition and Plan of Operations;
                                                     Business
 17. Management's Discussion and Analysis of
     Financial Condition and Plan of
     Operations................................    Management's Discussion and Analysis of
                                                     Financial Condition and Plan of
                                                     Operations
 18. Description of Property...................    Business
 19. Certain Relationships and Related
     Transactions..............................    Certain Transactions
 20. Market for Common Equity and Related
     Stockholder Matters.......................    Prospectus Summary; Risk Factors;
                                                   Business; Principal Stockholders;
                                                     Dividends
 21. Executive Compensation....................    Management
 22. Financial Statements......................    Financial Statements
 23. Changes in and Disagreements with
     Accountants on Accounting and Financial
     Disclosure................................    Inapplicable

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED JULY 31, 1997

                            SPECTRUMEDIX CORPORATION

                                1,044,000 Units
                 Consisting of 1,044,000 Shares of Common Stock
            and 1,044,000 Redeemable Common Stock Purchase Warrants

    This Prospectus relates to an offering (the "Offering") of 1,044,000 units (the "Units") of SpectruMedix Corporation ("SpectruMedix" or the "Company"). Each Unit consists of one share of Common Stock, $0.00115 par value per share (the "Common Stock"), and one redeemable Common Stock purchase warrant to purchase one share of Common Stock (the "Redeemable Warrants"). The Common Stock and the Redeemable Warrants shall be separately tradeable commencing three months following the date of this Prospectus, or earlier by agreement between the Company and Patterson Travis, Inc. (the "Underwriter"). The Redeemable Warrants shall be exercisable for a period of four years commencing one year from the effective date of the Registration Statement (the "Effective Date") at $7.50 per share. The Redeemable Warrants are subject to redemption by the Company at a redemption price of $0.01 per Redeemable Warrant upon 30 days' written notice given at any time after one year from the date of this Prospectus in the event that the Market Price of the Common Stock (the "Market Price") equals or exceeds $10.00 per share. Market Price shall mean: (i) the average closing sales price of the Common Stock, for any 10 consecutive trading days, within a period of 30 consecutive trading days ending within five days of the date of notice of redemption, as reported on the National Association of Securities Dealers, Inc. ("NASD") Automated Quotation System ("Nasdaq") or on the NASD Electronic Bulletin Board or (ii) the average of the last reported sales price of the Common Stock for the 10 consecutive business days ending within five days of the date of notice of redemption on the primary exchange on which the Common Stock is then traded, if traded on a national securities exchange. See "Description of Capital Stock."

    Prior to this Offering, there has been no public market for the securities of the Company and there can be no assurance that any such market will develop. It is currently estimated that the initial public offering price per Unit will be $5.75. See "Underwriting" for a discussion of the factors in determining the initial public offering price. The Company has applied for the inclusion of the Units, Common Stock and Redeemable Warrants (collectively, the "Securities") on the NASD OTC Bulletin Board under the symbols "SMDXU," "SMDX" and "SMDXW," respectively. The OTC Bulletin Board System is an unorganized, inter-dealer, over-the-counter market which provides significantly less liquidity than The Nasdaq Stock Market, and quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers as are those for The Nasdaq Stock Market. In the event the Securities are not included on the OTC Bulletin Board, quotes for the Securities may be included in the "pink sheets" for the over-the-counter market. While the Company has applied for inclusion of its Securities on The Nasdaq SmallCap Market, the application was denied by the Nasdaq staff. The Company has appealed the Nasdaq staff decision. See "Risk Factors -- No Assurance of Public Trading Market; Denial of Nasdaq Listing."
                            ------------------------

          THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
             SEE "RISK FACTORS" BEGINNING ON PAGE 7 AND "DILUTION."
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                                     UNDERWRITING
                                                  PRICE TO           DISCOUNTS AND         PROCEEDS TO
                                                   PUBLIC           COMMISSIONS(1)         COMPANY(2)
--------------------------------------------
Per Unit....................................         $5.75              $0.575               $5.175
-----------------------------------------------------------------------------------------------------------
Total(3)....................................      $6,003,000           $600,300            $5,402,700
===========================================================================================================

(1) Does not include additional compensation to be paid to the Underwriter in the form of (i) a non-accountable expense allowance of $180,090 ($207,104 if the Over-Allotment Option is exercised in full), (ii) a consulting fee in the amount of $100,000 and (iii) an option to purchase 104,400 Units at a price equal to $9.49 per Unit (the "Underwriter's Unit Purchase Option"). In addition, the Company has agreed to indemnify the Underwriter against certain civil liabilities under the Securities Act of 1933, as amended.

(2) Before deducting expenses of this Offering payable by the Company (including the Underwriter's non-accountable expense allowance and consulting fee) estimated at $730,090 ($757,104 if the Over-Allotment Option is exercised in full).

(3) The Company has granted to the Underwriter a 30-day option (the "Over-Allotment Option") to purchase up to an additional 156,600 Units solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, and Proceeds to the Company will be $6,903,450, $690,345 and $6,213,105, respectively.
                            ------------------------

    THE UNITS ARE OFFERED BY THE UNDERWRITER ON A "FIRM COMMITMENT" BASIS, WHEN, AS AND IF DELIVERED TO AND ACCEPTED BY THE
UNDERWRITER AND SUBJECT TO CERTAIN CONDITIONS INCLUDING THE RIGHT TO REJECT ORDERS IN WHOLE OR IN PART. THE UNDERWRITER RESERVES THE RIGHT TO WITHDRAW, CANCEL OR MODIFY THIS OFFERING AND TO REJECT ANY ORDER IN WHOLE OR IN PART. IT IS EXPECTED THAT DELIVERY OF THE UNITS OFFERED HEREBY WILL BE MADE AGAINST PAYMENT THEREFOR AT THE OFFICES OF PATTERSON TRAVIS, INC., NEW YORK, NEW YORK,
ON OR ABOUT            , 1997.
                            ------------------------

                             PATTERSON TRAVIS, INC.

              The date of this Prospectus is              , 1997.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE UNITS, COMMON STOCK AND/OR REDEEMABLE WARRANTS, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information, including "Risk Factors" and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Except as otherwise specified, the information in this Prospectus (A) does not give effect to the exercise of (i) the Underwriter's Over-Allotment Option, (ii) the Redeemable Warrants, (iii) outstanding warrants to purchase an aggregate of 111,307 shares of Common Stock at an exercise price of $2.88 per share, (iv) warrants to purchase an aggregate of 48,333 shares of Common Stock at an exercise price of $1.00 per share, (v) outstanding warrants to purchase 312,000 Units at an exercise price of $5.75 per Unit, (vi) 104,348 shares of Common Stock issuable upon conversion of a promissory note, (vii) the Unit Purchase Option or (viii) outstanding options to acquire 540,885 shares of Common Stock granted to certain employees and consultants of the Company as of July 30, 1997 and (B) reflects a 0.8695652-for-1 reverse stock split and a reduction in the authorized capital stock of the Company from 105,000,000 shares to 25,000,000 shares. See "Underwriting." See the "Glossary" beginning on page 56 for definitions of certain terms used herein. Certain of the information contained in this summary and elsewhere in this Prospectus, including information with regard to the Company's business, are forward-looking statements. For a discussion of important factors that could affect such matters, see "Risk Factors" beginning on page 7.


                                  THE COMPANY

     SpectruMedix is a U.S. company with a strong focus on medical and scientific technologies and associated instrumentation. It manufactures nearly the entire range of magnetic sector mass spectrometers, as well as other analytical instruments and software packages. SpectruMedix's existing instruments are characterized by their capacity to accurately detect minute traces of elements and compounds and to perform the compositional measurements for specific medical, biological, industrial, chemical, geological and scientific applications. Using its expertise in analytical instrumentation, the Company is engaged in two research and development programs to expand its product base. The first program, developed in part from research efforts conducted at the United States Department of Energy -- Ames Laboratories' Institute for Physical Research and Technology/Iowa State University ("Ames Laboratory/Iowa State University"), involves the development of high-speed DNA/gene sequencing instrumentation (the "DNA Sequencer") for the acquisition, analysis and management of complex genetic information. The second program, a result of initial research conducted at the University of California, Berkeley, involves the development of analytical instruments which utilize a process referred to as diagnostic kinetics to diagnose, monitor and assist in the treatment of serious diseases.

     DNA Sequencing. DNA sequencing has significant implications for medical, genetic and forensic science applications. In May 1995, the Company entered into an agreement with Ames Laboratory/Iowa State University pursuant to which the Company received an option to acquire an exclusive worldwide license to technology developed at Ames Laboratory/Iowa State University targeting the commercial development of a DNA Sequencer capable of substantially increasing the rate of sequencing over what is commercially available on the market today. In June 1997, the Company entered into an exclusive, worldwide licensing agreement regarding such technology. In addition to its sequencing speed, the Company believes that this technology may also offer significant reductions in the costs of operation of the DNA Sequencer and allow for recovery of samples. The Company has developed a laboratory prototype of this product and expects to complete its commercial development in late 1997.

     Diagnostic Kinetics. The Company has acquired an option to acquire an exclusive worldwide license to technology developed at the University of California, Berkeley that allows for highly sensitive detection and analysis of biological samples to determine the near real-time progression of disease and the effects of medical treatment on the synthesis, replication, inhibition and destruction of viruses, cancer cells and other molecules, cells and tissues contributing to disease. The Company is currently completing the construction of a high performance mass spectrometry-based instrument to be used in initial clinical testing of this technology. Initial disease targets for this technology include AIDS, cancer, cardiovascular disease and osteoporosis.

     Other Products. The Company is one of a very small number of manufacturers worldwide to produce a broad line of magnetic sector mass spectrometers and believes it is the only U.S. manufacturer to have a nearly full line of magnetic sector mass spectrometers. In its core business, the Company serves a number of large commercial manufacturers, major oil companies (e.g., Shell International Exploration and Production B.V. Research and Technology Services), the Gemological Institute of America, Lockheed Idaho Technologies Company, various government agencies (e.g., the Smithsonian Institution and the Department of Fisheries and Oceans Institute of Ocean Sciences), major laboratories (e.g., Battelle Pacific North West) and numerous universities (e.g., University of Chicago, CNR Universita La Sapienza-University of Rome, Johns Hopkins University, Texas A&M University and Yale University). These core applications include existing products and products in research or development in each of the following areas:

     Process Control Applications. The Company's process control applications determine (i) the composition of hydrocarbons and petrochemicals in refinery runs, (ii) the composition of metals in steel mills and non-ferrous smelters and
(iii) the composition of intermediates and final products in the chemical processing, pharmaceutical and other industries.

     Materials Science. The Company's high temperature mass spectrometer targets materials science, e.g., the study of ceramics and other high-temperature substances in order to determine the properties of such materials and substances and how these behave in high temperature environments.

     Luminoscope. The Company's luminoscope, a fine scale instrument, performs analyses on a variety of solid samples such as CVD diamond, synthetic and natural diamonds, gemstones, glass, ceramics, petroleum-bearing rock formations and particles in oils and lubricants.

     Environmental Applications. The Company's environmental instrumentation determines and analyzes the pollutant levels in emissions and wastes (air, water and soils), assays water quality both in industrial effluent situations and in potable water reservoirs, wells and rivers, and performs a range of soil analyses (e.g., pesticides, fertilizers and seepage of various effluents).

     Applications Software. The Company also provides a line of software packages designed to interface with its analytical instrument offerings.

     Services. The Company provides a range of services, including systems maintenance, remanufacturing and equipment refurbishing, for a variety of mass spectrometers.

     The new technologies being developed by the Company are in the research and development stage, and to date the level of sales achieved by the Company's existing products has been limited by factors which include limited capitalization and little or no active sales and marketing efforts. Although the Company intends to use a portion of the proceeds of this Offering to expand its sales in these areas, its principal effort will be to complete the development of and commercialize its new technologies. There can be no assurance that the Company will develop meaningful levels of sales or profitability in the foreseeable future.

     The Company was incorporated in Delaware in April 1992 to acquire the assets of Nuclide Corporation ("Nuclide") and Measurement and Analysis Systems, Inc. ("MAAS"), established manufacturers of magnetic sector mass spectrometers. In December 1992, the Company acquired all the assets of Nuclide and MAAS, which include a large inventory of mass spectrometer parts and components, thousands of detailed plans and schematics, an array of mass spectrometer technology and know-how, as well as a complete analytical instrument manufacturing and testing facility. In April 1993, the Company acquired all the assets of LabData Corporation, subsequently known as Laboratory Software Associates ("LabData"), including a small inventory of computer hardware and a complete line of data acquisition and instrument control software. Incorporated initially as Premier American Technologies Corp., the Company changed its name to SpectruMedix Corporation in March 1997 to better reflect its current focus on medical and scientific technologies and associated instrumentation. While focusing its efforts almost entirely on research and development, the Company has achieved sales of over $3,000,000 since its inception. The Company's executive offices are located at 2124 Old Gatesburg Road, State College, Pennsylvania 16803, and its telephone number is (814) 867-8600.

                                  THE OFFERING

Securities Offered by the
Company............................    1,044,000 Units, each consisting of one
                                       share of Common Stock and one Redeemable
                                       Warrant. The Common Stock and Redeemable
                                       Warrants will be separately tradeable
                                       commencing three months following the
                                       date of this Prospectus, or earlier by
                                       agreement between the Company and the
                                       Underwriter. Each Redeemable Warrant
                                       entitles the holder to purchase one share of Common Stock for $7.50 per share, subject to adjustment, exercisable for a period of four years commencing one year from the date of this Prospectus. The
                                       Company may redeem the Redeemable
                                       Warrants at a redemption price of $.01
                                       per Redeemable Warrant on 30 days' prior written notice given at any time after one year from the date of this Prospectus in the event that the Market Price of the Common Stock equals or exceeds $10.00 per share. See "Description of Securities."

Common Stock Outstanding Prior to
the Offering.......................    2,173,100 shares(1)

Common Stock to be Outstanding
After the Offering.................    3,217,100 shares(2)

Use of Proceeds....................    Repayment of debt, research and
                                       development, working capital, facilities, machinery and equipment.

Risk Factors.......................    The Units offered hereby involves a high
                                       degree of risk and substantial dilution.
                                       See "Risk Factors" and "Dilution."

Proposed OTC Bulletin Board
Symbols(3).........................    Units: SMDXU
                                       Common Stock: SMDX
                                       Redeemable Warrants: SMDXW
---------------

(1) Does not include (a) outstanding warrants to purchase an aggregate of 111,307 shares of Common Stock at an exercise price of $2.88 per share, (b) outstanding warrants to purchase an aggregate of 48,333 shares of Common Stock at an exercise price of $1.00 per share, (c) outstanding warrants to purchase 312,000 Units at an exercise price of $5.75 per Unit, (d) 104,348 shares of Common Stock issuable upon conversion of a promissory note or (e) options to acquire up to 540,885 shares of Common Stock held by certain employees and consultants of the Company as of July 30, 1997. See "Management -- 1997 Stock Incentive Plan" and "Underwriting."



(2) Does not include (a) 104,400 Units issuable pursuant to the Underwriter's Unit Purchase Option, or the 104,400 shares of Common Stock or 104,400 Redeemable Warrants issuable thereunder, (b) the 1,044,000 Redeemable Warrants issuable pursuant to the Units offered hereby, (c) outstanding warrants to purchase an aggregate of 111,307 shares of Common Stock at an exercise price of $2.88 per share, (d) outstanding warrants to purchase an aggregate of 48,333 shares of Common Stock at an exercise price of $1.00 per share, (e) outstanding warrants to purchase 312,000 Units at an exercise price of $5.75 per Unit, (f) 104,348 shares of Common Stock issuable upon conversion of a promissory note or (g) options to acquire up to 540,885 shares of Common Stock held by certain employees and consultants of the Company as of July 30, 1997. See "Management -- 1997 Stock Incentive Plan" and "Underwriting."


(3) Application has been made for the inclusion of the Units, Common Stock and Redeemable Warrants on the OTC Bulletin Board. See "Risk Factors -- No Assurance of Public Trading Market; Denial of Nasdaq Listing."

                         SUMMARY FINANCIAL INFORMATION


                                                                               YEARS
                                                                               ENDED
                                                                             MARCH 31,
                                                                     -------------------------
                                                                        1997           1996
                                                                     -----------     ---------
STATEMENT OF OPERATIONS DATA:
Revenues...........................................................  $   562,310     $ 652,449
Operating (Loss)...................................................   (1,299,083)     (874,354)
Amortization of original issue discount and deferred financing
  costs............................................................    1,359,319            --
Net (Loss).........................................................  $(2,658,402)    $(874,354)
                                                                      ==========     =========
Net (Loss) per share...............................................  $     (1.22)    $    (.40)
                                                                      ==========     =========
Weighted average number of shares
  outstanding......................................................    2,173,100     2,173,100
                                                                      ==========     =========



                                                                           MARCH 31, 1997
                                                                   ------------------------------
                                                                     ACTUAL        AS ADJUSTED(1)
                                                                   -----------     --------------
BALANCE SHEET DATA:
Working Capital (Deficit)........................................  $(3,248,213)      $2,532,625
Total Assets.....................................................    2,285,526        3,379,603
Total Liabilities................................................    3,790,906          712,678
Total Stockholders' Equity (Deficit).............................   (1,505,380)       2,666,925


---------------
(1) Adjusted to give effect to the receipt and application of the net proceeds of approximately $4,672,610 from the sale of the Units offered hereby.

                                  RISK FACTORS

     An investment in the Units offered hereby involves a high degree of risk. In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Securities offered pursuant to this Prospectus.


     HISTORY OF LOSSES; UNCERTAINTY OF FUTURE PROFITABILITY; ABILITY TO CONTINUE AS A GOING CONCERN. The Company has incurred operating losses since its inception in 1992. At March 31, 1997, the Company had an accumulated deficit of $4,520,932, a working capital deficiency of $3,248,213 and a deficit in stockholders' equity of $1,505,380. The Company's current revenues from operations are limited and are not sufficient to fund its operating expenses. The Company will need to either substantially expand the sales of its existing products and services or successfully develop and commercialize its new products to reach profitability. No assurance can be given that the Company will be able to accomplish either such objective. The Company will be required to conduct significant research, development, testing and regulatory compliance activities which, together with projected general and administrative expenses, are expected to result in operating losses for at least the next several years. The Company may not achieve significant revenues or profitable operations. To date the Company's operations have been characterized by chronic underfunding and limited ability to maintain inventories of key components, parts and supplies. The Company is dependent upon the proceeds of this Offering to continue its operations. In addition, the proceeds of this Offering may not be sufficient to allow the Company to materially alter its reliance on "just-in-time" manufacturing and the inherent dependence upon sources of components, parts and supplies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


     As a result of the Company's current financial condition, the Company's independent certified public accountants have modified their report on the Company's financial statements for the period ended March 31, 1997. The Company's independent certified public accountants' report on the financial statements includes an explanatory paragraph stating that the net losses, accumulated deficit and negative working capital raise substantial doubt about the Company's ability to continue as a going concern. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Notes to Financial Statements."

     EARLY STAGE OF DEVELOPMENT. Since the Company's incorporation in April 1992, the Company has been engaged in organizational activities, acquisition of assets, hiring of personnel and financing activities. Since operations began in July 1992, the Company has engaged in the following activities: manufacturing, research and development, limited sales and marketing, capital raising, exploration of strategic relationships and collaborations, and other general corporate activities. The Company has generated limited revenues to date. While the Company is able to finance certain of its current operations from revenues, it requires substantial additional financing to continue to increase its marketing capabilities and increase its research and development activities to expand the applications of its core technology, to acquire additional technologies, and to develop new products. As the Company is in the development stage, its operations are subject to all of the risks inherent in the establishment of a new business enterprise and the commercialization of new products. The likelihood of the success of the Company must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with a new business, and, accordingly, is highly speculative.

     UNCERTAINTY REGARDING COMPLETION OF LICENSES TO KEY TECHNOLOGIES. The Company's technologies under development in the area of diagnostic kinetics are the subject of an option held by the Company from the University of California, Berkeley. Such option specifies maximum royalty rates and milestone payments, which the Company deems reasonable. Although the option agreement entitles the Company to exercise its option and acquire an exclusive license to the underlying patents and technologies, no assurance can be given that the Company will be successful in securing such license or that the terms thereof will ultimately be deemed attractive for the commercialization of such equipment. The Company does not expect to exercise its option with the University of California, Berkeley until the second half of 1997, at the earliest.

     UNCERTAINTY OF PROTECTION OF PATENTS AND PROPRIETARY RIGHTS. The Company's success depends on its ability to obtain patents, protect its trade secrets and operate without infringing upon the proprietary rights of others. The Company's existing and potential competitors have applied for a substantial number of patents.

There can be no assurance that any of the Company's future patent applications will be approved, that the Company will develop additional proprietary products that are patentable, or that any patents issued to the Company will provide the Company with any significant protection or will not be successfully challenged by third parties. Furthermore, there can be no assurance that others will not design around the patented products developed by the Company. There can be no assurance that the Company's products will not be found to infringe upon the patents of others. The area of gene sequencing, in particular, is subject to intense competition and active filing of patent applications. Any of such patent applications filed by one or more third parties may conflict with the Company's products under development. If the Company's products are found to infringe upon the patents or otherwise impermissibly utilize the intellectual property of others, the Company's development, manufacture and sale of such products could be severely restricted or prohibited. Any such infringement could have a material adverse effect on the Company's prospects, business, results of operations or financial condition. The Company may be required to obtain licenses from such third parties or otherwise obtain licenses to utilize patents or proprietary rights of others. No assurance can be given that any licenses required under any such patents or proprietary rights could be obtained on terms acceptable to the Company, or at all. If the Company does not obtain such licenses, the development, manufacture or sale of products requiring such licenses could be materially adversely affected. If the Company does not obtain such licenses, it could encounter delays in product introductions while it attempts to design around such patents, or could find that the development, manufacture or sale of such products could be foreclosed. Litigation may be necessary to defend against or assert claims of infringement, to enforce the Company's or its licensors' patents, to protect trade secrets or know-how owned by the Company, or to determine the scope and validity of the proprietary rights of others, and could result in substantial cost to and diversion of effort by, and may have a material adverse impact on, the Company. See "Business -- Patents and Proprietary Technology."

     The Company's competitive position is also dependent upon unpatented trade secrets. Although the Company takes measures to protect its trade secrets, trade secrets are difficult to protect. There can be no assurance that others will not independently develop substantially equivalent proprietary information or techniques or otherwise gain access to the Company's trade secrets. The Company pursues a policy of having its employees, consultants and advisors execute confidentiality agreements to maintain the proprietary nature of its technology. There can be no assurance, however, that these agreements will provide meaningful protection for the Company's trade secrets or other proprietary information in the event of unauthorized use or disclosure of such information.

     TECHNOLOGICAL UNCERTAINTY; UNCERTAINTY OF PRODUCT DEVELOPMENT AND COMMERCIALIZATION; EARLY STAGE OF PRODUCT DEVELOPMENT. The science and technology of the Company's products, particularly the Company's DNA Sequencer, is rapidly evolving. Many of the Company's products and proposed products will require significant further research, development, testing and possibly regulatory clearances and are subject to the risks of failure inherent in the development of products based on innovative technologies. The Company's development efforts in the area of diagnostic kinetics involve a new area of medicine which necessarily involves unforeseeable risks and uncertainties. These risks include the possibility that any or all of the products or proposed products are found to be ineffective or unsafe, or otherwise fail to receive necessary regulatory clearances, if any, that the proposed products, although effective, are uneconomical to market, that such products will not satisfy cost and performance criteria, that third parties hold proprietary rights that preclude the Company from marketing such products, or that third parties market a superior or equivalent product. Accordingly, the Company is unable to predict whether its research and development activities will result in any commercially viable products other than the Company's mass spectrometers. Further, the Company cannot predict with certainty when or if the Company will be able to commercialize certain of its proposed products or that such products will satisfactorily perform all of the functions for which they have been designed or prove to be sufficiently reliable in long-term applications.

     NEW CONCEPT AND EMERGING MARKETS; UNCERTAINTY OF MARKET ACCEPTANCE. The production of the DNA Sequencer, diagnostic kinetics instruments and other proposed products of the Company represents new manufacturing processes which are untested on a commercial scale. Although the Company believes that its technologies and products will, if ultimately commercialized, represent significant technological advances, demand for the Company's proposed products, all of which are based upon new designs, concepts and manufacturing processes, is subject to a high degree of uncertainty. Many potential customers of the Company, including original equipment manufacturers ("OEM") and commercial end users, may be reluctant to utilize or sell the Company's proposed products until a sufficient number of other OEMs and commercial end users have already committed to do so. The Company currently has limited marketing experience and limited financial, personnel and other resources to undertake the extensive marketing activities that will be necessary to market its proposed products. The Company's ability to generate revenues from the sale of its proposed products will be dependent upon, among other things, its ability to build an effective sales organization. In its limited marketing efforts to date, the Company has relied solely upon the efforts of its executive officers. If the Company is unable to market and distribute its products directly, the Company may have to enter into arrangements with others, such as joint ventures, licensing or similar arrangements or distribution agreements. Any such contractual arrangements may result in a lack of control by the Company over any or all of the marketing and distribution of such products and may increase its marginal costs. There can be no assurance that the Company will be able to formalize any marketing arrangements or that its marketing efforts will be successful.

     LIMITED MANUFACTURING EXPERIENCE AND CAPABILITIES; RISKS ASSOCIATED WITH EXPANSION OF MANUFACTURING OPERATIONS; POSSIBLE DEPENDENCE ON THIRD PARTY MANUFACTURERS. The Company maintains limited manufacturing facilities and will need to expand such facilities to effectively manufacture its products on a profitable basis. Although certain members of the Company's management have manufacturing experience, the expansion of the Company's manufacturing facilities and capabilities will subject the Company to numerous risks, including unanticipated technological problems or delays. Such expansion will also require additional sources of capital, which may not be available on commercially reasonable terms, if at all. In the event that the Company is unable to expand its manufacturing facilities and capabilities, the Company may be required to enter into arrangements with others for the manufacture and packaging of its proposed products. There can be no assurance that the Company will be able to enter into any such arrangements on commercially reasonable terms, or at all, or that the Company will ever be able to establish the capability to manufacture its products on a commercial basis, in which case the Company's business, results of operations and financial condition would be materially adversely affected.


     BROAD DISCRETION IN APPLICATION OF PROCEEDS. Approximately $707,610, or 15.14%, of the net proceeds of this Offering have been allocated to working capital of the Company, which funds will be utilized for general corporate purposes including accounts payable, payroll and the purchase of material for the Company's purchase orders. The allocation of proceeds described in "Use of Proceeds" represents the Company's best estimate of its allocation based upon the current state of its business, operations and plans, current business conditions and the Company's evaluation of its industry. Future events, including problems, delays, expenses and complications which may be encountered, changes in economic or competitive conditions and the results of the Company's research and development and sales and marketing activities may make shifts in the allocation of funds necessary or desirable. Management of the Company will have broad discretion in the application of such proceeds.



     SUBSTANTIAL PORTION OF PROCEEDS TO SATISFY INDEBTEDNESS, INCLUDING INDEBTEDNESS OWED TO EXECUTIVE OFFICERS AND DIRECTORS. Approximately $2,115,000 (45.26%) of the net proceeds of this Offering will be used to repay indebtedness, including an aggregate of approximately $75,000 (1.60%) to repay the Company's Chief Executive Officer and President for loans extended by each of them to the Company.


     ASSETS ENCUMBERED; POTENTIAL LITIGATION. Substantially all of the Company's assets are encumbered by liens granted in favor of certain of the Company's creditors. As a result of the chronic lack of working capital of the Company, the Company is in arrears or in default on a number of obligations, including tax obligations and obligations to third parties. Three parties have filed security interests on certain of the assets of the Company under the Uniform Commercial Code, eight parties have obtained an aggregate of nine judgment liens against the Company for an aggregate amount of $45,750, and the Commonwealth of Pennsylvania has obtained four judgment liens against the Company for non-payment of an aggregate of $20,089 in state taxes. In the event that any of such parties should execute on their security interests or judgment liens, the Company's assets could be subject to seizure. In such event, the Company would be materially adversely affected. In the event the Company should become party to any litigation relating to these obligations, the costs of defending against such claims could be substantial, and the Company could be materially adversely affected.

     DEPENDENCE ON THIRD PARTY SUPPLIERS OF RAW MATERIALS AND COMPONENTS; RELATIONSHIPS WITH SUPPLIERS, CREDITORS AND CUSTOMERS. The Company's existing and proposed products require high quality raw materials and components which the Company currently purchases and will continue to purchase from third party suppliers. The Company believes that adequate sources of supply exist for all of the raw materials and components that it will need and that such items are available on commercially reasonable terms. Certain raw materials or components may, however, from time to time, be difficult to obtain and may cause production delays or require the Company to find alternate means of production. Thus, the Company's ability to manufacture its products will depend on its ability to establish and maintain commercial relationships with at least certain of such suppliers. The Company does not currently maintain supply agreements with any of its suppliers.

     The Company's production will also be dependent upon its suppliers satisfying the Company's performance and quality specifications and dedicating sufficient production capacity to meet the Company's scheduled delivery times. There can be no assurance that the Company will be able to establish any commercial relationships with suppliers or, if it is able to do so, that such suppliers will be able to satisfy the Company's scheduled delivery or performance requirements or have sufficient production capacity to satisfy such requirements during any period of sustained demand. Failure or delay by the Company's suppliers in supplying the Company with needed raw materials and components would materially adversely affect the Company's operating margins and the Company's ability to manufacture and deliver products on a timely and competitive basis, which could, in turn, have a material adverse effect on the Company.

     EFFECT OF CHRONIC INADEQUATE CAPITALIZATION ON RELATIONSHIPS WITH SUPPLIERS, CREDITORS AND CUSTOMERS. Since inception, the Company has been characterized by chronic inadequate capitalization. Accordingly, the Company's lack of working capital has at times prevented the Company from making timely payments to suppliers and creditors or from repairing relationships with such entities. Such financial difficulties have also prevented the Company providing parts and service to certain of its customers in a timely manner. As a result, the Company's relationships with its customers have also been damaged. The deterioration of these relationships may make the Company's strategy for expansion more difficult and may adversely affect the development of the Company's business. There can be no assurance that the Company will be able to reestablish relationships with its suppliers, creditors and customers or that the Company will successfully implement its expansion plan.

     CUSTOMER CONCENTRATION. Approximately 55%, 85% and 44% of the Company's net sales for the years ended March 31, 1995, 1996 and 1997, respectively, were derived from sales to the Company's top five customers. During the fiscal year ended March 31, 1997 the Company's product sales amounted to approximately 13% to one customer and 11% to another customer. During the fiscal year ended March 31, 1996, product sales consisted of approximately 63% to one customer and 11% to another customer. During the fiscal year ended March 31, 1995, product sales amounted to approximately 21% to one customer and 12% to each of two customers. The loss of, or significant adverse change in, the relationship between the Company and these customers could have a material adverse effect on the Company's business, financial condition and results of operations. The loss of or reduction in orders from any significant customer, losses arising from customer disputes regarding shipments, fees, merchandise condition or related matters, or the Company's inability to collect accounts receivable from any major customer could have a material adverse impact on the Company's business, financial condition and results of operations.

     COMPETITION AND TECHNOLOGICAL CHANGES. The Company's success depends upon establishing and maintaining a competitive position in the research, development and commercialization of products and technologies in its areas of focus. The medical and industrial instrumentation industry is highly competitive and requires substantial capital. The Company competes with, and will compete with, numerous international, national and regional companies, many of which have significantly larger operations and greater financial, marketing, human and other resources than the Company. Accordingly, such competitors may have substantial competitive advantages over the Company, including the ability to negotiate favorable supply and distribution agreements and the ability to negotiate more favorable terms with developers of technology, including universities. In addition, the Company plans to develop additional products and acquire additional technologies in order to expand the Company's product and technology portfolio. No assurance can be given that the Company will successfully compete in any market in which it conducts or may conduct operations or that developments by such competitors will not render the Company's current or future products or technologies uncompetitive or obsolete.

     The industry in which the Company competes is characterized by rapid technological change. Although the basic technology of mass spectrometry has not changed significantly in many years, its applications and enhancements, as well as competing measurement and analysis technologies, are constantly developing. There can be no assurance that the Company's products will not be rendered obsolete as a result of technological developments. The Company is actively engaged in research and development to improve its products through the introduction of enhancements and various additional applications, which by its nature is uncertain. Accordingly, there can be no assurance that the Company will be able to develop such new products or improvements. See
"Business -- Products and Technologies Under Research and Development."

     NEED FOR ADDITIONAL FINANCING. Based on the Company's operating plan, the Company believes that the net proceeds of this Offering, together with revenues from continuing operations, will be sufficient to satisfy its capital requirements and finance its plans for expansion for at least the next 12 months. Such belief is based on certain assumptions, and there can be no assurance that such assumptions are correct. Additionally, approximately half of the proceeds of this Offering will be used to repay existing obligations and will not be available to the Company to fund its ongoing operations. Accordingly, there can be no assurance that such resources will be sufficient to satisfy the Company's capital requirements for such period. After such 12-month period, the Company anticipates that it will require additional financing in order to meet its current plans for expansion. Such financing may take the form of the issuance of common or preferred equity securities or debt securities, or may involve bank financing. The Company may also be forced to enter into third party licensing, manufacturing or distribution agreements to support its capital needs. There can be no assurance that the Company will be able to obtain such additional capital on a timely basis, on favorable terms, or at all. In any of such events, the Company may be unable to implement its product development and commercialization strategy and its operations would be severely and adversely affected. See "Use of Proceeds."

     DEPENDENCE UPON KEY EMPLOYEES AND CONSULTANTS; RECRUITMENT OF ADDITIONAL PERSONNEL. The Company is dependent upon the efforts and abilities of Dr. Joseph K. Adlerstein, its Chairman of the Board of Directors, Chief Executive Officer, Secretary and Treasurer, and Bernard Sonnenschein, its President, and on other members of its scientific and management staff. Dr. Adlerstein and Mr. Sonnenschein are the only executive officers of the Company. In addition, the Company is dependent on collaborators at research institutions and on the Company's scientific advisors and consultants. Recruiting and retaining qualified personnel, collaborators, advisors and consultants will be critical to the Company's success. To date, the Company has been able to attract and retain the personnel necessary for its operations. However, there can be no assurance that the Company will be able to do so in the future, particularly in light of the Company's expansion plans. If the Company is unable to attract and retain personnel with necessary skills when needed, its business and expansion plans could be materially adversely affected.

     Dr. Adlerstein and Mr. Sonnenschein are substantial stockholders of the Company, holding approximately 30% and 27%, respectively, of the outstanding shares. The Company has entered into an employment agreement with each of Dr. Adlerstein and Mr. Sonnenschein. The loss or unavailability of the services of either Dr. Adlerstein or Mr. Sonnenschein for any significant period of time could have a material adverse effect on the Company's business prospects. Prior to the completion of the Offering, the Company intends to obtain, and be the sole beneficiary of, key-person life insurance in the amount of $1,000,000 on the life of each of Dr. Adlerstein and Mr. Sonnenschein. There is no assurance that such insurance will continue to be available on reasonable terms or at all. See "Business -- Management."

     PRODUCT WARRANTIES. The Company generally warranties parts and services for each of its products for one year from the date of purchase. Although there have been few requests for extensive servicing and repairs for products that have already been sold by the Company during the warranty period, a large number of requests for such servicing could have a material adverse effect on the Company by requiring additional expenditures for parts as well as the repair efforts of the Company's personnel.

     ENVIRONMENTAL AND OTHER GOVERNMENTAL REGULATIONS. A portion of the Company's future products may be regulated by the United States Food and Drug Administration (the "FDA"). Such regulations extend to manufacturing practices, the conduct of clinical investigations, pre-market approval, record keeping and reporting requirements and labeling, among other matters. To date the Company has not yet obtained clearance from the FDA for commercial marketing of its primary products. In addition, other products that the Company might develop may also be subject to FDA regulation. There can be no assurance that the Company will be able to obtain FDA clearance for commercial marketing of its products. Even if FDA clearance is received, government regulation may have an adverse impact on the timing and cost of new product introductions, may interfere with the marketing of existing products and may require the recall of products from customer locations.

     The Company is subject to a variety of United States and foreign government regulations related to the discharge or disposal of toxic, volatile or otherwise hazardous chemicals used in its manufacturing process. The failure by the Company to comply with present or future environmental regulations could result in fines, suspension of production or cessation of operations. Such regulations could also require the Company to acquire equipment or to incur other substantial expenses to comply with environmental regulations. If substantial additional expenses were incurred by the Company, product costs could significantly increase, thus materially and adversely affecting the Company's results of operations. Additionally, the Company is subject to a variety of government regulations relating to its operations, such as environmental, labor and export control regulations. While the Company believes it has obtained all permits necessary to conduct its business, the failure to comply with present and future regulations could result in fines being imposed on the Company or suspension or cessation of operations. Any failure by the Company to control the use of, or adequately restrict the discharge of, hazardous substances could subject the Company to future liabilities, and could have a material adverse effect on the Company's business and results of operations.

     PRODUCT RECALLS AND LIABILITY. Products such as those sold by the Company may be subject to recall for unforeseen reasons. In addition, certain projected applications of the Company's products entail the risk of product liability claims. The Company performs extensive testing of its products at each stage of their design to minimize the risk of recall or product liability claims. A recall or product liability claim could materially adversely affect the Company's operation and reputation. The Company does not maintain any insurance related to recalls or product liability and, accordingly, a product recall of the Company's principal products or successful product liability claims against the Company would have a material adverse effect on the Company.

     CONTROL BY MANAGEMENT AND CURRENT STOCKHOLDERS; NO INDEPENDENT
DIRECTORS. Upon the closing of this Offering, the Company's current management and existing stockholders will own approximately 68%, of which Dr. Adlerstein and Mr. Sonnenschien will own approximately 20% and 18%, respectively, of the outstanding shares of Common Stock. The current stockholders of the Company may, therefore, have the ability to elect a majority of the directors of the Company and to control the outcome of all issues submitted to a vote of the stockholders of the Company. The Company currently has only two directors, Dr. Adlerstein and Mr. Sonnenschein, both of whom are insiders and principal stockholders. Accordingly, such individuals are in a position to control the actions and decisions of the Board of Directors. See "Management" and "Principal Stockholders."

     LACK OF PRIOR PUBLIC MARKET, ARBITRARY OFFERING PRICE AND POSSIBLE VOLATILITY OF STOCK PRICE. Prior to this Offering, there has been no public market for the Common Stock or the Redeemable Warrants and there can be no assurance that an active trading market will develop or be sustained after this Offering. The offering price of the Units has been determined by negotiation between the Company and the Underwriter and is not related to the Company's asset value, book value, financial condition, or any other recognized indicia of value. See "Underwriting" for factors to be considered in determining such offering price. The market price of the shares of Common Stock and the Redeemable Warrants, like that of many other small cap and emerging technology companies, is likely to be highly volatile.


     DILUTION, ABSENCE OF DIVIDENDS. Purchasers of Units in this Offering will incur immediate, substantial net tangible book value dilution of $4.94 per share (86%), assuming an initial public offering price of $5.75 per

Unit. The Company has not paid any cash dividends on the Common Stock since inception and does not intend to pay any dividends to its stockholders in the foreseeable future. The Company currently intends to reinvest earnings, if any, in the development and expansion of its business. See "Dividend Policy" and "Description of Capital Stock -- Common Stock."

     SHARES ELIGIBLE FOR FUTURE SALE MAY ADVERSELY AFFECT THE
MARKET. Immediately prior to the Effective Date, the Company will have 2,173,100 shares of its Common Stock issued and outstanding, all of which are "restricted securities" and all of which are subject to lock-up restrictions described below. 1,786,131 shares of such restricted securities will be available for sale pursuant to Rule 144 as described below commencing 90 days after the date of this Prospectus, 92,610, 180,874 and 1,512,647 of which are subject to a 13-month, 12-month and 24-month, respectively, restriction against transfer. Another 108,701 shares may be sold pursuant to Rule 144 commencing 180 days after the date of this Prospectus, 7,828 of which are subject to a 13-month restriction against transfer and the remainder of which are subject to a 12-month restriction against transfer. The remaining 278,268 shares, which were issued in the Bridge Financing, may be sold pursuant to Rule 144 commencing January 1998, subject to a 12-month restriction against transfer. The officers, directors and certain stockholders of the Company, who own an aggregate of 1,512,647 of the 2,173,100 above-referenced shares have agreed not to sell, assign or transfer any securities of the Company owned by them for a period of 24 months from the date of this Prospectus without the prior consent of the Underwriter. One stockholder owning an aggregate of 100,438 shares has agreed not to sell, assign or transfer any securities of the Company owned by it for a period of 13 months from the date of this Prospectus without the prior consent of the Underwriter. The participants in the Bridge Financing, who own an aggregate of 560,015 shares, have agreed not to sell, assign or transfer any securities of the Company owned by them for a period of 12 months from the date of this Prospectus, which is not subject to earlier release by the Underwriter.

     Effective April 29, 1997, Rule 144 provides, in essence, that a person holding "restricted securities" for a period of one year may sell only an amount every three months equal to the greater of (a) one percent of the Company's issued and outstanding shares or (b) the average weekly volume of sales during the four calendar weeks preceding the sale. The amount of "restricted securities" which a person who is not an affiliate of the Company may sell is not so limited, since non-affiliates may sell without volume limitation their shares held for two years if there is adequate current public information available concerning the Company. In such an event, "restricted securities" would be eligible for sale to the public at an earlier date. The sale in the public market of such shares of Common Stock may adversely affect prevailing market prices of the Common Stock.


     EFFECT OF OUTSTANDING OPTIONS AND WARRANTS. As of July 30, 1997, there were outstanding stock options to purchase an aggregate of 127,827 shares of Common Stock at an exercise price of $0.00115 per share, warrants to purchase 48,333 shares of Common Stock at an exercise price of $1.00 per share, stock options and warrants to purchase an aggregate of 306,962 shares of Common Stock at an exercise price of $2.88 per share, stock options to purchase an aggregate of 217,403 shares of Common Stock at an exercise price of $4.60 per share and outstanding warrants to purchase 312,000 Units at an exercise price of $5.75 per Unit. Except for warrants to purchase 73,562 shares of Common Stock issued to Gross Foundation Inc., the warrants to purchase 48,333 shares of Common Stock at an exercise price of $1.00 per share, and the warrants to purchase 312,000 Units, these options and warrants are subject to a 24-month lock-up restriction. The warrants to purchase 312,000 Units are subject to a 12-month lock-up restriction. 174,000 of the shares issued to Gross Foundation, Inc. are subject to a 13-month lock-up restriction and the remaining shares are subject to a 24-month lock-up restriction. See "Principal Stockholders" and "Description of Capital Stock" The exercise of such outstanding options and warrants will dilute the percentage ownership of the Company's stockholders, and any sales in the public market of shares of Common Stock underlying such securities may adversely affect prevailing market prices for the Common Stock. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of such outstanding securities can be expected to exercise their respective rights therein at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in such securities.


     CURRENT PROSPECTUS AND STATE BLUE SKY REGISTRATION REQUIRED TO EXERCISE REDEEMABLE WARRANTS. The Company will be able to issue shares of its Common Stock upon exercise of the Redeemable Warrants only if there is then a current prospectus relating to such Common Stock and only if such Common Stock is qualified for sale or exempt from qualification under applicable state securities laws of the jurisdictions in which the various holders of the Redeemable Warrants reside. The Company has undertaken and intends to file and keep current a prospectus which will permit the purchase and sale of the Common Stock underlying the Redeemable Warrants, but there can be no assurance that the Company will be able to do so. Although the Company intends to seek to qualify for sale the shares of Common Stock underlying the Redeemable Warrants in those states in which the securities are to be offered, no assurance can be given that such qualification will occur. The Redeemable Warrants may be deprived of any value and the market for the Redeemable Warrants may be limited if a current prospectus covering the Common Stock issuable upon the exercise of the Redeemable Warrants is not kept effective or if such Common Stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the Redeemable Warrants then reside. See "Underwriting."

     POTENTIAL ADVERSE EFFECT OF REDEMPTION OF REDEEMABLE WARRANTS. The Redeemable Warrants may be redeemed by the Company at a redemption price of $.01 per Redeemable Warrant upon 30 days written notice given at any time after one year from the date of this Prospectus in the event that the market price of the Common Stock equals or exceeds $10.00 per share. "Market price" shall mean: (i) the average closing sale price of the Common Stock, for any 10 consecutive trading days within a period of 30 consecutive trading days ending within five days of the date of notice of redemption, as reported on the National Association of Securities Dealers, Inc. ("NASD") Automated Quotation System or the NASD Electronic Bulletin Board or (ii) the average of the last reported sales price of the Common Stock for the 10 consecutive business days ending within five days of the date of notice of redemption, on the primary exchange on which the Common Stock is traded, if traded on a national securities exchange. Notice of redemption of the Redeemable Warrants could force the holders to exercise the Redeemable Warrants and pay the exercise price at a time when it may be disadvantageous for them to do so, to sell the Redeemable Warrants at the current market price when they might otherwise wish to hold the Redeemable Warrants, or to accept the redemption price which would be substantially less than the market value of the Redeemable Warrants at the time of redemption. See "Description of Capital Stock -- Redeemable Warrants."

     PREFERRED STOCK; POSSIBLE ANTI-TAKEOVER EFFECTS. The Company's Certificate of Incorporation, as amended, authorizes the Board of Directors to issue up to 2,000,000 shares of preferred stock, par value $.00115 per share. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by stockholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion and redemption rights, and sinking fund provisions. No preferred stock is currently outstanding, and the Company has no present plans for the issuance of any preferred stock. The Company has agreed not to issue any shares of preferred stock without the Underwriter's consent for a period of 24 months. However, the issuance of any such preferred stock could materially adversely affect the rights of holders of Common Stock and, therefore, could reduce the value of the Common Stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict the Company's ability to merge with, or sell its assets to, a third party. The ability of the Board of Directors to issue preferred stock could discourage, delay, or prevent a takeover of the Company, thereby preserving control of the Company by the current stockholders. See "Description of Securities."

     NO ASSURANCE OF PUBLIC TRADING MARKET; DENIAL OF NASDAQ LISTING. Prior to this Offering, there has been no established trading market for the Units, Common Stock and Redeemable Warrants and there is no assurance that a regular trading market for such securities on The Nasdaq Stock Market, or any other exchange, will develop after the consummation of this Offering. If a trading market does develop for the securities offered hereby, there can be no assurance that it will be sustained. The Company's application to list the securities on The Nasdaq SmallCap Market was denied by the Nasdaq staff because of its concerns regarding (A) the Company's (i) deficiency in total assets as per Nasdaq requirements, (ii) lack of liquidity and ability to continue operating as a going concern without the closing of this offering, (iii) record of defaults and current financial obligations in arrears and (iv) possible exposure to financial liability from pending litigation, and (B) the apparent disproportionate risk/reward afforded to the participants in the Bridge

Financing relative to that of future investors. The Company is in the process of appealing the determination of the Nasdaq staff and will continue to pursue the listing of its securities on The Nasdaq SmallCap Market, the success of which there can be no assurance. Although the Company has applied for the inclusion of the securities on the OTC Bulletin Board, there can be no assurance that such application will be approved or that, even if it is approved, a regular trading market for the securities will develop after this Offering or that, if developed, it will be sustained. The OTC Bulletin Board is an unorganized, inter-dealer, over-the-counter market which provides significantly less liquidity than The Nasdaq Stock Market, and quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers as are those for The Nasdaq Stock Market. Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain and purchasers of the Units may be unable to resell the securities offered hereby at or near their original offering price or at any price. In the event the securities are not included on the OTC Bulletin Board, quotes for the securities may be included in the "pink sheets" for the over-the-counter market. See "-- "Penny Stock" Regulations May Impose Certain Restrictions on Marketability of Securities," "Description of Securities -- Certain Market Information" and "Underwriting."

     "PENNY STOCK" REGULATIONS MAY IMPOSE CERTAIN RESTRICTIONS ON MARKETABILITY OF SECURITIES. The Securities and Exchange Commission (the "Commission") has adopted regulations which generally define "penny stock" to be any equity security that is not traded on a national securities exchange or Nasdaq and that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. If the securities offered hereby are included on the OTC Bulletin Board and are trading at less than $5.00 per security at any time following the effective date of this Offering, the Company's securities may become subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally, such investors have assets in excess of $1,000,000 or an individual annual income exceeding $200,000, or, together with the investor's spouse, a joint income of $300,000). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require, among other things, the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market and the risks associated therewith. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the penny stock rules may restrict the ability of broker-dealers to sell the Company's securities and may affect the ability of purchasers in this Offering to sell the Company's securities in the secondary market. See
"-- No Assurance of Public Trading Market; Denial of Nasdaq Listing."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the Units offered hereby, after deducting underwriting discounts and commissions and estimated Offering expenses, are estimated to be $4,672,610, at the initial offering price of $5.75 per Unit. The Company intends to apply such proceeds as follows:


                                                                                   PERCENTAGE
                                USE                              DOLLAR AMOUNT     OF PROCEEDS
    -----------------------------------------------------------  -------------     -----------
    Repayment of Indebtedness(1)...............................   $ 2,115,000          45.26%
    Research and Development(2)................................   $ 1,050,000          22.47%
    Sales and Marketing Expenses...............................   $   400,000           8.56%
    Facilities, Machinery and Equipment(3).....................   $   225,000           4.82%
    Inventory..................................................   $   175,000           3.75%
    Working Capital............................................   $   707,610          15.14%
                                                                   ----------          -----
    Total......................................................   $ 4,672,610            100%


---------------

(1) Includes (a) approximately $875,000 for repayment of the Bridge Loans, together with interest accrued thereon, and (b) $1,240,000 for the repayment of other outstanding debt obligations, including accounts payables and certain tax obligations. Funds aggregating $2,000,000 received in connection with such indebtedness were used primarily for (i) working capital, (ii) the payment of (A) salaries and consulting and other professional fees, (B) corporate insurance, (C) rent and utilities and (D) state and federal taxes and (iii) the purchase of raw materials and other corporate assets. Funds to be repaid to related parties aggregating approximately $56,000 (excluding interest) were used primarily for working capital.


(2) Includes expenses related to the completion of a prototype for the Company's DNA Sequencer and diagnostics kinetics instrument and to research currently being conducted at the University of California, Berkeley.

(3) Includes expenses to be incurred in connection with possible relocation of the Company's facilities and purchases of additional machinery and equipment.

     This application of the net proceeds should result in the repayment of all past due liabilities and past due accounts payable.

     Pending application of the net proceeds for the purposes described above, the Company intends to invest the net proceeds primarily in the U.S. government securities, short-term certificates of deposit, money market funds or other short-term, interest-bearing, investment grade securities.

     The Company currently anticipates that the net proceeds from the Offering will enable it to fund the research and development, operating and other capital needs of the Company for at least the next 12 months following the Offering. In addition to the net proceeds of the Offering, the Company will require substantial additional funding to commercialize its proposed new products. The Company is not able at this time to predict the amount or potential source of such additional financing, and there can be no assurance that additional financing will be available when needed and, if then available, will be available on terms acceptable to the Company. See "Risk Factors -- Need for Additional Financing."

                                DIVIDEND POLICY

     The Company has not paid any cash dividends on its Common Stock since its formation. The payment of dividends, if any, in the future, with respect to the Common Stock, is within the discretion of the Board of Directors and will depend on the Company's earnings, capital requirements, financial condition and other relevant factors. The Board of Directors does not presently intend to declare any dividends on the Common Stock in the foreseeable future. The Company anticipates that any earnings and other resources of the Company, if any, will be retained by the Company for investment in its business.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of March 31, 1997 and as adjusted to give effect to the sale of the 1,044,000 Units being offered by the Company at an assumed initial public offering price of $5.75 per Unit and the receipt of the estimated net proceeds therefrom.


                                                                      MARCH 31, 1997
                                                                ---------------------------
                                                                                AS ADJUSTED
                                                                  ACTUAL          (1)(2)
                                                                -----------     -----------
    Bridge Notes..............................................  $ 1,610,000     $        --
      Less: unamortized discount..............................   (1,264,399)
                                                                -----------     -----------
                                                                    345,601              --
    Other notes payable.......................................      764,894              --
    Stockholders' equity:
      Preferred Stock, $0.00115 par value, 2,000,000 shares
         authorized, actual and as adjusted; no shares issued
         or outstanding, actual and as adjusted...............           --              --
      Common Stock, $0.00115 par value, 23,000,000 shares
         authorized actual and as adjusted; 2,173,100 shares
         issued and outstanding, actual; 3,217,100 shares
         issued and outstanding, as adjusted..................        2,499           3,700
      Additional paid-in capital..............................    3,013,053       7,684,462
      Accumulated deficit.....................................   (4,520,932)     (5,021,237)
                                                                -----------     -----------
              Total stockholders' equity (deficit)............   (1,505,380)      2,666,925
                                                                -----------     -----------
              Total capitalization............................  $  (394,885)    $ 2,666,925
                                                                ===========     ===========


---------------
(1) Adjusted to reflect the issuance of 1,044,000 shares of Common Stock and 1,044,000 Redeemable Warrants offered hereby and the anticipated use of approximately 41% of the net proceeds of the Offering to repay the Bridge Notes and other obligations of the Company.

(2) Does not include the possible issuance of additional shares of Common Stock
    (i) upon the exercise of any outstanding warrants or Redeemable Warrants,
    (ii) upon the exercise of granted options, (iii) upon the conversion of promissory notes or (iv) pursuant to the Underwriter's Unit Purchase Option or Over-Allotment Option. See "Management -- 1997 Stock Incentive Plan" and "Underwriting."

                                    DILUTION


     The net tangible book value of the Company at March 31, 1997 was $(3,180,388), or approximately $(1.46) per share of Common Stock. Net tangible book value per share represents the amount of the Company's total tangible assets less total liabilities, divided by the total number of outstanding shares of Common Stock. After giving effect to the sale of the Units offered by the Company hereby (at an assumed initial public offering price of $5.75 per Unit, less estimated underwriting discounts and commissions and estimated offering expenses), the pro forma net tangible book value of the Company at March 31, 1997 would have been $2,600,450 or $0.81 per share. This represents an immediate increase in net tangible book value of $2.27 per share to existing stockholders and an immediate dilution in net tangible book value of $4.94 per share (86%) to purchasers of Units in this Offering. The following table illustrates this per share dilution:



    Assumed public offering price per share.............................             $5.75
      Net tangible book value per share at March 31, 1997...............  $(1.46)
      Increase per share attributable to new investors..................    2.27
    Pro forma net tangible book value per share after the Offering......               .81
                                                                                     -----
    Net tangible book value dilution per share to new investors.........             $4.94
                                                                                     =====


     The following table sets forth as of March 31, 1997, after giving effect to the sale of the Units at an assumed offering price of $5.75 per Unit, the difference between existing stockholders and the purchasers of Units in the Offering, with respect to the number of shares purchased from the Company, the total consideration paid and the average price per share paid:

                                     SHARES PURCHASED         TOTAL CONSIDERATION
                                   ---------------------     ----------------------     AVERAGE PRICE
                                    NUMBER       PERCENT       AMOUNT       PERCENT       PER SHARE
                                   ---------     -------     ----------     -------     -------------
    Existing stockholders(1).....  2,173,100       67.5%     $  490,860       7.56%         $0.23
    New stockholders.............  1,044,000      32.45%     $6,003,000      92.44%         $5.75
                                   ---------        ---       ---------        ---
              Totals.............  3,217,100        100%     $6,493,860        100%
                                   =========        ===       =========        ===

---------------
(1) Includes shares issued through the date of this Prospectus. Does not include shares to be issued pursuant to the Underwriter's Over-Allotment Option.


     The foregoing assumes no exercise of outstanding stock options or warrants, and no conversion of an outstanding convertible promissory note. At July 30, 1997, there were outstanding options to purchase an aggregate of 127,827, 195,655 and 217,403 shares of Common Stock at an exercise price of $0.00115, $2.88 and $4.60 per share, respectively, warrants to purchase 48,333 shares of Common Stock at $1.00 per share, warrants to purchase 111,307 shares of Common Stock at an exercise price of $2.88 per share, warrants to purchase 312,000 Units at an exercise price of $5.75 per Unit, a promissory note convertible into 104,348 shares of Common Stock and 500,000 shares available for future issuance under the Company's 1997 Stock Incentive Plan. To the extent outstanding options are exercised, or shares reserved for future option grants are issued, there will be further dilution to new investors. See "Management -- 1997 Stock Incentive Plan."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     During the period from April 1992 (inception) through June 1992, the Company was engaged in organizational activities including negotiating agreements with the Bankruptcy Court in Harrisburg, Pennsylvania to lease, on a temporary basis, the assets and facilities of Nuclide Corporation ("Nuclide") and Measurement and Analysis Systems, Inc. ("MAAS"). In December 1992, via court order, the Company acquired the assets of Nuclide and MAAS. In April 1993, the Company acquired all the assets of LabData Corporation, subsequently known as Laboratory Software Associates ("LabData"), including an inventory of computer hardware, and a complete line of data acquisition and instrument control software. Since June 1992 the Company has devoted substantially all of its resources to upgrade and improve the Company's existing line of instrumentation (Mass Spectrometers, Luminoscopes, etc.), electronic components and software and to initiate the Company's strategy of carving out new and commercially promising areas of application for its instrumentation and its scientific expertise and capabilities, as well as finding new technologies that lie within its technical purview for licensing and commercialization. The result of these efforts is the present availability for sale of a fully upgraded line of magnetic sector mass spectrometers, new and improved Luminoscope add-ons, and high-performance software for a variety of applications in the petrochemical, environmental and geochemical areas, among others. In addition, the Company has acquired license-options for (i) a state-of-the-art DNA Sequencer that is in the process of being brought to the commercial marketplace and (ii) a novel instrument-intensive diagnostic technique that the Company believes will have significant consequences for the prevention and therapy of many diseases. As most of the Company's products are still under development, limited revenues have been derived from the sale of these products and the Company does not expect to receive substantial revenues from the sale of its products until at least 1998.

     The Company has financed its operations primarily through the private sale and issuance of equity securities. The Company expects to enter into collaborative agreements for the financing of its research and development efforts and for the commercialization of its products. However, no assurance can be given that these efforts will result in any such agreement or that the Company will obtain significant revenues therefrom.

     The Company has not been profitable since inception and had an accumulated deficit of $4,076,936 at March 31, 1997. Successful future operations depend upon the Company's ability to develop and commercialize its products. The Company will require additional funds to complete the development of its products and to fund operating losses that are expected to be incurred in the next several years.

RESULTS OF OPERATIONS

Fiscal Years Ending March 31, 1997 and 1996

     The Company had total revenues of $562,310 and $652,449 for the years ending March 31, 1997 and 1996 respectively. Revenues for fiscal year 1997 reflected sales of products from old product lines. To date, the Company has received limited revenues from the sale of products, and it does not expect to receive significant product revenue for several years, if at all. The decrease in revenues of $90,139, or approximately 14%, was due primarily to the increased focus of the Company on its various research and development and commercialization efforts, which resulted in the shifting of key personnel from sales and marketing into such activities, and secondarily to the historical lack of any full time sales and marketing staff. The basis for determining that the decline in the sale of products was due to the Company's shift in focus is the fact that product sales for the last quarter of fiscal 1997 increased by $174,221, or approximately 237%, over product sales for the last quarter of fiscal 1996. Such increase in sales was primarily due to the increased resources available to the Company resulting from funds received through the Bridge Financing, allowing the Company to focus not only on research and development but also to start to focus on product sales.

     Of the total revenues discussed above, revenues derived from the sale of the Company's services totaled $62,953 and $43,940 for the years ending March 31, 1997 and 1996, respectively. The increase in service revenue of $19,013, or approximately 43%, was due to increased sales activity during the fiscal year ended

March 31, 1997 as compared to the fiscal year ended March 31, 1996. The proceeds of the Bridge Financing enabled the Company to increase its service sales activities, which are dependent primarily on cash availability.

     Research and development expenses increased 79% in 1997 to $550,620 from $308,287 in 1996, due primarily to increased expenditures for the Company's new licensed technologies. The Company anticipates that research and development expenses will increase for fiscal year 1998 as a result of expenses relating to its option and research and development agreements with the University of California, Berkeley and its license agreement with Ames Laboratory/Iowa State University.

     General and administrative expenses increased 7% in 1997 to $691,995 from $646,489 in fiscal 1996. This increase in general and administrative expenses reflects the Company's move to new facilities and increased rent expense. The company expects its general and administrative expenses to increase in the future as a result of further Company expansion.


     Interest expense of $257,211 and $125,838 for the fiscal years ended 1997 and 1996, respectively, resulted from borrowings. Interest expense during the fiscal year ended March 31, 1997 increased over the fiscal year ended March 31, 1996 primarily as a result of additional borrowings associated with the Company's recent financings and capitalized interest from previous borrowings.


LIQUIDITY AND CAPITAL RESOURCES


     The Company has financed its operations since inception primarily through the private sale of equity securities, and loans received under notes payable aggregating approximately $2,650,000. The Company issued $1,610,000 in principal amount of such notes since August, 1996. With respect to $1,560,000 of such funds lent to the Company, for each $100,000 in funds lent, each Lender received $50,000 of 10% promissory notes, 34,783 shares of Common Stock and warrants to purchase 20,000 Units. With respect to the remaining $50,000 lent to the Company, one Lender received a 10% promissory note in principal amount of $50,000 and 17,391 shares of Common Stock. Upon completion of this Offering, such promissory note will be repaid and such shares of Common Stock cancelled. The Common Stock was valued by the Company at $4.60 per share, resulting in an annualized effective interest rate for the Bridge Financing of 230%. A portion of the proceeds of the Bridge Financing was used to expedite the commercialization effort on the DNA Sequencer and to complete the manufacture of the instrumentation prototypes for the diagnostic kinetics project. In addition to the purchase of materials for these projects, the Company has hired additional scientists and lab technicians. In addition to the sales of the Company's new products, the sales of the Company's current product lines are expected to continue and increase due to recent and future hiring of a dedicated sales force and the fact that the new product lines are expected to greatly stimulate the sales of core product instrumentation.


     The Company expects its cash requirements to increase in future periods. The Company will require additional funds to conduct research and development, pay various required license and milestone fees, establish third party collaborations and market its products. The Company's capital requirements depend on many factors, including the status of the development of its products, obtaining manufacturing capabilities to produce its products in volume, prosecuting and enforcing its intellectual property rights, competing technological and market developments, and the ability of the Company to develop new collaborative and licensing arrangements.

     The Company believes that the net proceeds from this Offering will be sufficient to meet the Company's operating expenses and capital requirements for approximately 12 months from the date hereof. The Company will attempt to raise any required additional funds through equity or debt financings, collaborative arrangements with corporate partners or from other sources if and when available. There can be no assurance that any such additional funding will be available on favorable terms from any of these sources, if at all.

     In August 1994 the Company issued to Gross Foundation, Inc. ("Gross") a convertible promissory note in the principal amount of $300,000 (the "Note"). The Note accrues interest at the rate of 10% per annum and becomes due and payable in August 1997. The Note is convertible at any time into up to 104,348 shares of Common Stock at the rate of $2.88 per share. Under the terms of the Note, when the Company notifies Gross of this Offering, Gross has 10 days in which to elect to convert the Note immediately prior to the Offering or to receive repayment of the Note. Gross has not yet made such an election.


     The Company has incurred substantial losses since its inception in 1992. At March 31, 1997, the Company had a working capital deficiency of $3,248,213. In addition, the Company is in arrears or in default on a number of obligations, including payroll tax obligations in excess of $300,000 and obligations to third parties. Past-due liabilities, primarily consisting of promissory notes to third parties and unpaid federal and state taxes, including interest and penalties thereon, aggregated approximately $628,000 at March 31, 1997. In addition, many accounts payable are substantially past due. The Company intends to use a significant portion of the proceeds of this Offering to pay all of these liabilities, thus improving the Company's ability to increase sales activity and continue its research and development activities without the uncertainty and financial burden created by such past due liabilities.

                                    BUSINESS

OVERVIEW

     SpectruMedix is a U.S. company with a strong focus on medical and scientific technologies and associated instrumentation. It manufactures nearly the entire range of magnetic sector mass spectrometers, as well as other analytical instruments and software packages. SpectruMedix's existing instruments are characterized by their capacity to accurately detect minute traces of elements and compounds and to perform the compositional measurements for specific medical, biological, industrial, chemical, geological and scientific applications. Using its expertise in analytical instrumentation, the Company is engaged in two research and development programs to expand its product base. The first program, developed in part from research efforts conducted at the United States Department of Energy -- Ames Laboratories' Institute for Physical Research and Technology/Iowa State University ("Ames Laboratory/Iowa State University"), involves the development of high-speed DNA/gene sequencing instrumentation for the acquisition, analysis and management of complex genetic information. The second program, a result of initial research conducted at the University of California, Berkeley, involves the development of analytical instruments which utilize a process referred to as diagnostic kinetics to diagnose, monitor and assist in the treatment of serious diseases.

     DNA Sequencing. DNA sequencing has significant implications for medical, genetic and forensic science applications. In May 1995, the Company entered into an agreement with Ames Laboratory/Iowa State University pursuant to which the Company received an option to acquire an exclusive worldwide license to technology developed at Ames Laboratory/Iowa State University targeting the commercial development of a DNA Sequencer capable of substantially increasing the rate of sequencing over what is commercially available on the market today. In June 1997, the Company entered into an exclusive, worldwide licensing agreement regarding such technology. In addition to its sequencing speed, the Company believes that this technology may also offer significant reductions in the costs of operation of the sequencer and allow for recovery of samples. The Company has developed a laboratory prototype of this product and expects to complete its commercial development in late 1997.

     Diagnostic Kinetics. The Company has acquired an option to acquire an exclusive worldwide license to technology developed at the University of California, Berkeley that allows for highly sensitive detection and analysis of biological samples to determine the near real-time progression of disease and the effects of medical treatment on the synthesis, replication, inhibition and destruction of viruses, cancer cells and other molecules, cells and tissues contributing to disease. The Company is currently completing the construction of a high performance mass spectrometry-based instrument to be used in initial clinical testing of this technology. Initial disease targets for this technology include AIDS, cancer, cardiovascular disease and osteoporosis.

     The Company is one of a very small number of manufacturers worldwide to produce a broad line of magnetic sector mass spectrometers and believes it is the only U.S. manufacturer to have a nearly full line of magnetic sector mass spectrometers. In its core business, the Company serves a number of large commercial manufacturers, major oil companies (e.g., Shell International Exploration and Production B.V. Research and Technology Services), the Gemological Institute of America, Lockheed Idaho Technologies Company, various government agencies (e.g., the Smithsonian Institution and the Department of Fisheries and Oceans Institute of Ocean Sciences), major laboratories (e.g., Battelle Pacific North West) and numerous universities (e.g., University of Chicago, CNR Universita La Sapienza-University of Rome, Johns Hopkins University, Texas A&M University and Yale University). These core applications include existing products and products in research or development in each of the following areas:

     Process Control Applications. The Company's process control applications determine (i) the composition of hydrocarbons and petrochemicals in refinery runs, (ii) the composition of metals in steel mills and non-ferrous smelters and
(iii) the composition of intermediates and final products in the chemical processing, pharmaceutical and other industries.

     Materials Science. The Company's high temperature mass spectrometer targets materials science, e.g., the study of ceramics and other high-temperature substances in order to determine the properties of such materials and substances and how these behave in high temperature environments.

     Luminoscope. The Company's luminoscope, a fine scale instrument, performs analyses on a variety of solid samples such as CVD diamond, synthetic and natural diamonds, gemstones, glass, ceramics, petroleum-bearing rock formations and particles in oils and lubricants.

     Environmental Applications. The Company's environmental instrumentation determines and analyzes the pollutant levels in emissions and wastes (air, water and soils), assays water quality both in industrial effluent situations and in potable water reservoirs, wells and rivers, and performs a range of soil analyses (e.g., pesticides, fertilizers and seepage of various effluents).

     Applications Software. The Company also provides a line of software packages designed to interface with its analytical instrument offerings.

     Services. The Company provides a range of services, including systems maintenance, remanufacturing and equipment refurbishing, for a variety of mass spectrometers.

     The new technologies being developed by the Company are in the research and development stage, and to date the level of sales achieved by the Company's existing products has been limited by factors which include limited capitalization and little or no active sales and marketing efforts. Although the Company intends to use a portion of the proceeds of this Offering to expand its sales in these areas, its principal effort will be to complete the development of and commercialize its new technologies. There can be no assurance that the Company will develop meaningful levels of sales or profitability in the foreseeable future.

BUSINESS STRATEGY

     Development of New Products and Technologies. Many of the Company's future products are the result of research by academic institutions into new applications of and methodologies involving the Company's fundamental products. Both the Company's acquisition of the DNA sequencing technology and the diagnostic kinetics technologies are the result of researchers having previous experience with SpectruMedix and its high performance instrumentation. The Company intends to continue to leverage the expansion of its product line through the development of innovative technologies which build upon its core product line.

     Research Affiliations. SpectruMedix is dependent upon its relationships with research universities and laboratories including Ames Laboratory/Iowa State University and the University of California, Berkeley for the expansion of its product line. The Company intends to maintain sponsored research arrangements at such institutions and at other research institutions to support the Company's own research and development efforts.

     Service Commitment. The Company prides itself in providing high levels of service and maintenance and very rapid service turnaround time. Management intends to continue and expand the scope and dimension of its service credo to ensure such coverage for all of its instrument lines in the future.

     History of Quality. SpectruMedix has built upon a long-standing reputation in the academic, scientific and commercial marketplaces. Its objective is to take instruments that are well known for their reliability, speed and accuracy and move them into the 21st century through the addition of proprietary software, electronics and mechanical innovation and the licensing of proprietary new add-on technologies.

     Redesign Efforts. The Company is taking advantage of a growing demand for its products in the fields of medical diagnosis, oil exploration, new materials analysis, quality control, process control and pollution monitoring. The Company has invested the better part of three years to completely redesign the core instrument line from the ground up, including all electronic and most mechanical components.

PRODUCTS AND TECHNOLOGIES UNDER RESEARCH AND DEVELOPMENT

     SpectruMedix has optioned or licensed several new technologies which are complementary to its core instrumentation business and which the Company expects will support its future growth. These include:

     DNA Sequencing. DNA sequencing has significant implications for medical, genetic and forensic applications. In May 1995, SpectruMedix entered into an agreement with Ames Laboratory/Iowa State University pursuant to which the Company received an option to acquire a worldwide license to a fully automated DNA Sequencer. The Company completed an exclusive license agreement with respect to this technology in June 1997. The Company has developed a laboratory prototype of this product and expects to complete the commercial development of this product in late 1997.

     DNA is the chemical material in living organisms that is responsible for everything within the organism concerning the reproduction, maintenance, repair and (some argue) the general behavior of a given individual. It is the genetic code that defines the physical characteristics of every plant, animal, fungus, bacteria and virus species presently known. At the molecular level, DNA appears as a ladder-like structure. Two ribbons of sugar molecules, positioned side-by-side, are cross-linked at regular intervals along their length. The rungs of the ladder represent the actual genetic code and the outer sugar molecules are believed to be merely physical supports to keep the cross-linked ladder rungs in order. Each rung of the DNA ladder is composed of two molecules called base pairs. Only four specific molecular bases are used to make the DNA cross-links: Adenine, Thymine, Cytosine and Guanine, abbreviated A, T, C and G. The molecules themselves are described in chemical terms as bases (i.e., the opposite of acids), and the term "base", or "base pair", is used to describe the DNA molecules without specifying A, T, C or G.

     The search for the genetic sequence of living organisms has been an active sphere of research since 1953, when the scientists James Watson and Francis Crick published the discovery that DNA was in fact two cross-linked molecular strands in the shape of a helical ladder. The complete DNA sequence for an organism is called the Genome. While the search continues for identifying the genetic sequence of many commercially significant plants and animals, the search for the sequence to the Human Genome is arguably the greatest topic in biological research today. The greatest problem facing these scientists is the sheer scope of the task; the Human Genome can be described as a single string of molecular computer code that is three billion characters long.

     Since the inception of the Human Genome Project, there have been substantial increases in speed and great reductions in the cost of dealing with the large amount of information that constitutes the Human Genome. Over the past five years, significant progress has been made to map the Genome, i.e, to provide a guide to the various pieces of DNA comprising the Human Genome. There is therefore added urgency to start large scale sequencing to further decipher and to make use of these physical maps.

        DNA Sample Preparation. The native DNA ladder scheme is first separated along the long axis of the molecule (see Figure 1), yielding a "single strand" sequence of DNA bases tethered along a single sugar backbone. The single strand is chemically modified to obtain the fragment series as illustrated in Figure 1. The resulting DNA pieces include a small tag molecule at one end of the strand. This tag will fluoresce (emit light) when it is irradiated with a laser. The color of the laser light is different from the tag fluorescence light, so it is possible to tell them apart. In order to discern between the four possible bases, each base type reacts exclusively with one of four possible tags in the solution. The different tags fluoresce different colors, acting as a color-code, and the four types of bases can thus be identified. The fragments correspond to a series of DNA pieces that increase in length by one molecule character (C, T, A or G). Only the last base on the tail end of the strand is tagged. This is important because it means that the signal detected by the instrument is specific to the last base on the strand, and the rest of the strand is invisible to the detector. The significance of keeping the strand length will be illustrated below. The sample preparation, from the bulk raw material to the fluorescent-tagged DNA series, is performed by laboratory personnel, and is the precursor to using the Company's DNA Sequencer. The task at hand for the instrument is to identify, in order, the individual bases that appear along the DNA strand.

                        [Illustration of DNA structure,
                           prepared fragment samples,
                           and resulting data format]


  FIGURE 1.  Illustration of the DNA structure, prepared fragment samples, and resulting data format.

        Currently Commercially Available DNA Sequencer Instrumentation: Gel Electrophoresis. The general separation method employed by the SpectruMedix instrument, as well as most of the other instruments available from competitors, is electrophoresis (the movement, under the influence of an electrical field, of electrically charged particles suspended in a fluid). The older of the two most common instrumental applications employing electrophoresis is by using a plate of conductive, solid-like gelatin material as the sample solution. At one end of the plate, the sample is injected into the gel. When an electric field is applied across the gel, the molecules migrate across the gel. The smallest fragments migrate the greatest distance for a given time and voltage. If all of the charged molecules have the same polarity, it is possible to place the initial samples at one end of the plate, and use the entire plate for the separation. The technique works very well, and has been employed for a wide range of analytical samples. To obtain the final data, the voltage is applied across the gel for a given period of time, and then removed. The separated DNA fragments are separated across the plate according to their size, and the entire plate is scanned with the laser. The fluorescent tags, corresponding to each of the four possible bases, are observed by a secondary light detector.

     This instrumental design poses several fundamental problems: (i) the technique is mechanically cumbersome; (ii) the gel material is short-lived, requiring the slabs to be made immediately prior to their use; (iii) the gel material is prepared from a monomer compound that is a highly dangerous neurotoxin which requires specialized handling and disposal methods; (iv) due to the dense solid-like nature of the gel material, the migration times of the DNA fragments are very long, and thus the process is very slow; (v) slab gels can only maintain comparatively low (e.g., 5,000 Volts) voltage loads as greater voltage causes overheating and destroys the gel integrity (the greater the voltage an electrophoretic instrument can safely handle, the faster the analysis rate); (vi) the technique is not well-suited for automation or integration with existing robotic-based preparation techniques commonly found in biological laboratories, due to the incongruity of the hardware associated with each system, e.g., gel electrophoresis instrumentation does not utilize the microtiter wells universally associated with DNA preparation; and (vii) the limit to the available space on the slab means that the slab is capable of only a limited number of "side-by-side" runs. Because of these fundamental problems with the slab gel technique as an analytical method, a maximum sequencing rate of approximately 500 bases per hour is achieved.

        The SpectruMedix DNA Instrument: the ESY9600 Multiplexed Capillary Electrophoresis DNA Sequencer. The method employed by the Company's DNA Sequencer is in principle the same as that described for the slab gel technique. Instead of using slabs of gel, the material is placed into a tube. The tube, or capillary, is composed of a non-conductive glass, roughly three feet in length (See Figures 2 and 3). Furthermore, the tube is very thin in size, with an outer diameter of 0.006 inches (150 microns) and an inner diameter of roughly 0.003 inches (75 microns). A reasonable analogy would be a three-foot long hollow tube the thickness of sewing thread. The tube is filled with SpectruMedix's proprietary (patented) gel material, and a very small volume of the DNA sample solution is introduced at one end of the capillary (see Figure 2). In order to apply a voltage across the capillary (the gel material is conductive), each end of the capillary is immersed in a container of salt solution, along with the power supply electrodes. In response to the voltage, the charged fragments migrate through the gel matrix, from one end of the capillary to the other. The fragments separate according to their size while traveling through the capillary.

                           [Illustration of Capillary
                             electrophoresis setup]


         FIGURE 2.  Capillary electrophoresis setup, single lane shown.

     A significant difference between slab gel electrophoresis ("SGE") and capillary gel electrophoresis ("CGE") is the method of detection. In the SGE case, the sample is injected onto the gel plate, the voltage is applied for a given amount of time, and then the voltage is removed and the entire gel plate is scanned with the laser for analysis. Using SpectruMedix's CGE technique, because the sample is now in a thin tube, the analysis is performed "on the fly" with a light detector or camera. As the separated fragments pass through the capillary, they pass through a region that is irradiated with laser light, and the subsequent fluorescence is measured by the light detector. The data is presented in a plot of light color versus the migration time of the fragments. Because each fragment length exists in the sample solution, the bases are identified in order, as a function of how long it takes for them to reach the laser/detector region (see Figure 2). Several advantages exist with such a setup, as compared to the slab gel technique: (a) less gel material, sample volumes and reagents are used for each analysis and (b) the issue of resistive heating is greatly reduced, since the cross-sectional area of the 0.006 inch diameter capillary is considerably less than a 10 x 0.25 inch gel plate. Because less heat is generated, an added advantage is the ability to apply a much greater voltage to the system. Greater voltages result in shorter analysis times. The ESY9600 system can apply 15,000 to 30,000 Volts across the capillary tube. This in effect reduces run times from hours in the SGE case to minutes in the SpectruMedix CGE instrument. Samples may be continuously run, and the entire analytical procedure is computer controlled.


                              [Illustration of the
                              SpectruMedix ESY9600
                                 DNA Sequencer]


FIGURE 3.  The SpectruMedix ESY9600 Multiplexed 96-Capillary Electrophoresis DNA
                                        Sequencer.

     The SpectruMedix sequencer surpasses current technology by, among other things, increasing the number of capillaries that are used simultaneously and by simplifying the construction of the instrument through keeping both the laser light source and the detector stationary. The SpectruMedix ESY9600 couples the latest technology in simultaneous fluorescence and detection of 96 discreet capillary lanes with proven CGE base calling accuracy (see Figure 3). A straightforward capillary array configuration allows the introduction and analysis of 96 individual DNA samples, with multiple runs possible via two computer controlled eight-tray carrousels. These are multiple-tray holders which allow for pre-loading the DNA samples and buffers necessary for each of several runs and then having the instrument's computer control all instrument functions automatically without further operator intervention. For increased compatibility with many preparative processes already present in the lab, the samples are handled by the ESY9600 in standard, commercially available 96-well microtiter plates. Samples may therefore be prepared and analyzed in the same container, reducing the possibility of cross contamination and sample loss. The Company is also introducing a fluid gel matrix capable of increased DNA fragment resolution, at increased sample migration speeds. The less viscous nature of the gel matrix compared to currently available instruments also allows the capability of flushing out consumed matrix for fresh gel as part of the automated instrument sequence, and complete capillary column reconditioning between each sample series run. This means multiple runs with no capillary memory effect or degradation in resolution, i.e., 96 lanes for simultaneous analysis.

     Diagnostic Kinetics. Sophisticated detection of compounds allows for a variety of biomedical applications associated with diagnosis of specific diseases and medical conditions, including an application being developed by SpectruMedix that may accurately and almost instantaneously measure the biological process of a disease and the therapeutic efficacy of a drug in an individual patient. Measuring in real time the basic biochemical transformations responsible for a disease (e.g., the rate of cancer cell proliferation) or the effect of a medical treatment on such biochemical processes (e.g., the effect of anti-retroviral therapy on the rate of T lymphocyte destruction by the human immunodeficiency virus ("HIV")) is referred to as diagnostic kinetics. The fundamental difference between diagnostic kinetics and almost all other current diagnostic modalities is the addition of the dimension of time. Current laboratory tests are static: concentrations or amounts are measured at an instance in time. For example, a clinician measures the number of t-cells or HIV virions in the blood, the amount of calcium in bone or the concentration of cholesterol in plasma. Kinetics allows scientists to measure dynamical processes and thus true biochemical rates over a period of time. Examples of kinetic measurements include the rates of t-cell destruction, viral replication and bone breakdown.

     In December 1994 the Company began discussions and in March 1995 informal collaborations with scientists at the University of California, Berkeley to develop an ultra-high performance mass spectrometer instrument designed to perform diagnostic kinetics and to bring patents and inventions involving diagnostic kinetics to market.

     A number of instrumental advances have occurred in the field of mass spectrometry over the past five years which now make possible the level of accuracy and precision (reproducibility) required to make diagnostic kinetics measurements. The current generation of mass spectrometers was not designed for quantitative analysis of this type, however, because most previous applications did not demand quantitative accuracy of isotope ratios. In contrast, diagnostic kinetics applications require not only precision (reproducibility) but also quantitative accuracy. Dynamic testing has therefore been restricted to a few research laboratories.

     For the purpose of rapidly initiating the clinical trials, SpectruMedix is presently completing an advanced magnetic sector mass spectrometer having the stringent specifications required to effectively perform the analyses inherent in the successful implementation of diagnostic kinetics. SpectruMedix recognizes that the vast clinical market would be better served by instrumentation that is both less expensive to acquire and operate as well as less complex in operation, more "user-friendly" as it were. For this purpose a two-pronged approach is planned: first the simplification, miniaturization and streamlining of the existing magnetic sector instrumentation and, alternatively and in parallel, the application and hybridization of other analytical techniques to achieve equivalent quality and quantity of data acquisition and analysis, but at a far lower cost and in a simplified and routine fashion.

     Full development of this technology still entails certain technical challenges, particularly in the area of working with such minute quantities of cellular material and drug substance. To be functional, the equipment requires high levels of sensitivity and the ability to measure isotope ratios accurately.

     The objective of this technology and the Company's collaboration with the University of California, Berkeley is to alter the diagnosis and management of and therapeutic approach to a number of common diseases, including AIDS, cancer, heart disease, osteoporosis and others, by providing the physician with the capability to measure directly the biological process of a disease in real time (i.e., is bone being deposited or broken down in the osteoporosis patient, is a tumor cell or the AIDS virus replicating at the present time in the cancer or AIDS patient, etc.). By having a window into the underlying dynamics of these diseases the physician and researcher may be able to rapidly assess the progress of the disease and, most importantly, the effectiveness of treatment in an individual patient without having to wait for an indirect and often distant end-point to occur (e.g., bone fracture, immunodeficiency, cancer cell spread, death).

     One example of the use of such an instrument and approach is in the field of AIDS treatment. Currently, the degree of immune damage in AIDS is typically measured through CD4 t-cell counts and the activity of viral replication is assessed by the number of virus particles in the blood (the viral load). The former has been likened to how far the disease has travelled and the latter to how fast it is moving. But the measure of true interest is the rate at which CD4 t-cells are being destroyed by the virus and the rate at which progenitor t-cell reserves are being depleted. These dynamic processes are responsible for deletion of key clones in the CD4 defense repertoire and for the ultimate failure of reserves that leads to immune collapse. Unfortunately, these dynamic processes are not reliably reflected by static measurements. For applications in the field of AIDS, the approach of the Company and the University of California, Berkeley is to focus on the actual proliferation and destruction rates of t-cells and the actual replication rate of HIV virons. This ability to quantify the actual rate of t-cell proliferation and destruction of HIV replication could transform the way that HIV is treated -- when drug treatment is started, when it needs to be modified, what doses are necessary and sufficient and when new modalities need to be considered.

     In the field of cancer treatment, oncologists similarly desire to select the chemotherapeutic drug that best addresses the tumor in question on a patient-by-patient basis. A long-standing goal of oncologists has been to be able to individualize cancer treatment in the same way that antibiotic sensitivity testing is used in infectious diseases. But growth of a patient's cancer cells outside of the body to establish its drug sensitivities has been unsuccessful for a number of reasons (e.g., the environment in a test tube does not reflect the key local factors influencing the tumor's behavior in the body). The diagnostic kinetic approach, if successfully developed by the Company, would allow oncologists to measure cancer cell replication activity (disease activity) and its sensitivity to various chemotherapeutic agents (disease response) over the course of a few days' trial. Oncologists could then tailor treatments to individual patients' responses.

     The technology may also have applications in cancer risk assessment. Here, the instrument would identify individuals at high risk for cancer by virtue of high "proliferative stress" (i.e., the rate at which cells in tissues such as breast, lung or colon proliferate), which is perhaps the greatest risk factor for development of cancer. Most cancer prevention strategies focus on reducing proliferative stress by intervening with, among other things, hormones and modified diet. However, because existing technology does not enable clinicians to measure the level of proliferative stress in affected tissues, these prevention strategies have in essence had to "fly blind." Direct kinetic measurements would allow for individuals at risk to be identified, for the most effective prevention(s) to be applied and even for more efficient preclinical and clinical testing of new pharmaceutical agents.

     The Company has entered into a Sponsored Research Agreement and an exclusive Option Agreement with the University of California, Berkeley pursuant to which the Company is funding ongoing development of this technology and has the option to obtain an exclusive worldwide license to certain patents inventions relating thereto.

EXISTING PRODUCTS AND SERVICES AND EXPANSIONS THEREOF

     SpectruMedix's current revenue originates from five areas: magnetic sector mass spectrometer products, Luminoscopes, electronic components, data acquisition and analysis software, and various services including retrofitting, remanufacturing and maintenance.

     In its core business, the Company serves a number of large commercial manufacturers, major oil companies (e.g., Shell International Exploration and Production B.V. Research and Technology Services), the Gemological Institute of America, Lockheed Idaho Technologies Company, various government agencies (e.g., the Smithsonian Institution and the Department of Fisheries and Oceans Institute of Ocean Sciences), major laboratories (e.g., Battelle Pacific North West) and numerous universities (e.g., University of Chicago, CNR Universita La Sapienza-University of Rome, Johns Hopkins University, Texas A&M University and Yale University).

     Mass Spectrometers. Mass spectrometers are scientific instruments capable of determining the composition of matter with great precision, whether it be a solid, liquid, gas or plasma. Mass spectrometers identify a sample by analyzing its component atoms and molecules, on the basis of atomic weights or "masses". The required sample size is infinitesimally small and the analysis therefore qualifies as "nondestructive". For example, a one microgram (10(-6) gram) sample is considered a large sample and femtograms (10(-15) gram) are frequently measured.

     Magnetic sector mass spectroscopy technology was developed in the early 1900s. It employs electron and ion beam optics, magnetic fields, a high vacuum environment, advanced electronics and advanced software to accurately describe the composition of a sample.

     Analysis using a magnetic sector mass spectrometer begins by converting the sample to be analyzed into a gas. A portion of the sample is "ionized" in a source region by one of several processes (electron bombardment, chemical ionization, laser desorption, etc.) depending on the information required. The ions formed are separated into component species on the basis of mass/charge ratio by the analyzer and either brought successively to a single detector for measurement (spectrometer) or, for more stringent measurement needs, detected simultaneously at different locations with multiple detectors.

     Eighty-three naturally occurring elements exist on Earth plus over 24 man-made elements. Including isotopes, however, there are 283 naturally occurring nuclides. In addition, at present, there are over 1,800 synthetic short-lived radioactive nuclides. Nuclides are atoms that have a particular number of protons and neutrons in their nucleus. For example, all atoms with 20 protons are known as the element calcium. The nuclides with 20, 22, 24 and 28 neutrons each are different isotopes of calcium known as calcium 40, 42, 44 and 48, respectively, The isotope number is arrived at by adding the number of protons (always 20 for calcium) to the varying number of neutrons. Isobars are isotopes of different elements which have the same integer mass by adding or subtracting numbers of neutrons. For example, calcium-40 has 20 protons and 20 neutrons while potassium-40 has 19 protons and 21 neutrons. However, their atomic weights are slightly different: 39.9773 for calcium-40 and 39.9753 for potassium-40. Mass spectrometers measure these small differences to determine the elements present in a sample.

     Since mass spectrometers separate ionized particles of matter on the basis of mass, they can also separate molecules and free radicals (particles composed of more than one atom). The state of matter of these compounds or elements is irrelevant so long as the sample can be vaporized and introduced into a high vacuum chamber. The ions formed are separated into component species by the analyzer on the basis of their mass-to-charge ratio and either brought to a detector for measurement (spectrometer), or detected with a photographic plate (spectrograph) or a solid state detector array. The detected components can be amplified for display on a computer monitor or a strip chart recorder.

     Magnetic sector mass spectrometers are used in such applications as monitoring of pollutants and pollution levels, petrochemical analysis, environmental fingerprinting, biomedical monitoring, analysis of soils, plants, fertilizers and foods, analysis and characterization of semiconductors, nuclear reactor monitoring, nuclear fuel accountability, geological age determinations, and determination of purity levels in medicine, pharmaceuticals and metallurgy. Major customers for the Company's mass spectrometers include Battelle Pacific North West, the University of Chicago, CNR Universita La Sapienza -- University of Rome, the Department of Fisheries and Oceans Institute of Ocean Sciences, Johns Hopkins University, Lockheed Idaho Technologies Corporation, NASA Lewis Research Center, Texas A&M University and Yale University.

     Key applications for mass spectrometers include: (i) Environmental testing and monitoring, including monitoring of air pollutant levels, water purity, recirculated atmospheres (such as in submarines, spacecraft and mines), air quality in private residences and offices, and pesticides in the soil, rivers and well water; (ii) Geologists routinely use mass spectrometers for such tasks as determining the age of rocks and meteorites, computing the temperatures in ancient oceans, and studying the composition of gases in rock formations; (iii) The metallurgical industry has the need for an instrument that can perform several analyses simultaneously, such as testing a sample for the presence of hydrogen, carbon, nitrogen and oxygen, and for the concentration profiles of these elements; (iv) SpectruMedix's mass spectrometers have many applications in materials science, ranging from the analysis of semiconductor substrates to corrosion analysis of structural materials to the analysis and eventual synthesis of new-high-temperature materials, etc.

     Luminoscope. The Luminoscope is a fine-scale analytical device used to determine, in a nondestructive manner, the composition and structure of solid samples. The Luminoscope consists primarily of a small vacuum chamber fitted with an electron "gun" that is capable of producing a beam of energetic electrons of up to 30KV. When this beam bombards a sample in the vacuum chamber, luminescence and/or X-rays are produced. The output is studied either visually with a microscope or with various photon and X-ray sensors. The image defines the composition and structure of the material.

     In its traditional field of application, petrology, the Luminoscope has proven valuable in studies of compositional zoning, secondary crystallization, exsolution, intergrowths, fracture filling, radiation halos, organic remains, delineation of cementation stages and cementation of sandstones and shales. Another application for the Luminoscope is gemstone determination where the analysis technique must be truly nondestructive. To determine whether a diamond is genuine or whether it has been artificially altered by one of several recent processes which fraudulently removes the value-reducing defects, or perhaps is a synthetic diamond grown in a laboratory, a Luminoscope is, the Company believes, the best available method. The Luminoscope easily identifies the telltale signs of the synthetic growing process.

     Similarly, substantive research at a European research facility has demonstrated that the Luminoscope is by far the most effective and practical instrument in analyzing CVD diamond. This is a form of synthetic diamond that promises to be the principal semiconductor material in the future, as well as a linchpin of the next generation of machine tools, natural resource (e.g., oil and natural gas) drilling equipment etc. The Luminoscope performs better than very expensive instruments costing many, many times as much (i.e., scanning electron microscopes). The Company believes that in many manufacturing processes, a Luminoscope can be used for quality control, to assess the purity and thus commercial viability of nonmetallic substances such as glass, ceramics and present-day semiconductors.

     SpectruMedix has developed three computer-based Luminoscope add ons: (i) a Spectrophotometer System to provide a spectral analysis of the cathodo-luminescent emission, which is useful for process and quality control of CVD diamond manufacturing operations, the ceramics manufacturing process, the glass manufacturing process and the analysis of gemstones to determine whether they are natural or synthetic; (ii) an Energy Dispersive Spectrometry ("EDS") X-Ray Analysis System which allows the Luminoscope to perform elemental analyses of unknown solids, e.g., the analysis of particles detected in the hydraulic fluids of automotive systems; and (iii) a Digital Image Storage System which provides an efficient means of storing and retrieving cathodo-luminescent images along with operating conditions and personal notes.

     Electronic Components. The Company regularly enhances the electronic components of its instruments and makes these upgrades available to customers. The upgrade process consists of replacing plug compatible modules and is usually done by the customer. The Company believes there is also a significant demand by owners of instrumentation manufactured by third parties, which is no longer supported by such manufacturers. Since SpectruMedix electronics are compatible with industry standards from a technical point of view, the Company believes that there is considerable potential in addressing the electronic component market for its own and third party customers.

     Data Acquisition and Analysis Software. Software products developed previously at Lab Software Associates, Inc. ("LabData") and currently being converted to Microsoft Windows NT include one of the industry's most sophisticated software packages available for data acquisition and laboratory data analysis. Instruments which can benefit from LabData software comprise the spectrum of instrumentation used in analytical laboratories around the world, whether industrial, research, environmental, petrochemical, or process control. Several blue chip companies and government research laboratories use LabData systems.

     The LabData software is a unique set of products which currently have no competition in their ability to acquire and analyze data from the entire range of analytical instrumentation without repeated crashing. These include: (i) Chromatography -- a discipline which has been given the most attention of any and has been provided with the most features and options; (ii) Atomic Absorption Spectrophotometry -- for which the graphics options include expansions, comparisons, subtraction, on-screen integration or peak-height display, and hard copy (to printer only); (iii) Ultraviolet/Visible Spectrophotometry -- an area heavily weighted toward provision of an optimum graphics package with a large number of options because of its historical strength of UltraViolet/Visible Light ("UV/VIS") systems; (iv) Infrared Spectroscopy -- an area with capabilities very similar to those for UV/VIS; (v) Mass Spectroscopy -- an area that contains a graphic package with equal to or more features than any other, several levels of screen presentation, both large commercial library and user library searches, several auto-options for completely automatic analysis of runs, and an extracted ion quantitation package; unique graphics features include a strip-chart and copy option with peak retention times for the total ion current, reconstructed chromatogram options which allow deletion of background ions, multiple queuing options, reconstructed chromatogram and spectral comparison, two pseudo-three-dimensional views, linked searches of several libraries, several expansion options for spectra, and automatic saving of spectra for user libraries or quantitation purposes; and (vi) Thermal Analysis -- the small required reports are made directly on the graphics screen; multiple reports can be made and their placement arranged at will to produce the most readable screen.

     Services. Services offered by the Company include retrofitting, refurbishing, instrument repair and adjustment. Such services are a source of cash flow and provide name recognition in the marketplace. Services are marketed both to SpectruMedix customers and to customers owning competing products.

     The Company's retrofit service program is targeted to users of "orphaned" mass spectrometers, that is, equipment manufactured by companies no longer in the mass spectrometer market or no longer interested in supporting their old lines. The purpose of a retrofit is to convert an old mass spectrometer into a highly reliable and accurate state-of-the-art instrument. A retrofit can range from partial updates of the electronics, vacuum pumping system, and sample preparation system to the complete automation of instrument controls and data processing. Retrofit orders range from less than $10,000 to over $250,000. A buyer can generally save about 50% over the cost of a new system by retrofitting an existing instrument.

     SpectruMedix's remanufacturing service program involves selling "pre-owned" mass spectrometers which have been refurbished and updated. A purchaser of a remanufactured instrument will save 15% to 40% over the cost of a new comparable instrument.

RESEARCH AND DEVELOPMENT

     The Company's research and development efforts currently are focused on the completion of the prototype for the Company's DNA Sequencer and the development of its diagnostic kinetics technologies. As of March 31, 1997, the Company had 10 full-time employees engaged in research and development. Expenditures for research and development in the fiscal years ended March 31, 1995, 1996 and 1997 were approximately $276,630, $308,287 and $550,620, respectively. The Company believes that its continued success will depend in part upon its ability to enhance its existing products and to develop and introduce new products and features to incorporate new technologies and meet changing customer requirements and emerging industry standards on a timely and cost-effective basis. Accordingly, the Company currently intends to continue to devote a portion of its resources to research and development activities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

SALES AND MARKETING

     All of the Company's sales and marketing to date has been conducted on a part-time basis by one or two SpectruMedix employees. Although the Company has engaged in limited field sales calls and no direct marketing, the Company has achieved sales of over $3 million since its inception in April 1992. The Company believes that it could increase its sales significantly with a full time sales and marketing force. In particular, over approximately the next 12 months, the Company's sales and marketing objectives include: (i) establishing a professional sales force with a record of performance, led by a proven, established and highly competent national sales manager; (ii) seeking strategic alliances with one or more large producers/ distributors of analytic instrumentation as a means to market and service its instruments; (iii) making prominent appearances at a number of trade and industry shows, including the Pittsburgh Conference on Analytical Chemistry and Applied Spectroscopy ("PittCon"), conferences of the Geological Society of America and the American Society of Mass Spectrometry, and any other appropriate trade and industry shows; (iv) dedicating resources to the government bidding process due to government policy which gives preference to U.S. firms; (v) completing and maintaining a demonstration laboratory where prospective customers can bring samples and evaluate the Company's instruments; and (vi) vigorously advertising the Company's products and capabilities in a selected array of media venues as well as engaging in carefully crafted public relations campaigns to optimize beneficial exposure both nationally and internationally.

COMPETITION

     DNA Sequencers. Competition in the market for DNA sequencing technology is rapidly evolving and is characterized by major universities and research centers, large organizations with significantly more financing than the Company, and a large number of smaller instrument, software and genomics companies that are developing complete, or components of, DNA sequencing equipment. Although the Company believes that its technology will compete favorably with the approaches being taken by such third parties, there can be no assurance that the superior funding or experience levels of such competitors will not materially and adversely affect the Company's own development and commercialization efforts.

        Current Technology. The primary commercially-available, semi-automated DNA Sequencer, the ABI377, is manufactured by the Applied Biosystems Division of Perkin-Elmer ("ABI"). This slab gel-based technology is capable of running 64 lanes of DNA samples of 400-450 bases in four hours. While this device is billed as an automated system, the Company believes that the ABI377 is labor-intensive for gel and sample preparation and requires highly skilled operators. In addition, the ABI377 allows only a single run of 64 lanes, after which the instrument must be reset. Other companies involved in this area include Beckman Instruments, Fisons Scientific Equipment and Pharmacia Biotech.

        Other Electrophoresis-based Research and Development. Other instrument configurations are currently being investigated as alternatives to both the ABI377 and the ESY9600. One such multicapillary device being developed by Molecular Dynamics, Inc. (the "MD device") employs a single scanning detector that "looks" at each single capillary in the array in sequence. The system has been in the later stages of development for at least the last two to three years, and commercial release has been postponed within that time. The Company believes that the ESY900 is superior to the MD device because (i) the single detector of the MD device can accurately scan a relatively low maximum number of capillaries before the detector must return to its starting position to monitor the first capillary and (ii) the capillary/detector system of the MD device is considerably more complex than that of the ESY9600, with moving parts and timing issues not observed in the ESY9600. The release date for the MD device is unknown.

     In the last two to three years, other capillary electrophoresis-based technology companies (e.g., Seurat Technologies) have been reported to be in initial stages of development. However, no progress reports, either released from the companies themselves or in trade publications, have been forthcoming and the status of these devices is currently unknown.

        Technology Under Development. Various technologies have been under development to sequence DNA. These include: (i) single-molecule sequencing, where the bases are clipped off one at a time and read with respect to their color labels, a technology which depends on several separate revolutionary breakthroughs in enzymology, detection, labeling chemistry and micromanipulation; (ii) mass-spectrometry by Matrix-Assisted Laser Desorption Ionization, where the set of DNA fragments from the Sanger reaction is read by mass-spectrometry without separation -- so far large intact DNA fragment ions have been difficult to generate due to their innate instability; (iii) sequencing by hybridization, where hybridization to short synthetic DNA fragments on a microchip is detected and the sequence is deduced by pattern matching -- the fundamental problem of variable numbers of tandem repeats in a DNA strand remains to be solved; and (iv) capillary array electrophoresis (the SpectruMedix technology), which adapts standard commercial DNA Sequencing protocols to a capillary format -- this technology is mature and is ready for commercialization. Ultimately the competition will focus on real time data analysis and the speed with which commercial and research laboratories can effectively sequence the samples they produce.

     Diagnostic Kinetics. The Company does not believe that there are any present competitors in the field of diagnostic kinetics. This is a new area of science for which the Company, together with its scientific collaborators, is pioneering the initial equipment and the markets therefor. As the Company's experience in this field matures, it may experience competition from other technologies or from other companies who may or may not be constrained through patents licensed by the Company but who may also discover and develop new applications for this technology or who may attempt to design around such licensed patents.

     Mass Spectrometers. SpectruMedix is the sole domestic manufacturer of a full line of magnetic sector mass spectrometers. Its principal competitors are Finnegan MAT, headquartered in Germany, Micromass, Inc. (the successor company to VG Instruments) and Europa Scientific, each headquartered in Great Britain, and JEOL, Inc., headquartered in Japan. The Company has competed against these firms on a purely price basis as well as on the basis of product quality and reliability with some success.

     Competing technologies for compositional analysis also exist. Major competing systems are gas, liquid and gas-liquid chromatography, various optical spectroscopies and quadrupole mass spectrometry. Gas, liquid and gas-liquid chromatography is a cost effective solution for applications where speed, sensitivity and accuracy are not of paramount importance. Currently, the best chromatography equipment requires a sample size of at least 10(-11) grams while a magnetic sector mass spectrometer can analyze a 10(-15) gram sample. In addition, the information produced with chromatography is often not definitive enough for the analysis required. Accordingly, chromatography in combination with mass spectrometry is commonly used.

     Various optical spectrometric methods such as visible, ultraviolet and infrared use light sources in conjunction with a spectroscope to determine the composition of a sample.

     Quadrupole mass spectrometers are somewhat less costly devices for obtaining analyses than magnetic sector mass spectrometers. However, quadrupole mass spectrometers generally provide much less precise measurements and rely heavily on software to adjust the raw data. For most of the high-end applications being addressed by the Company, especially the biomedical applications, quadrupole mass spectrometers cannot be used. In addition quadrupole mass spectrometers are subject to a high degree of instrument drift and require constant recalibration. Consequently, results are much more subject to measurement errors and repeatability is inferior.

     Luminoscopes. SpectruMedix's primary competitor for luminoscopes is Cambridge International Technology Ltd. ("CITL"), a British firm. The Company believes its luminoscope to be superior to that of CITL in several aspects. Prices for the Company's luminoscopes range from $15,000 to $100,000 depending on the accessory systems purchased. The price is 15% more than a comparable CITL model. The Company believes, however, that the design features of its luminoscope are superior to CITL's.

     When coupled with an EDS system, the Company's luminoscope can compete against the scanning electron microscope for elemental analysis. Many applications do not require the level of detail provided by a scanning electron microscope's high magnification and sophisticated electron optics. For these applications, a luminoscope/EDS instrument can be used for a fraction of the cost of an scanning electron microscope.

     Data Acquisition and Analysis Software. SpectruMedix's major software competitors are Hewlett Packard Co. ("Hewlett Packard"), Perkin-Elmer, Waters Instruments, Inc. ("Waters") and Dionex Corporation. The Company believes its LabData data acquisition and analysis software to be superior for several reasons, among which the most salient is the fact that LabData is the only multi-disciplined data system.

     Services. In the retrofit and upgrade market, SpectruMedix's chief competition comes from individuals who are most often former field service personnel of other manufacturers. These individuals typically refurbish certain makes and models of mass spectrometers. SpectruMedix is the only firm which offers upgrade kits and expertise to a wide range of magnetic sector mass spectrometers produced by different manufacturers.

     Remanufactured mass spectrometers are currently offered only by SpectruMedix and Europa Scientific. While Europa Scientific does limited remanufacturing of products of only one manufacturer (formerly known as VG Instruments), SpectruMedix will offer remanufactured mass spectrometers for most other manufacturers.

     SpectruMedix is currently the only provider of comprehensive maintenance and parts service. Alternatives to utilizing SpectruMedix's capabilities are hiring an in-house maintenance staff, entering into a service contract with the original manufacturer or using a combination of several small one-man operations that specialize in a specific make or model.

MARKETS

     DNA Sequencers. The market for DNA sequencing instruments is rapidly evolving and is characterized both by large well-financed organizations such as ABI, Beckman Instruments, Fisons Scientific Equipment, Pharmacia Biotech and Molecular Dynamics, Inc., as well as a large number of smaller instrument, software and genomics companies that are developing complete, or components of, DNA sequencing equipment. In addition, the potential applications for lower-cost and higher throughput equipment are rapidly expanding. Consequently, it is difficult to predict with accuracy the current market for sequencers capable of producing data at the speed being targeted by the Company. The Company's capillary-array electrophoresis approach is but one of a number of approaches being developed to improve the throughput speed of currently available DNA sequencing equipment. In addition, research is separately being conducted at a number of major universities and research centers to refine DNA sequencing technologies. Although the Company believes that its technology will compete favorably with the approaches being taken by such third parties, there can be no assurance that the superior funding or experience levels of at least some such competitors will not materially and adversely affect the Company's own development and commercialization efforts.

     Diagnostic Kinetics. The field of diagnostic kinetics is an entirely new approach to the diagnosis and treatment of serious disease. Potential applications for this technology are varied and may ultimately be useful to a large proportion of clinical indications requiring a real-time analysis of whether or not the therapeutic is having its desired effect. The initial market is likely to be major medical centers and universities who will utilize this technology for research purposes in analyzing the progression of disease. Later, as applications are developed and refined, the market should expand to cover broader patient diagnosis and treatment monitoring. Although the Company believes that the market potential for this technology is expansive, it is too early to predict how and where physicians will aggressively intervene in treatment protocols as this equipment is being further developed. Neither the Company nor the inventor at the University of California, Berkeley have, as yet, prioritized the commercial development of this technology with respect to the numerous indications for which it has merit. As the Company further develops this technology, competition is likely to arise from third parties, who may or may not be constrained through patents licensed by the Company but who may also discover and develop new applications for this technology.

COLLABORATIVE AGREEMENTS

     The Company's strategy for the development, manufacture and commercialization of certain of its products includes maintaining and entering into various collaborations with corporate partners, licensors, licensees and others. There can be no assurance that the Company will be able to maintain existing collaborative agreements, negotiate collaborative arrangements in the future on acceptable terms, if at all, or that any such collaborative arrangements will be successful. To date the Company has entered into the following collaborative agreements:

     Iowa State University Research Foundation. In May 1995, the Company and Ames Laboratory/Iowa State University entered into an agreement pursuant to which the Company acquired an option to license from Ames Laboratory/Iowa State University high-speed DNA/gene sequencing instrumentation for the acquisition, analysis and management of complex genetic information (the "Ames Technology"). In June 1997, the Company entered into an exclusive worldwide license agreement with respect thereto with Ames Laboratory/Iowa State University (the "Ames License Agreement"). Under the proposed terms of the Ames License Agreement, Ames Laboratory/Iowa State University will grant to the Company a worldwide license to use and exploit the Ames Technology, and any improvements thereof. Such license will be exclusive until all covered patents expire. In return for the rights to be granted to the Company, the Company will pay Ames Laboratory/Iowa State University certain license fees and royalty payments.

     University of California, Berkeley. In December 1996, the Company and the University of California, Berkeley, through its Office of Technology Licensing (the "University of California, Berkeley"), entered into an agreement (the "Option Agreement") pursuant to which the Company acquired from the University of California, Berkeley an option (the "Option") to negotiate an exclusive license agreement to make, have made, use and sell in the United States and certain foreign countries technology that allows for highly sensitive detection and analysis of biological samples to determine the real-time progression of disease and the effects of medical treatment on the replication, inhibition and destruction of viruses, cancer cells and other diseased tissues. In exchange for the rights granted to the Company under the Option Agreement, the Company paid to the University of California, Berkeley an option fee. The term of the Option is for 15 months from the effective date of the Option Agreement and is renewable for one additional year if the Company elects to renew the Option Agreement and pays the University of California, Berkeley a renewal fee.

     In connection with the Option Agreement, the Company also entered into a Sponsored Research Agreement with the University of California, Berkeley, pursuant to which the Company agreed to fund the ongoing development of this technology through February 28, 1998.

PATENTS AND PROPRIETARY TECHNOLOGY

     Proprietary protection for the Company's products, processes and know-how is important to the Company's business. The Company's policy is to file patent applications to protect technology, inventions and improvements that are considered commercially important to the development of its business. The Company also relies upon trade secrets, know-how and continuing technological innovation to develop and maintain its competitive position. The Company plans to aggressively prosecute and defend its patents, when issued, and proprietary technology.

     The Company has acquired an exclusive worldwide license to certain technology owned by Ames Laboratory/Iowa State University, including three issued patents and two pending divisional applications, each of which relate to the Company's DNA Sequencer. In addition, the Company has an option to license from the University of California, Berkeley certain technology relating to diagnostic kinetics, including one issued patent and one pending patent application.

     The Company has recently filed a U.S. patent application, and an amendment thereto, directed to certain components of the Company's DNA Sequencer. There can be no assurance that the Company's pending patent application will result in a patent being issued or that, if issued, such patent will afford protection against competitors with similar technology; nor can there by any assurance that others will not obtain patents that the Company would need to license or circumvent. See "Risk Factors -- Uncertainty of Protection of Patents and Proprietary Rights."

     The Company's success depends on its ability to obtain patents, protect its trade secrets and operate without infringing upon the proprietary rights of others. A substantial number of patents have been applied for by the Company's existing and potential competitors. There can be no assurance, however, that any future patent applications will be approved, that the Company will develop additional proprietary products that are patentable, or that any patents issued to the Company will provide the Company with any significant protection or will not be successfully challenged by third parties. Furthermore, there can be no assurance that others will not design around the patented products developed by the Company. There can be no assurance that the Company's products will not be found to infringe upon the patents of others. If the Company's products are found to infringe upon the patents, or otherwise impermissibly utilize the intellectual property, of others, the Company's development, manufacture, and sale of such products could be severely restricted or prohibited. The Company may be required to obtain licenses from such third parties or otherwise obtain licenses to utilize patents or proprietary rights of others. No assurance can be given that any licenses required under any such patents or proprietary rights could be obtained on terms acceptable to the Company, or at all. If the Company does not obtain such licenses, the development, manufacture, or sale of products requiring such licenses could be materially adversely affected. In addition, the Company could incur substantial costs in defending itself against challenges to its patents or infringement claims made by third parties or in enforcing its own patents.

     The Company's competitive position is also dependent upon unpatented trade secrets. The Company takes measures to protect its trade secrets, however, trade secrets are difficult to protect. There can be no assurance that others will not independently develop substantially equivalent proprietary information or techniques or otherwise gain access to the Company's trade secrets. The Company pursues a policy of having its employees, consultants and advisors execute confidentiality agreements to maintain the proprietary nature of its technology. There can be no assurance, however, that these agreements will provide meaningful protection for the Company's trade secrets or other proprietary information in the event of unauthorized use or disclosure of such information.

     The Company may be required to obtain licenses to patents or proprietary rights of others. No assurance can be given that any licenses required under any such patents or proprietary rights would be made available on terms acceptable to the Company. If the Company does not obtain such licenses, it could encounter delays in product introductions while it attempts to design around such patents, or could find that the development, manufacture or sale of such products could be foreclosed. Litigation may be necessary to defend against or assert claims of infringement, to enforce the Company's or its licensors' patents, to protect trade secrets or know-how owned by the Company, or to determine the scope and validity of the proprietary rights of others, and could result in substantial cost to and diversion of effort by, and may have a material adverse impact on, the Company.

GOVERNMENT REGULATION

     Some of the Company's research and development activities and the future manufacturing and marketing of products by the Company are subject to regulation for safety and efficacy by numerous governmental authorities in the United States and other countries. In the United States, the Company's diagnostic kinetics equipment may be the subject of rigorous FDA regulation in its use for the diagnosis and treatment of diseases. In addition to FDA regulations, the Company is also subject to other federal and state regulations such as the Occupational Safety and Health Act, the Environmental Protection Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Atomic Energy Act and import, export and customs regulations. Product development and approval within this regulatory framework takes a number of years and involves the expenditure of substantial resources. In addition, there can be no assurance that this regulatory framework will not change or that additional regulation will not arise at any stage of the Company's product development that may affect approval or delay an application or require additional expenditures by the Company.

     Federal, State and local regulations impose various environmental controls on the storage, handling, discharge and disposal of chemicals and gases used in the Company's manufacturing process. The Company believes that its activities conform to present environmental regulations. Although the Company has not experienced any materially adverse effects on its operations from environmental regulations, there can be no assurance that changes in such regulations will not impose the need for additional capital equipment or other requirements or restrict the Company's ability to expand its operations. Any failure by the Company to adequately restrict the discharge of hazardous substances could subject the Company to future liabilities or could cause its manufacturing operations to be suspended.

     In addition, certain instruments in the Company's mass spectrometer line is subject to export control regulations, including restrictions on export into certain countries. While the Company believes it has obtained all permits necessary to conduct its business, the failure to comply with present and future regulations could result in fines being imposed on the Company or suspension or cessation of operations, and thus result in a material adverse effect to the Company's business, results of operations and financial condition.

EMPLOYEES


     As of July 30, 1997, the Company had 24 employees. Of the total, one was engaged part-time in sales and marketing, ten in research and development, and nine in electronics and mechanics. None of the Company's employees is represented by a labor union. The Company has not experienced any work stoppages and considers its relations with its employees to be good. See "Risk
Factors -- Dependence Upon Key Personnel."


FACILITIES

     The Company currently leases approximately 18,500 square feet of laboratory and office space in State College, Pennsylvania. The Company leases this space under an operating lease that expires on June 30, 1997.

The lease provides that it will continue for successive one-year periods until terminated by giving written notice not less than three months prior to the end of the then-current term. The Company has the right to use this space for laboratory research and development, storage and distribution, offices, marketing and other related uses. Although the Company believes that its existing facilities are adequate to meet its requirements for the near term, additional space may be necessary in the future. There can be no assurance that sufficient additional space will be available in the area upon acceptable terms, or at all.

LEGAL PROCEEDINGS

     Jack J. Grynberg v. Premier American Technologies Corporation and Steve Guzofsky. In March 1996, a complaint was filed in the District Court for the City and County of Denver, Colorado alleging common law fraud and violation of the Colorado Securities Act in connection with the plaintiff's purchase of Common Stock of the Company in 1992. Specifically, the plaintiff alleges that the co-defendant placement agent induced the plaintiff's purchase of a unit in a private placement by misrepresenting that the plaintiff was being offered the sole remaining unit in such private placement and that the Company would undertake a public offering within six months of completing such private placement. The plaintiff seeks rescissionary damages in the sum of $45,000, punitive damages in like amount, interest, costs and attorneys fees. Default has entered against the Company as a result of its noncompliance with certain discovery procedures in this case. The discovery procedure with which the Company did not comply was a request for certain confidential documents. The Company believed that compliance with such request could jeopardize this Offering, and so made a business judgment to not comply with such request and let default be entered in this case. Trial on the issue of damages was set for April 3, 1997 but has been vacated pending the Company's filing of a motion for summary judgment. The court by order dated March 6, 1997 struck the punitive damages claim, and later ruled that the plaintiff may seek either rescission or restitution. If the plaintiff seeks rescission, he will be limited to recovering $45,000 in principal amount (upon tender of his stock to the Company), statutory interest, costs and attorneys fees. If plaintiff seeks damages instead of rescission, he will be allowed to retain his stock in the Company and recover approximately $43,000 in damages, plus interest, costs and attorneys fees. In either event, the plaintiff will not be awarded punitive damages. The Company is responding to the litigation by simultaneously pursuing a limited avenue for settlement while vigorously defending the claims of the plaintiff. The Company believes, based in part on its discussions with its litigation counsel, that it has meritorious defenses to these claims and it intends to defend the litigation vigorously. While management believes that the resolution of this matter will not have a material adverse effect on the Company's business, financial condition and results of operations, the results of these proceedings are uncertain and there can be no assurance to that effect.

     Robert M. Rubin v. SpectruMedix Corporation et. al. On April 21, 1997, a complaint was filed in the Supreme Court of the State of New York alleging breach of contract. Specifically, the plaintiff alleges that the Company defaulted under a promissory note issued to plaintiff on May 16, 1996 in the amount of $175,000 (the "Rubin Note") while such Note was outstanding and therefore that the Company is liable and indebted to plaintiff in the principal amount of $175,000, together with interest and expenses. The Company, on May 2, 1997, paid the principal and interest due under the Rubin Note. The main remaining issue asserted by the plaintiff is whether, pursuant to an alleged related agreement, the plaintiff is entitled to 152,174 shares (adjusted to reflect stock splits) of Common Stock or, alternatively, $875,000. Plaintiff alleges that the Company undertook to enter into a securities purchase agreement pursuant to which he should have received the aforementioned shares of Common Stock. The Company contends that such securities purchase agreement for the Rubin Note was never discussed and therefore that no agreement was reached with respect to the terms thereof, including the number and identity of the purchasers, the number of shares to be purchased and the price at which the shares would be purchased. Such securities purchase agreement was not signed by either of the parties to the Rubin Note. The Company believes that it has meritorious defenses to the above-described claims and its intends to defend the litigation vigorously. However, due to the nature of litigation and because the lawsuit is in the initial stages, the Company cannot determine the total expense or possible loss, if any, that may ultimately be incurred either in the context of a trial or as a result of a negotiated settlement. While management believes that the resolution of this matter will not have a material adverse effect on the Company's business financial condition and results of operations, the results of these proceedings are uncertain and there can be no assurance to that effect. Regardless of the ultimate outcome of the litigation, it could result in significant diversion of time by the Company's personnel.

     Other Obligations. In addition, as a result of the chronic lack of working capital of the Company, the Company is in arrears or in default on a number of obligations, including tax obligations and obligations to third parties. Three parties have filed security interests on certain of the assets of the Company under the Uniform Commercial Code, eight parties have obtained an aggregate of nine judgment liens against the Company for an aggregate amount of $45,750, and the Commonwealth of Pennsylvania has obtained four judgment liens against the Company for non-payment of an aggregate of $20,089 in state taxes. In the event that any of such parties should execute on their security interests or judgment liens, the Company's assets could be subject to seizure. In such event, the Company would be materially adversely affected. In the event the Company should become party to any litigation relating to these obligations, the costs of defending against such claims could be substantial, and the Company could be materially adversely affected. The Company intends to repay outstanding obligations out of the proceeds of this Offering.

     Other than the foregoing, and except as to the security interests and judgment liens with respect to outstanding liabilities, the Company is not party to any other material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS, KEY EMPLOYEES AND DIRECTORS

     The directors, executive officers and key employees of the Company, and their ages as of March 31, 1997, are as follows:

              NAME                AGE                          POSITION
--------------------------------  ---   ------------------------------------------------------
Joseph K. Adlerstein, Ph.D. ....  52    Chairman of the Board, Chief Executive Officer,
                                        Secretary and Treasurer
Bernard Sonnenschein............  35    President and Director
Thomas Eskew, Jr................  62    Director of Science
James Hoyland, Ph.D.............  59    Director of Software/Hardware Development

     JOSEPH K. ADLERSTEIN, PH.D. co-founded the Company in April 1992 and currently serves as its Chairman of the Board of Directors, Chief Executive Officer, Secretary and Treasurer. Dr. Adlerstein has over 20 years of experience with successful high-tech companies focusing on energy, the environment, bioengineering, pharmaceuticals, ultrasonics and metallurgy. Prior to joining the Company, Dr. Adlerstein served as an officer, director and principal of Kasiel Holdings Ltd. (a member of the Adir Group), a real estate and construction firm. Dr. Adlerstein is a director of one privately held company. Dr. Adlerstein received a B.S. from City University of New York, a Masters in Physics from New York University and a Ph.D. in Physics from the Massachusetts Institute of Technology.

     BERNARD SONNENSCHEIN co-founded the Company in April 1992 and currently serves as its President and a Director. Prior to joining the Company, from 1986 to 1992, Mr. Sonnenschein worked as a financial consultant to a group of companies in the areas of bioengineering and pharmaceuticals, on-site treatment services to hazardous waste generators and clinical diagnostic products. In 1989, Mr. Sonnenschein co-founded Swiss America Jewelry Corporation, a U.S. manufacturer of the Nobel solid gold watch line, where he served as a Director and Senior Vice-President until 1992. Mr. Sonnenschein received a B.S. with Honors in Accounting from Touro College.

     THOMAS ESKEW, JR. joined the Company in July 1993 as Director of Science. Prior to joining the Company, from 1987 to June 1993, Mr. Eskew held a position as a senior staff physicist at Pennsylvania State University. Mr. Eskew is one of the world's leading designers of mass spectrometry equipment, electron beam systems and vacuum systems and has over 30 years of experience in the design and development of the Company's product line. He received a B.S. in Physics from Furman University.

     JAMES HOYLAND, PH.D. joined the Company in January 1993 as Director of Software/Hardware Development. Prior to joining the Company, Dr. Hoyland founded LabData Corporation, subsequently known as Laboratory Software Associates ("LabData"), a corporation acquired by the Company in 1993, where he served as Chief Technical Officer from August 1988 to January 1993. Prior to joining LabData, Dr. Hoyland supervised software development for scientific instruments at Quadraspec Inc., a manufacturer of quadrupole mass spectrometers ("Quadraspec"). Prior to his position at Quadraspec, Dr. Hoyland was employed at Extrel Corporation, another leading manufacturer of quadrupole mass spectrometers ("Extrel"). Prior to joining Extrel, Dr. Hoyland was responsible for the development of instrument software at the world renowned Battelle Memorial Institute in Columbus, Ohio, under the supervision of Dr. Carl Alexander. Dr. Hoyland received a B.S. in Chemistry from Carnegie Institute of Technology and a Ph.D. from Pennsylvania State University.

     All directors hold office until the next annual meeting of stockholders or until their successors have been elected and qualified. Officers are appointed to serve at the discretion of the Board of Directors until their successors are appointed. There are no family relationships among any executive officers or directors of the Company.

SCIENTIFIC ADVISORY BOARD

     The Company's Scientific Advisory Board is principally responsible for conducting research and development with respect to certain of the Company's current technologies and the pursuit of new technologies. The Company's Scientific Advisory Board consists of Dr. Marc Hellerstein of the University of

California, Berkeley and Dr. Edward Yeung of Ames Laboratory/Iowa State University. The Company is currently in the process of negotiating with additional scientists to join the Company's Scientific Advisory Board.

     MARC K. HELLERSTEIN, M.D., PH.D. joined the Company's Scientific Advisory Board in May 1997. Since July 1993, Dr. Hellerstein has been an Associate Professor of Nutritional Sciences at the University of California, Berkeley and an Associate Professor of Endocrinology, Metabolism and Nutrition in the Department of Medicine at the University of California, San Francisco. From 1987 to July 1993, Dr. Hellerstein was an Assistant Professor of Nutritional Sciences at the University of California, Berkeley, and an Assistant Professor of Endocrinology, Metabolism and Nutrition in the Department of Medicine at the University of California, San Francisco. Dr. Hellerstein provides services to the Company primarily in the area of diagnostic kinetics. Dr. Hellerstein received a B.A. from Brandeis University, an M.D. from Yale University School of Medicine and a Ph.D. from Massachusetts Institute of Technology.

     EDWARD S. YEUNG, PH.D. joined the Company's Scientific Advisory Board in May 1997. Since 1989, Dr. Yeung has been a Distinguished Professor in Liberal Arts and Sciences at Iowa State University and since 1981 a Senior Chemist in the Ames Laboratory. From 1981 to 1989, Dr. Yeung was a Professor in Chemistry at Iowa State University. Dr. Yeung provides services to the Company primarily in the areas of capillary electrophoresis and DNA sequencing. Dr. Yeung received an A.B. from Cornell University and a Ph.D. from the University of California, Berkeley.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has not yet established a Compensation Committee or an Audit Committee. When established, the Compensation Committee will make recommendations concerning the salaries and incentive compensation of employees of, and consultants to, the Company, and will administer the Company's 1997 Stock Incentive Plan. When established, the Audit Committee will be responsible for reviewing the results and scope of audits and other services provided by the Company's independent auditors.

DIRECTOR COMPENSATION

     Except for grants of stock options and reimbursement of expenses, directors of the Company generally do not receive compensation for services rendered as a director. The Company does not compensate its directors for committee participation or for performing special assignments for the Board of Directors. Under the Company's 1997 Stock Incentive Plan, non-employee directors of the Company receive automatic grants of stock options to purchase shares of Common Stock. See "Management -- 1997 Stock Incentive Plan."

EXECUTIVE COMPENSATION

     The following Compensation Table sets forth certain information concerning the compensation paid or earned for services rendered to the Company in all capacities during the fiscal year ended March 31, 1997 to each of the Company's Chief Executive Officer and President (the "Named Officers"). No other executive officer received total annual salary, bonus and other compensation in excess of $100,000 in that fiscal year.

                                                                                      LONG-TERM
                                                                                 COMPENSATION AWARDS
                                             ANNUAL COMPENSATION       ---------------------------------------
                                          --------------------------   SECURITIES UNDERLYING      ALL OTHER
 NAME AND PRINCIPAL POSITION    YEAR(1)      SALARY($)      BONUS($)      OPTIONS/SARS(#)      COMPENSATION($)
------------------------------  -------   ---------------   --------   ---------------------   ---------------
Joseph K. Adlerstein, Ph.D.     1997            73,415(2)         --                --                   --
  Chairman of the Board of
  Directors, Chief Executive
  Officer, Secretary and
  Treasurer
Bernard Sonnenschein            1997            72,415(3)         --                --                   --
  President

---------------
(1) Dr. Adlerstein and Mr. Sonnenschein each received no compensation during fiscal years 1996 and 1995. As such, compensation information is disclosed for fiscal year 1997 only. The salary for each of Dr. Adlerstein and Mr. Sonnenschein for fiscal year 1998 has been set at $96,000.

(2) Includes $8,800 paid under the Company's health insurance plan.

(3) Includes $7,800 paid under the Company's health insurance plan.

OPTION GRANTS IN LAST FISCAL YEAR

     No options were granted to the Named Officers in the fiscal year ended March 31, 1997.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table provides information, with respect to the Named Officer, concerning the exercise of options during the 1997 fiscal year and unexercised options held as of the end of the 1997 fiscal year. No stock appreciation rights were exercised during such year or were outstanding at the end of that year.

                                                                                          VALUE OF UNEXERCISED
                                                             NUMBER OF UNEXERCISED            IN-THE-MONEY
                                      SHARES      VALUE       OPTIONS AT FY-END(#)      OPTIONS AT FY-END($)(2)
                                    ACQUIRED ON  REALIZED  --------------------------  --------------------------
               NAME                 EXERCISE(#)    ($)     EXERCISABLE(1) UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----------------------------------  -----------  --------  -----------  -------------  -----------  -------------
Joseph K. Adlerstein, Ph.D.                --          --    127,827            --      $ 587,857            --

---------------
(1) All of the options are immediately exercisable but any shares purchased thereunder are subject to repurchase by the Company at the original exercise price paid per share should the optionee leave the Company prior to vesting in the shares. As of March 31, 1997, Dr. Adlerstein had vested in options to purchase 127,827 shares of Common Stock.

(2) Based upon the fair market value of the shares at March 31, 1997 ($4.60 per share, as determined by the Board of Directors) less the option exercise price payable for those shares.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Board of Directors of the Company has not yet established a Compensation Committee.

1997 STOCK INCENTIVE PLAN

     The Company's 1997 Stock Incentive Plan (the "1997 Plan") is intended to serve as comprehensive equity incentive program for officers and employees in the Company's service, non-employee members of the Board of Directors (the "Board") and independent consultants. The 1997 Plan became effective on March 12, 1997 upon adoption by the Board and was subsequently approved by the stockholders on April 30, 1997. 500,000 shares of Common Stock have been authorized for issuance under the 1997 Plan. However, no participant may receive option grants or direct stock issuances for more than 100,000 shares in the aggregate per calendar year, and pursuant to an agreement with the Underwriter,
(i) no options shall be granted at less than the fair market value of the Common Stock at the time of grant and (ii) without the Underwriter's consent, the Company may grant options to purchase no more than 300,000 shares of Common Stock until two years after the effective date of the Registration Statement.

     The 1997 Plan is divided into three separate components: (i) the Discretionary Option Grant Program under which eligible individuals in the Company's employ or service (including officers and other employees, non-employee Board members and independent consultants) may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock at an exercise price not less than their fair market value on the grant date,
(ii) the Stock Issuance Program under which such individuals may, in the Plan Administrator's discretion, be issued shares of Common Stock directly, either through the purchase of such shares at a price not less than their fair market value at the time of issuance or as a fully-vested bonus for services rendered the Company, and (iii) the Automatic Option Grant Program under which option grants will automatically be made at periodic intervals to eligible non-employee Board members to purchase shares of Common Stock at an exercise price equal to their fair market value on the grant date.

     The Discretionary Option Grant and Stock Issuance Programs will be administered by the Compensation Committee. A secondary committee of the Board may be granted separate but concurrent jurisdiction to administer those programs with respect to all individuals other than the Company's executive officers and non-employee Board members. Each Plan Administrator will have complete discretion, within the scope of its administrative jurisdiction under the 1997 Plan, to determine which eligible individuals are to receive option grants or stock issuances, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the vesting schedule to be in effect for the option grant or stock issuance, the maximum term for which any granted option is to remain outstanding and the status of any granted option as either an incentive stock option or a non-statutory stock option under the Federal tax laws. The administration of the Automatic Option Grant Program will be self-executing in accordance with the express provisions of such program.

     The exercise price for outstanding option grants under the 1997 Plan may be paid in cash or in shares of Common Stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee. In addition, the Plan Administrator may provide financial assistance to one or more optionees in the exercise of their outstanding options by allowing such individuals to deliver a full-recourse, interest-bearing promissory note in payment of the exercise price and any associated withholding taxes incurred in connection with such exercise.

     In the event that the Company is acquired by merger or asset sale, each outstanding option under the Discretionary Option Grant Program which is not to be assumed by the successor corporation will automatically accelerate in full, and all unvested shares under the Stock Issuance Program will immediately vest, except to the extent the Company's repurchase rights with respect to those shares are to be assigned to the successor corporation. The Plan Administrator will have the authority under the Discretionary Option Grant and Stock Issuance Programs to grant options and to structure repurchase rights so that the shares subject to those options or repurchase rights will automatically vest in the event the individual's service is terminated, whether involuntarily or through a resignation for good reason, within a specified period (not to exceed 18 months) following a merger or asset sale in which those options are assumed or those repurchase rights are assigned. The Plan Administrator will also have the discretion to provide for the automatic vesting of an individual's options or unvested shares upon the termination of his or her service, whether involuntarily or through a resignation for good reason, within a specified period (not to exceed 18 months) following (i) the completion of a successful tender offer for more than 50% of the Company's outstanding voting stock or (ii) a change in the majority of the Board through one or more contested elections for Board membership. Finally, the Plan Administrator will have the authority under the Discretionary Option Grant Program to grant options which will automatically vest upon an acquisition of the Company by merger or asset sale, whether or not those options are to be assigned to the acquiring entity.

     Stock appreciation rights may be issued in tandem with option grants made under the Discretionary Option Grant Program. The holders of such rights will have the opportunity to elect between the exercise of their outstanding stock options for shares of Common Stock or the surrender of those options for an appreciation distribution from the Company equal to the excess of (i) the fair market value of the vested shares of Common Stock subject to the surrendered option over (ii) the aggregate exercise price payable for those shares. Such appreciation distribution may be made in cash or in shares of Common Stock.

     The Plan Administrator has the authority to effect the cancellation of outstanding options under the Discretionary Option Grant Program in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of the Common Stock on the new grant date.

     Under the Automatic Option Grant Program, each individual who is serving as a non-employee Board member on the date the underwriting agreement for the Offering is executed will receive at that time a stock option for 10,000 shares of Common Stock, provided that individual has not previously received an option grant from the Company in connection with his or her Board service. Each individual who first becomes a non-employee Board member after such date will receive a similar option grant for 10,000 shares of Common Stock at the time of his or her commencement of Board service, provided such individual has not otherwise been in the prior employ of the Company. In addition, at each Annual Stockholders Meeting, beginning with the 1998 Annual Meeting, each individual who is to continue to serve as a non-employee Board will receive an option grant to purchase 2,500 shares of Common Stock, whether or not such individual has been in the prior employ of the Company or has previously received a stock option grant from the Company.

     Each automatic grant will have an exercise price equal to the fair market value per share of Common Stock on the grant date and will have a maximum term of 10 years, subject to earlier termination following the optionee's cessation of Board service. Each automatic option will be immediately exercisable for all the option shares; however, any shares purchased upon exercise of the option will be subject to repurchase, at the option exercise price paid per share, should the optionee's service as a non-employee Board member cease prior to vesting in those shares. The shares subject to each initial 10,000-share grant will vest in four successive equal annual installments over the optionee's period of Board service measured from the grant date. The shares subject to each annual 2,500-share grant will vest upon the optionee's completion of one year of Board service measured from the grant date. However, each outstanding option will immediately vest upon (i) certain changes in the ownership or control of the Company or (ii) the death or disability of the optionee while serving as a Board member. In the event of a hostile tender offer for more than 50% of the Company's outstanding voting stock, the holders of outstanding options under the Automatic Option Grant Program will have the right surrender those option, whether or not those options are otherwise at the time exercisable for vested shares, in return for a cash distribution from the Company in an amount equal to the excess of (i) the take-over price of the shares of Common Stock at the time subject to each surrendered option over (ii) the aggregate exercise price payable for those shares. The take-over price in clause (i) will be the greater of (a) the fair market value per share of Common Stock on the date the option is surrendered to the Company in connection with the hostile tender offer or (b) the highest reported price per share of Common Stock paid by the tender offeror in effecting such hostile take-over.

     The Board may amend or modify the 1997 Plan at any time. The 1997 Plan will terminate on April 29, 2007, unless sooner terminated by the Board.


     As of July 30, 1997, the Company had granted under the Plan options to purchase an aggregate of 217,403 shares of Common Stock.


EMPLOYMENT AND CONSULTING CONTRACTS, TERMINATION OF EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL ARRANGEMENTS

     In March 1997 the Company entered into employment agreements (the "Executive Agreements") with each of Joseph K. Adlerstein, Ph.D. and Bernard Sonnenschein (the "Executives"), pursuant to which Dr. Adlerstein and Mr. Sonnenschein are employed as the Company's Chairman of the Board, Chief Executive Officer, Treasurer and Secretary, and President, respectively. The Executive Agreements provide that the Executives shall devote substantially all of their respective business time to the affairs of the Company. The Executive Agreements expire in March 2000, and shall be automatically renewed for successive one year periods unless, within 30 days of the expiration of the Executive Agreement, either party notifies the other of its election not to renew the Executive Agreement. The Executive Agreements provide for an initial base salary of $96,000 (the "Base Salary") per annum and the payment of an annual bonus of up to 25% of the Base Salary, as determined by the Board of Directors of the Company based on performance and other criteria. In addition, the Executive Agreements provide for additional compensation at a rate of $24,000 per year through the term of the Executive Agreements for services rendered to the Company since inception. Under the Executive Agreements, if either of the Executives are terminated without cause, such terminated Executive shall receive a severance payment equal to 18 months of his then applicable base salary. A change in ownership or control of the Company shall be considered termination without cause. The Executive Agreements contain confidentiality provisions and covenants not to compete with the Company during the employment period.

     As a result of the Company's dependence on Dr. Adlerstein and Mr. Sonnenschein as key employees, prior to the completion of the Offering the Company intends to obtain and be the sole beneficiary of key-person life insurance in the amount of $1,000,000 on the life of each of Dr. Adlerstein and Mr. Sonnenshein. There is no assurance that such insurance will continue to be available on reasonable terms or at all.

     The Company has entered into a Scientific Advisory Board and Consulting Agreement (the "Hellerstein Agreement") with Dr. Marc Hellerstein pursuant to which, in exchange for certain compensation, Dr. Hellerstein will serve as a consultant to the Company and as a member of the Company's Scientific Advisory Board. Dr. Hellerstein's duties as a consultant and member of the Scientific Advisory Board will be performed primarily in the area of diagnostic kinetics (the "Hellerstein Technologies"), an area in which the Company is currently conducting research. Except with respect to and subject to Dr. Hellerstein's association with the University of California, Berkeley, Dr. Hellerstein has agreed to provide such services to the Company on an exclusive basis and to refrain from being a scientific advisory board member, consultant, advisor or employee of any other company competing with the Company with respect to the Hellerstein Technologies during the term of the agreement. The agreement has a term of five years and contains provisions relating to confidentiality and proprietary information and inventions and a covenant not to compete with the Company during the term of the agreement.

     The Company has entered into a Scientific Advisory Board and Consulting Agreement (the "Yeung Agreement") with Dr. Edward Yeung pursuant to which, in exchange for certain compensation, Dr. Yeung will serve as a consultant to the Company and as a member of the Company's Scientific Advisory Board. Dr. Yeung's duties as a consultant and member of the Scientific Advisory Board will be performed primarily in the area of capillary electrophoresis and DNA sequencing (the "Yeung Technologies"), an area in which the Company is currently conducting research. Except with respect to and subject to Dr. Yeung's association with Iowa State University, Dr. Yeung has agreed to provide such services to the Company on an exclusive basis and to refrain from being a scientific advisory board member, consultant, advisor or employee of any other company with respect to the Yeung Technologies during the term of the agreement. The agreement is to become effective on the date on which the Company and Iowa State University execute a research and licensing agreement pertaining to the Yeung Technologies and has a term of five years. The Yeung Agreement also contains provisions relating to confidentiality and proprietary information and inventions and a covenant not to compete with the Company during the term of the agreement.

     All of the Company's employees are subject to certain confidentiality and non-competition obligations. Each employee has also agreed that all inventions, discoveries and developments which may be used in the Company's business and that are developed by such employee during his or her employment with the Company are the Company's property and the employee will assign his or her rights therein to the Company.

     Should the Company be acquired by merger or asset sale, then all outstanding options held by executive officers under the 1997 Plan will automatically accelerate and vest in full, except to the extent those options are to be assumed by the successor corporation. In addition, the Compensation Committee as Plan Administrator of the 1997 Plan will have the authority to provide for the accelerated vesting of the shares of Common Stock subject to outstanding options held by any executive officer or any unvested shares of Common Stock subject to direct issuances held by such individual, in connection with the termination of that individual's employment following: (i) a merger or asset sale in which these options are assumed or are assigned, (ii) the successful completion of a tender offer for more than 50% of the Company's outstanding voting stock or (iii) certain hostile changes in control of the Company.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     Pursuant to the provisions of the Delaware General Corporation Law, the Company has adopted provisions in its Amended and Restated Certificate of Incorporation which provide that directors of the Company shall not be personally liable for monetary damages to the Company or its stockholders for a breach of fiduciary duty as a director, except for liability as a result of: (i) a breach of the director's duty of loyalty to the Company or its stockholders,
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) an act related to the unlawful stock repurchase or payment of a dividend under Section 174 of Delaware General Corporation Law and (iv) transactions from which the director derived an improper personal benefit. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

     The Company's Amended and Restated Certificate of Incorporation also authorizes the Company to indemnify its officers, directors and other agents by bylaws, agreements or otherwise, to the full extent permitted under Delaware law. The Company has entered into separate indemnification agreements with its executive officers and directors which may, in some cases, be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements will require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature), and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

     At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     From time to time, each of Joseph K. Adlerstein, Ph.D and Bernard Sonnenschein has made working capital loans to the Company. As of March 31, 1997, the outstanding amounts, including principal and interest accrued thereon, owed to Dr. Adlerstein and Mr. Sonnenschein in respect of such loans were $56,829 and $17,337, respectively. In consideration of such working capital advances, the Company has executed promissory notes in favor of Dr. Adlerstein and Mr. Sonnenschein in the aggregate principal amount of $70,899. The aggregate principal amount of these notes, together with interest at the rate of seven percent per annum, is due and payable on demand, and, in any event, out of the proceeds of this Offering.

     In August 1994, the Company issued to the Gross Foundation, Inc. (the "Foundation"), which currently is the beneficial owner of greater than five percent of the Company's outstanding capital stock, a convertible promissory note (the "Gross Note") in the principal amount of $300,000. Interest accrues on the Gross Note at a rate of 10% per annum, payable on each anniversary of the date of the Gross Note. The Gross Note is payable in full on August 7, 1997. In lieu of a cash interest payment, the Company may pay accrued interest in shares of Common Stock. As of March 31, 1997, the Company had issued an aggregate of 41,742 shares of Common Stock to the Foundation in lieu of cash interest payments. The Gross Note is convertible at any time before the close of business on August 4, 1997 into shares of Common Stock at the rate of $2.88 per share. In connection with the issuance of the Gross Note and other borrowings from the Foundation, the Company has issued to the Foundation warrants (the "Gross Warrants") to purchase an aggregate of 73,914 shares of Common Stock at an exercise price of $2.88 per share. The Gross Warrants expire in May 1999.

     In March 1997 the Company entered into employment agreements (the "Executive Agreements") with each of Joseph K. Adlerstein, Ph.D. and Bernard Sonnenschein (the "Executives"), pursuant to which Dr. Adlerstein and Mr. Sonnenschein are employed as the Company's Chairman of the Board, Chief Executive Officer, Treasurer and Secretary, and President, respectively. The Executive Agreements provide that the Executives shall devote substantially all of their respective business time to the affairs of the Company. The Executive Agreements expire in March 2000, and shall be automatically renewed for successive one year periods unless, within 30 days of the expiration of the agreement, either party notifies the other of its election not to renew the Executive Agreement. The Executive Agreements provide for an initial base salary of $96,000 (the "Base Salary") per annum and the payment of an annual bonus of up to 25% of the Base Salary, as determined by the Board of Directors of the Company based on performance and other criteria. In addition, the Executive Agreements provide for additional compensation at a rate of $24,000 per year through the term of the Executive Agreements for services rendered to the Company since inception. Under the Executive Agreements, if either of the Executives are terminated without cause, such terminated Executive shall receive a severance payment equal to 18 months of his then applicable base salary. A change in ownership or control of the Company shall be considered termination without cause. The Executive Agreements contain confidentiality provisions and covenants not to compete with the Company during the employment period.

     Upon consummation of this Offering, Dr. Adlerstein and Mr. Sonnenschein will own approximately 20.27% and 18.45%, respectively, for aggregate holdings of approximately 38.72%, of the outstanding shares of Common Stock of the Company (assuming no exercise of the Over-Allotment Option or outstanding stock options granted to the Company's employees). Consequently, such individuals, acting alone or in concert, may be able to direct the election of the Company's directors, effect significant corporate events and generally direct the affairs of the Company.

     Between July 1996 and February 1997, the Company sold an aggregate of 16.1 units, each unit consisting of a promissory note in the principal amount of $100,000 and 34,783 shares of Common Stock, to a limited number of investors in a private placement (the "Bridge Financing") at a price of $100,000 per unit. In July 1997, the units issued in the Bridge Financing were restructured to consist of a promissory note in the principal amount of $50,000 (each a "Note"), 34,783 shares of Common Stock and warrants to purchase 20,000 Units at an exercise price of $5.75 per Unit. Such warrants are exercisable for a period of four years commencing one year after the effective date of this Offering. The principal amount of the Notes, together with accrued and unpaid interest thereon, will be payable on the Maturity Date, which is the earlier of (1) the later of (a) September 30, 1997 or (b) December 31, 1997 if this Offering is not completed due to the unwillingness of the Underwriter to consummate the Offering, so long as such unwillingness is not related to the fault of the Company, (2) the closing of any public offering of the Company's securities in amount equal to or exceeding $1,000,000 or (3) the completion of other financing equalling or exceeding aggregate proceeds of $1,000,000. Interest on the Notes will accrue at the rate of 10% per annum and is payable on the Maturity Date. One lender did not participate in the restructuring and, upon completion of the Offering, will be repaid pursuant to the original promissory note issued to such lender. In addition, upon repayment, the Company will cancel the shares of Common Stock owned by such lender. Patterson Travis, Inc., the Underwriter, acted as placement agent in the Bridge Financing and received no compensation in connection therewith.



     In July 1997 the Company issued an aggregate of $145,000 in promissory notes to one investor. In connection therewith, the Company issued warrants to purchase 48,333 shares of Common Stock at an exercise price of $1.00 per share. The promissory notes, together with accrued and unpaid interest thereon, will be payable upon the earlier of September 30, 1997 or the completion of this Offering. Interest on the promissory notes will accrue at the rate of 10% per annum. The warrants will be exercisable commencing one year after completion of this Offering. Patterson Travis, Inc. acted as placement agent in this financing and received no compensation in connection therewith.


     The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions, including loans, between the Company and its officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board of Directors, and will continue to be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of July 30, 1997, and as adjusted to reflect the sale of shares offered hereby, (i) by each person who is known by the Company to beneficially own more than five percent of the Company's Common Stock, (ii) by each of the Company's directors and (iii) by all current officers and directors as a group.


                                                           SHARES BENEFICIALLY   SHARES BENEFICIALLY
                                                             OWNED PRIOR TO          OWNED AFTER
                                                                OFFERING             OFFERING(2)
                                                           -------------------   -------------------
               NAME OF BENEFICIAL OWNER(1)                  NUMBER     PERCENT    NUMBER     PERCENT
---------------------------------------------------------  ---------   -------   ---------   -------
Joseph K. Adlerstein(3)..................................    780,001    33.90%     780,001    23.32%
  SpectruMedix Corporation
  2124 Old Gatesburg Road
  State College, PA 16803
Bernard Sonnenschein.....................................    593,479    27.31%     593,479    18.45%
  SpectruMedix Corporation
  2124 Old Gatesburg Road
  State College, PA 16803
Gross Foundation, Inc.(4)................................    278,700    11.85%     278,700     8.21%
  1660 49th Street
  Brooklyn, NY 11204
Directors and Officers as a Group (2 persons)(3).........  1,373,480    61.21%   1,373,480    41.77%

---------------
 *  Less than one percent.

(1) Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The number of shares of Common Stock outstanding after this Offering includes the 1,044,000 shares of Common Stock being offered for sale by the Company in this Offering.

(2) Assumes no exercise of the Underwriters' Over-Allotment Option.


(3) Includes options to purchase 127,827 shares of Common Stock which become exercisable within 60 days of July 30, 1997.


(4) Includes warrants to purchase an aggregate of 73,914 shares of Common Stock and a promissory note convertible at the option of the holder into 104,348 shares of Common Stock. Voting and investment decisions with respect to the affairs of Gross Foundation, Inc. are made by Chaim Gross, Feigi Gross, Dov Gross, Esther Weiser and Rachel Rosenfeld, each a director thereof. The foregoing directors disclaim beneficial ownership of the shares held by Gross Foundation, Inc., except to the extent of the pecuniary interest of each in such corporation.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 23,000,000 shares of Common Stock, $0.00115 par value, and 2,000,000 shares of Preferred Stock, $0.00115 par value.

UNITS


     Each Unit consists of one share of Common Stock and one Redeemable Warrant. Each Redeemable Warrant entitles the holder to purchase one share of Common Stock. The Common Stock and Redeemable Warrants will be separately tradeable and transferable commencing three months following the date of this Prospectus, or earlier by agreement between the Company and the Underwriter. As of July 30, 1997, there were outstanding warrants to purchase 312,000 Units.


COMMON STOCK


     As of July 30, 1997, there were 2,173,100 shares of Common Stock outstanding which were held of record by 49 stockholders. Stock options and warrants for an aggregate of 540,885 and 159,640 shares of Common Stock, respectively, were also outstanding. There will be 3,217,100 shares of Common Stock outstanding after giving effect to the sale to the public of the Units offered by the Company hereby.


     The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of preferential rights and have no rights to convert their Common Stock into any other securities. The outstanding shares of Common Stock are, and the shares of Common Stock to be issued upon completion of this Offering will be, fully paid and non-assessable. See "Capitalization."

     The Company has agreed that, except in certain circumstances, it will not issue any shares of Common Stock for a period of 24 months following the date of this Prospectus without the consent of the Underwriter.

REDEEMABLE WARRANTS

     The Redeemable Warrants shall be exercisable for a period of four years commencing one year from the effective date of the Registration Statement at $7.50 per share. The Redeemable Warrants are subject to redemption by the Company at $.01 per Redeemable Warrant upon 30 days written notice given at any time after one year from the date of this Prospectus in the event that the Market Price of the Common Stock equals or exceeds $10.00 per share. The Common Stock and the Redeemable Warrants shall be separately tradeable commencing three months following the date of this Prospectus, or earlier by agreement between the Company and the Underwriter. Market Price shall mean: (i) the average closing sales price of the Common Stock, for any 10 consecutive trading days within a period of 30 consecutive trading days ending within five days of the date of notice of redemption, as reported on the National Association of Securities Dealers, Inc. ("NASD") Automated Quotation System or the NASD Electronic Bulletin Board or (ii) the average of the last reported sales price of the Common Stock for the 10 consecutive business days ending within five days of the date of notice of redemption, on the primary exchange on which the Common Stock is then traded, if traded on a national securities exchange.


     Each Redeemable Warrant will entitle the registered holder to purchase one share of the Company's Common Stock at an exercise price of $7.50 per share during the four-year period commencing one year from the date of this Prospectus. No fractional shares of Common Stock will be issued in connection with the exercise of Redeemable Warrants. Upon exercise, the Company will pay the holder the value of any such fractional shares in cash, based upon the market value of the Common Stock at such time.


     Unless extended by the Company at its discretion, the Redeemable Warrants will expire at 5:00 p.m., New York time, on the fifth anniversary of the date of this Prospectus. In the event a holder of Redeemable

Warrants fails to exercise the Redeemable Warrants prior to their expiration, the Redeemable Warrants will expire and the holder thereof will have no further rights with respect to the Redeemable Warrants.

     No Redeemable Warrants will be exercisable unless at the time of exercise there is a current prospectus covering the shares of Common Stock issuable upon exercise of such Redeemable Warrants under an effective registration statement filed with the Commission and such shares have been qualified for sale or are exempt from qualification under the securities laws of the state or residence of the holder of such Redeemable Warrants. Although the Company intends to have all shares so qualified for sale in those states where the Common Stock is being offered and to maintain a current prospectus relating thereto until the expiration of the Redeemable Warrants, subject to the terms of the Redeemable Warrant Agreement there can be no assurance that it will be able to do so.

     A holder of Redeemable Warrants will not have any rights, privileges or liabilities as a stockholder of the Company prior to exercise of the Redeemable Warrants. The Company is required to keep available a sufficient number of authorized shares of Common Stock to permit exercise of the Redeemable Warrants.

     The exercise price of the Redeemable Warrants and the number of shares issuable upon exercise of the Redeemable Warrants will be subject to adjustment to protect against dilution in the event of stock dividends, stock splits, combinations, subdivisions and reclassifications. No assurance can be given that the market price of the Company's Common Stock will exceed the exercise price of the Redeemable Warrants at any time during the exercise period.

     In connection with this Offering, the Company will issue to the Underwriter the Underwriter's Unit Purchase Option to purchase 104,000 shares of Common Stock ("Underwriter's Common Stock") and warrants to purchase an additional 104,000 shares of Common Stock ("Underwriter's Warrants"). This Underwriter's Common Stock and Underwriter's Warrant are being registered under the Registration Statement, of which this Prospectus is a part.

PREFERRED STOCK

     The Board of Directors is authorized to issue the Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. At present, there are no shares of preferred stock outstanding and the Company has no plans to issue any shares of Preferred Stock.

     The Company has agreed that, except in certain circumstances, it will not issue any shares of Preferred Stock for a period of 24 months following the date of this Prospectus without the consent of the Underwriter.

REGISTRATION RIGHTS


     After the Offering, the holders of an aggregate of (i) 560,015 shares of Common Stock and (ii) warrants to purchase 312,000 Units will be entitled at any time commencing two years after completion of the Offering to request that the Company file a registration statement under the Securities Act at the Company's expense with respect to their securities, and the Company is required to use its best efforts to effect such registration. The holder of warrants to purchase 48,333 shares of Common Stock will be entitled at any time commencing one year after completion of the Offering to request that the Company file a registration statement under the Securities Act at the Company's expense with respect to their securities, and the Company is required to use its best efforts to effect such registration. In addition, in the event that the Company registers additional shares of its Common Stock, the holder of warrants to purchase 48,333 shares of Common Stock will be entitled at any time commencing one year after completion of the Offering to request that the Company register the shares of Common Stock underlying such warrants with such Company shares. Other than the foregoing, there are no outstanding registration rights.


ANTITAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

  Certificate of Incorporation and Bylaws

     The Company's Amended and Restated Bylaws (the "Bylaws") provide that, effective upon the closing of this Offering, all stockholder actions must be effected at a duly called meeting and not by a consent in writing and that the Company's stockholders may call a special meeting of stockholders only upon a request of stockholders owning at least 10% of the Company's capital stock. The Certificate of Incorporation further provides that the vacancies on the Board of Directors may only be filled by a majority of the Board of Directors then in office. These provisions of the Certificate of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control of the Company. These provisions are designed to reduce the vulnerability of the Company to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Company's shares and, as a consequence, they also may inhibit fluctuations in the market price of the Company's shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in the management of the Company. See "Risk Factors -- Control by Existing Stockholders; Effects of Certain Anti-Takeover Provisions."

  Delaware Anti-takeover Statute

     The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
(ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of ten percent or more of the assets of the corporation involving the interested stockholder; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
(iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning fifteen percent or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

CERTAIN MARKET INFORMATION

     The Company has applied for the inclusion of its Units, Common Stock and Warrants (collectively, the "Securities") on the OTC Bulletin Board under the symbols "SMDXU," "SMDX" and "SMDXW," respectively. The OTC Bulletin Board System is an unorganized, inter-dealer, over-the-counter market which provides significantly less liquidity than The Nasdaq Stock Market, and quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers as are those for The Nasdaq Stock Market. In the event the Securities are not included on the OTC Bulletin Board, quotes for the Securities may be included in the "pink sheets" for the over-the-counter market. While the Company has applied for inclusion of its Securities on The Nasdaq SmallCap Market, the application was denied by the Nasdaq staff. The Company has appealed such denial. See "Risk Factors -- No Assurance of Public Trading Market; Denial of Nasdaq Listing."

TRANSFER AGENT, WARRANT AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock and Warrant Agent and Registrar for the Redeemable Warrants is Chase Mellon Shareholder Services, L.L.C. Its telephone number is (800) 522-6645.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Immediately prior to the Effective Date, the Company will have 2,173,100 shares of its Common Stock issued and outstanding all of which are "restricted securities" and all of which are subject to lock-up restrictions described below. 1,786,131 of such restricted securities will be available for sale pursuant to Rule 144 as described below commencing 90 days after the date of this Prospectus, 92,610, 180,874 and 1,512,647 of which are subject to a 13-month, 12-month and 24-month, respectively, restriction against transfer. Another 108,701 shares may be sold pursuant to Rule 144 commencing 180 days after the date of this Prospectus, 7,828 of which are subject to a 13-month restriction against transfer and the remainder of which are subject to a 24-month restriction against transfer. The remaining 278,268 shares, which were issued in the Bridge Financing, may be sold pursuant to Rule 144 commencing January 1998, subject to a 12-month restriction against transfer. The officers, directors and certain stockholders of the Company who own an aggregate of 1,512,647 of the 2,173,100 above-referenced shares have agreed not to sell, assign or transfer any securities of the Company owned by them for a period of 24 months from the date of this Prospectus without the prior consent of the Underwriter. One stockholder owning an aggregate of 100,438 shares, has agreed not to sell, assign or transfer any securities of the Company owned by it for a period of 13 months from the date of this Prospectus without the prior consent of the Underwriter. The participants in the Bridge Financing who own an aggregate of 560,015 shares, have agreed not to sell, assign or transfer any securities of the Company owned by them for a period of 12 months from the date of this Prospectus.

     Effective April 29, 1997, Rule 144 provides, in essence, that a person holding "restricted securities" for a period of one year may sell only an amount every three months equal to the greater of (a) one percent of the Company's issued and outstanding shares, or (b) the average weekly volume of sales during the four calendar weeks preceding the sale. The amount of "restricted securities" which a person who is not an affiliate of the Company may sell is not so limited, since non-affiliates may sell without volume limitation their shares held for two years if there is adequate current public information available concerning the Company. In such an event, "restricted securities" would be eligible for sale to the public at an earlier date. The sale in the public market of such shares of Common Stock may adversely affect prevailing market prices of the Common Stock.

                                  UNDERWRITING

     Patterson Travis, Inc. (the "Underwriter") has entered into an underwriting agreement with the Company pursuant to which, and subject to the terms and conditions thereof, it has agreed to purchase all of the Units offered hereby.

     The Company has granted an option to the Underwriter, exercisable during the 30-day period from the date of this Prospectus, to purchase up to a maximum of 156,600 additional Units at the offering price, less the underwriting discount, to cover over-allotments, if any.

     The Company has agreed to pay to the Underwriter a non-accountable expense allowance equal to three percent of the gross proceeds of this Offering upon the closing of this Offering.

     The Underwriter proposes to offer the Units to the public at the offering price set forth on the cover page. The Company has agreed to pay the Underwriter a commission for the Units sold equalling 10% of the public offering price thereof. In addition, the Company has agreed to pay the Underwriter a commission of eight percent of the exercise price of all Warrants exercised beginning one year after the date hereof as the result of solicitation made by the Underwriter. A commission for Warrant exercise will not be paid if (i) the market price of the Common Stock is lower than the exercise price, (ii) the Warrants are held in a discretionary account, (iii) disclosure of the compensation arrangements have not been made in documents provided to the holder of Warrants both as part of this Offering and at the time of exercise or (iv) the exercise of Warrants is unsolicited. An exercise of Warrants will be presumed to be unsolicited pursuant to (iv) above unless the holder has indicated in writing that the transaction was solicited and has designated the broker/dealer that is to receive compensation for the exercise.

     The Underwriter may allow to selected dealers who are members of the National Association of Securities Dealers, Inc., and such dealers may reallow,
a concession not in excess of $          per Unit to certain other dealers,
including the Underwriter. The Underwriter has informed the Company that it will not confirm sales to any accounts over which it exercises discretionary authority.

     The initial offering price of the Units and the exercise and redemption price of the Warrants were arbitrarily determined by negotiations between the Company and the Underwriter. The factors which were considered in determining such prices were the history of and the prospects for the field in which the Company competes, the ability and expertise of the Company's management, the prospects for future earnings of the Company, the present state of the Company's development, the general condition of the securities markets at the time of the Offering and the recent market prices of and the demand for publicly traded common stock of generally comparable companies.

     Upon the sale of the Units, the Company has also agreed to sell to the Underwriter, for nominal consideration, options (the "Underwriter's Unit Purchase Options") for the purchase of 104,400 Units. Each of the Underwriter's Unit Purchase Options is exercisable to purchase one Unit at $9.49 at any time during a period of four years commencing one year from the date of this Prospectus. The Units will each consist of one share of Common Stock and one Class B Redeemable Warrant to purchase one share of Common Stock at an exercise price of $12.38. The Class B Redeemable Warrants are identical to the Redeemable Warrants except that the Class B Redeemable Warrants have an exercise price of $12.38 per share (165% of the exercise price of the Redeemable Warrants) and are subject to redemption in the event the Market Price of the Common Stock equals or exceeds $16.50 per share (165% of the redemption threshold of the Redeemable Warrants). The Underwriter's Unit Purchase Options require, under certain circumstances, the Company to register the Common Stock underlying such Options for sale to the public. Demand registration rights granted to the Underwriter expire five years after the effective date of the Offering, and the Underwriter is limited to one such request for registration at the Company's expense. Registration rights granted to the Underwriter in connection with Company registrations ("piggyback" registration rights) expire seven years after the effective date of the Offering. The Underwriter's Unit Purchase Options are, for a period of one year from the effective date of the Offering, restricted from sale, transfer, assignment or hypothecation except to officers of the Underwriter or the selling group. The exercise price of the Underwriter's Unit Purchase Options and the number of Units covered thereby are subject to adjustment to protect the holders against dilution in certain events. The Class B Redeemable Warrants contained in the Units are redeemable by the Company upon the same terms and conditions as the other Redeemable Warrants issued by the Company.

     The Company has agreed with the Underwriter not to issue shares of Common Stock without the Underwriter's prior written consent during the 24-month period following the Effective Date, other than up to 300,000 shares of Common Stock issued pursuant to options which have been or will be granted under the Stock Option Plan and shares of Common Stock issued pursuant to the Redeemable Warrants. The Company also has agreed with the Underwriter not to issue shares of preferred stock without the Underwriter's prior written consent during the 24-month period following the Effective Date.

     The Company and its executive officers, directors and certain stockholders have agreed that, for a period of 24 months after the Effective Date, they will not dispose of any securities held by them under Rule 144 or otherwise without the prior written consent of the Company and the Underwriter. This 24-month period is modified as follows: commencing 12 months from the Effective Date, (a) if the Common Stock is trading at $10 or more per share and the average daily trading volume of the Common Stock is 100,000 shares or more, in each case for a period of 10 consecutive trading days, then such persons subject to such lock-up shall be entitled to sell 25% of their holdings and (b) if the Common Stock is trading at $15 or more per share and the average daily trading volume of the Common Stock is 100,000 shares or more, in each case for a period of 10 consecutive trading days, then such persons subject to such lock-up shall be entitled to sell an additional 25% of their holdings. The participants in the Bridge Financing have agreed that, for a period of 12 months after the Effective Date, which period is not subject to earlier release by the Underwriter, they will not dispose of any securities held by them under Rule 144 or otherwise. One stockholder holding an aggregate of 100,438 shares, has agreed that, for a period of 13 months after the Effective Date, it will not dispose of any securities held by it under Rule 144 or otherwise without the prior written consent of the Company and the Underwriter.

     The Company and the Underwriter have agreed in the Underwriting Agreement to indemnify each other against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be provided to officers, directors or controlling persons of the Company, such indemnification, in the opinion of the Securities and Exchange Commission, is against public policy and therefore unenforceable.

     The Underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum. Syndicate covering transactions involve purchases of the Company's securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Underwriter to reclaim a selling concession from a syndicate member when the securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than they would otherwise be in the absence of such transactions.

     The Company anticipates that the Units, Common Stock and Warrants will be listed for quotation on The OTC Bulletin Board under the symbols "SMDXU," "SMDX" and "SMDXW," respectively, but there can be no assurances that an active trading market will develop, even if the securities are accepted for quotation. The Underwriter intends to make a market in all of the publicly-traded securities of the Company.

     The Company has granted to the Underwriter the right, for a period of three years from the Effective Date, to designate one member to the Company's Board of Directors. The Underwriter has not designated such member and has indicated that it will not exercise its right to designate a member of the Board of Directors in the near future.

     The Company has entered into a financial services consulting agreement with Patterson Travis, Inc. pursuant to which, in exchange for certain financial advisory services, it will pay Patterson Travis, Inc. a $100,000 consulting fee payable upon the closing of this Offering.

     The Underwriter acted as placement agent in the Bridge Financing, but received no compensation in connection therewith. See "Certain Relationships and Related Transactions."

                                 LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, Palo Alto, California. Certain legal matters in connection with the Offering will be passed upon for the Underwriter by Bernstein & Wasserman, LLP, New York, New York.

                                    EXPERTS

     The financial statements of the Company at March 31, 1997 and for each of the years in the two-year period ended March 31, 1997 included herein and elsewhere in the Registration Statement have been included herein and in the Registration Statement in reliance upon the report of Lazar, Levine & Company LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and such Common Stock, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference to such exhibit. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C., 20549 and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the Commission. The Registrant is an electronic filer, and the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such Web site is http://www.sec.gov. The Company has applied for listing on the Nasdaq SmallCap Market. Upon approval of such listing, reports and other information concerning the Company may be inspected at such exchange.

     The Company intends to furnish to its stockholders annual reports containing audited financial statements for each year beginning with the year ending March 31, 1998 and with other such periodic reports as the Company deems appropriate or as may be required by law.

                                    GLOSSARY

96-WELL MICROTITER
PLATES.....................  Trays used in molecular biology that are roughly 3"
                             X 4" in size. Each tray has 96 separate liquid reservoirs, or wells, arranged in a standardized 8 X 12 grid-like array within the tray. These trays are used to prepare, store and deliver DNA samples to the DNA sequencer for analysis.

A, T, C AND G..............  Adenine, Thymine, Cytosine and Guanine,
                             respectively, the four molecular subunits of DNA that represent the four "characters" used in the genetic code. These materials are basic in water solutions, and are therefore also called DNA bases.

ACCURACY...................  A measurement describing how close an experimental number or value is to a given or "actual" value.

ACCURACY VS. PRECISION.....  A common analogy depicting the different meanings of these words involves shooting at a bullseye target; accuracy involves how close the shots are to the center of the bullseye, whereas precision involves how close the shots are to each other.

AAS........................  Atomic absorption spectrophotometery, an analytical technique for identifying elements based on their ability to absorb incident (i.e., an external source of) light.

ATOMIC WEIGHT..............  A unit of measurement for the mass of individual atoms and molecules.

BACKGROUND IONS............  Chemical analyses performed in a mass spectrometer take place in a vacuum chamber. The vacuum contains residual air molecules, which occasionally ionize in the source region, where the sample of interest is introduced. The resulting ions from the air are not related to the sample, but are still observed by the detector and is described as background ion signal.

BASE OR BASE PAIR..........  The molecules found in DNA that represent the actual genetic code. The molecules themselves are described in chemical terms as bases (i.e., the opposite of acids), and the term base or base pair is used to describe the DNA molecules.

BASE CALLING...............  The process where the genetic material is identified according to the order that the DNA bases occur in the molecule. The final data often appears as a long string of As, Cs, Ts and Gs, e.g., AACGTCGATCGGCTCTT.

BUFFERS....................  Chemicals, usually salts, that are dissolved into water for the purpose of keeping the water pH at some predetermined level.

CAPILLARY..................  A thin tube made of glass. The capillaries used in
                             DNA sequencing are roughly 25' long, and 0.006" outer diameter, 0.003" inner diameter.

CGE........................  Capillary gel electrophoresis, the analytical technique that uses capillaries filled with an inert, viscous material (gel) for the purpose of separating a sample solution according to the size of the molecules present in the solution. The technique involves a large voltage (15,000 to 30,000 Volts) applied across the capillary in order to drive the separation.

CAPILLARY LANES............  Lanes represent each capillary in a multicapillary array, with one lane dedicated to the separation of one DNA sample.

CAPILLARY ARRAY............  A ribbon-like assembly of parallel capillaries.

CD4 T-CELL.................  The cells in the body responsible for the destruction of viruses and tumor cells. Commonly called "killer cells."

CD4 T-CELL COUNTS..........  The number of t-cells present in a given volume of blood plasma.

CHARGED FRAGMENTS..........  In order to analyze molecules using mass spectrometry, the molecules must first have an electric charge. In the instrument, it is possible to "break up" the charged molecules, in order to assist in their identification. A charged molecule that is "broken in half" produces a half-molecule that has no charge (neutral) and a charged fragment.

CHROMATOGRAM...............  The data produced from a chromatography-based analysis.

CHROMATOGRAPHY.............  An analytical technique that analyzes a mixture first by separating the individual components of the mixture, and then determining the quantity of each component in the original mixture.

COMPOSITIONAL ZONING,
SECONDARY CRYSTALLIZATION,
EXSOLUTION, INTERGROWTHS,
FRACTURE FILLING, RADIATION
HALOS......................  Qualities associated with geological mineral samples, which are used for identification purposes.

CHEMICAL VAPOR
DEPOSITION.................  A process where a thin layer solid material is coated onto a surface directly from its vapor phase. A common example is frost formation on a cold surface from the water vapor in the air.

CVD........................  Abbreviation for chemical vapor deposition.

DIAGNOSTIC KINETICS........  For medical applications, a study of the rates of change for a given process, where the process involves biological functions, e.g., metabolism, the increase or decrease of disease, etc.

DNA........................  Deoxyribonucleic acid, the chemical material in living organisms that is responsible for proper cell production within the organism. The information stored in DNA dictates, among other things, the physical characteristics of a given organism, e.g., eye color, five fingers/hand, etc.

DNA SAMPLE.................  A solution containing a collection of fragments of
                             DNA of increasing chain length for a given sequence order. An example of the bases in a given solution may be ACTGG, ACTGGT, ACTGGTC, ACTGGTCC, ACTGGTCCA, and so on up to 450 bases.

DNA SEQUENCING.............  Identifying the sequence, or order, of DNA bases for a given piece of DNA.

DNA SEQUENCER..............  DNA sequencing technology licensed from Ames
                             Laboratory/Iowa State University.

DOUBLE-STRANDED DNA........  The ladder-like structure associated with a complete DNA strand. DNA found in living cells is double stranded.

ELECTRON...................  The negatively charged portion of an atom.

ELEMENTS...................  Another word for atoms. Also describes materials composed of a single type of atom, e.g., carbon black, nitrogen air, helium, pure gold, pure silver, etc.

EDS........................  Energy dispersive spectrometry, an analytical technique that identifies materials, mainly elements, based on how they affect high energy particles, such as X-rays.

ENZYMOLOGY.................  The study of enzymes.

FEMTOGRAM..................  0.000000000000001 gram.

FLUORESCE, FLUORESCENCE....  The effect where a given material absorbs light of a given color (e.g., blue) and emits light.

FREE RADICALS..............  A special neutral molecule having an odd number of electrons.

GEL ELECTROPHORESIS........  The analytical technique that uses an inert, viscous material (gel) for the purpose of separating a sample solution according to the size of the molecules present in the solution. The technique involves a large voltage (1,000 to 5,000 Volts for slab; 15,000 to 30,000 Volts for capillary) applied across the gel in order to drive the separation.

GENOME.....................  The complete DNA sequence for a given organism.

GENOMICS COMPANIES.........  Companies whose product is DNA sequence data associated with humans, bacteria, livestock, agricultural products, etc.

HIGH VACUUM................  A state of vacuum where 99.999999% of the air has been removed.

HIV........................  Human immunodeficiency virus.

HUMAN GENOME...............  The complete genetic sequence for the human species.

HUMAN GENOME PROJECT.......  The research project currently underway at several laboratories to sequence the entire Human Genome.

HYBRIDIZATION..............  The process where two single stranded DNA fragments combine to form a double stranded (the ladder structure) fragment.

HYDROCARBONS...............  Molecules belonging to the hydrocarbon family include oils, petroleums, aromatic solvents, gasolines.

INDUSTRIAL EFFLUENT........  Waste material from an industrial source. Usually associated with waste water or smokestacks.

INFRARED SPECTROSCOPY......  An analytical technique where a material is identified based on its interaction with infrared light.

ION BEAM OPTICS............  Equipment in a mass spectrometer designed to move, focus, and assist in the separation and
                             identification of ionized sample molecules.

ION CURRENT................  A measurement of the amount of ionized sample for a given analysis.

IONIZED....................  To possess a net charge; either positive or negative in nature.

ISOTOPE RATIOS.............  The ratio associated with a given element having two or more possible atomic weights, e.g., the amount of carbon-12 vs. carbon-13 in a given sample.

KINETICS...................  A study of the rates of change for a given process.

KV, OR KILOVOLT............  Units of 1,000 Volts.

LABORATORY PROTOTYPE.......  The precursors to a commercial instrument. The prototype is used to reduce the designs to practice, and provides a basis for design improvements necessary for a successful commercial instrument.

LANES OF DNA SAMPLES.......  In slab gel electrophoresis, lanes represent the parallel subdivided regions on the gel plate, with one lane dedicated to the separation of one DNA sample.

LUMINOSCOPE................  A device designed for the analysis of geological samples and minerals. The analysis involves bombarding the sample with high energy electrons, and analyzing the subsequent light emitted by the sample.

MAGNETIC SECTOR
MASS SPECTROMETERS.........  An analytical device that identifies materials based on their molecular weights. This type of mass spectrometer employs a large magnet to assist the separation portion of the analysis.

MASS SPECTROSCOPY..........  An analytical method that identifies materials based on their molecular weights.

MASS/CHARGE RATIO..........  The ratio of the atomic weight of an atom or molecule versus the number of resident charges.

MATRIX.....................  Any material present in the sample that is to be analyzed, but isn't what you are looking for.

MALDI......................  Matrix Assisted Laser Desorption Ionization. In
                             order to employ a mass spectrometer for sample analysis, the sample must first be in the gas phase. Heavy biomolecules (e.g., proteins, fats, vitamins, hormones) do not evaporate, and therefore must be coaxed into the gas phase. MALDI is a process whereby the biomolecules are dissolved into an inert, viscous liquid and blasted with laser light. The resulting "microexplosion" literally throws the biomolecules (now charged) into the vacuum chamber, where they may be analyzed.

MICROGRAM..................  0.000001 grams.

MICROTITER WELLS...........  See 96-well microtiter plates.

MULTIPLEXED................  More than one of the same thing.

NEUROTOXIN.................  Any material that destroys cells specifically located in the brain.

NONDESTRUCTIVE ANALYSIS....  Any technique that does not consume the material being tested. In later years, this term also includes techniques that consume infinitesimal or negligible amounts of sample.

NONFERROUS SMELTERS........  Metal extraction techniques for metals other than iron.

NON REAL-TIME..............  The process of data analysis whereby the data is delivered at the end of a predetermined period of time. See also real-time.

NUCLEOSIDE.................  Another term for genetic material.

NUCLIDES...................  Another name for isotope.

ONCOLOGY...................  The study of cancer and cancer-causing materials.

PEAK RETENTION TIMES.......  See retention times.

PETROCHEMICALS.............  Materials made from crude oil. Includes plastics, oils, solvents, etc.

PETROLOGY..................  The geological study of oil and oil containing minerals.

PLASMA.....................  A highly charged gas. Frequently associated with the production of bright light. Household fluorescent lights employ plasma gas.

PLATE, GEL PLATE...........  A flat, shallow square container that the gel is poured into and allowed to harden. The solid gel cast represents the substrate that is used for slab gel electrophoresis DNA sequencing.

POLARITY...................  The state of an electric charge, either positive or negative.

PRECISION..................  See accuracy vs. precision.

QUADRUPOLE MASS
SPECTROMETERY..............  An analytical device that identifies materials based on their molecular weights. This type of mass spectrometer employs a sophisticated device called a quadrupole to assist the separation portion of the analysis. Details concerning a quadrupole and its function are beyond the scope of this document.

QUALITATIVE ANALYSIS.......  Any analysis that answers the question "what is it?"

QUANTITATIVE ANALYSIS......  Any analysis that answers the question "how much is there?"

REAL-TIME..................  The process by which data is continuously monitored during a predetermined period of time. See also non-real time.

RESISTIVE HEATING..........  The process in which a conductive or semi-conductive material heats as a result of an applied current. An example is the heating element on a stove, water heater, toaster, etc. Resistive heating is an undesirable side effect observed in electrophoresis.

RETENTION TIME.............  A term in chromatography describing the separation data, specifically concerning how long it takes for a material to travel from one end of the analysis tube to the other.

SANGER REACTION............  A process developed by Sanger, a Nobel laureate, that produces a series of DNA strands increasing by one base in sequential order. The reaction also attaches a fluorescent tag on the terminal base (the last one on the end of strand). See also DNA sample.

SCANNING ELECTRON
MICROSCOPE.................  A microscope that employs high energy electrons, rather than light to obtain a topographical representation of a material surface. Because electrons are employed, smaller samples may be "seen," e.g., micron and submicron particles.

SEQUENCING SPEED...........  The rate at which an instrument can obtain a DNA sequence.

SINGLE STRANDED DNA........  The native DNA ladder scheme separated along the long axis of the molecule, yielding a sequence of single DNA bases tethered along a single sugar backbone.

SGE........................  Slab gel electrophoresis, the analytical technique that uses sheets, or plates of inert, solid material (gel) for the purpose of separating a sample solution according to the size of the molecules present in the solution. The technique involves a moderate voltage (1,000 to 5,000 Volts) applied across the capillary in order to drive the separation.

SOLID STATE DETECTOR
ARRAY......................  Any detector that employs a series of silicon-based light detectors. An example is a CCD-based video camera.

SPECTROPHOTOMETER..........  Any device that uses light to perform a scientific analysis.

STRIP CHART RECORDER.......  A method for documenting electrophoretic, chromatographic and mass spectrometric data which dates before computers, monitors and printers.

TAGS.......................  Molecules attached to the DNA fragments so they may be detected by the CGE instrument. For the ESY9600, the tags employed fluoresce one of four colors under the influence of laser light.

THERAPEUTIC EFFICACY.......  The degree to which a drug is capable of performing the task for which it was designed.

ULTRAVIOLET/VISIBLE
SPECTROPHOTOMETERY.........  An analytical technique where a material is identified based on its interaction with ultraviolet and/or visible light.

UV/VIS.....................  Abbreviation for ultraviolet/visible light.

VIRONS.....................  The singular name for virus.

                            SPECTRUMEDIX CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

                                                                                      PAGE(S)
                                                                                      -------
Independent Auditors' Report........................................................   F-2
  Balance Sheet as of March 31, 1997................................................   F-3
  Statements of Operations for the Years Ended March 31, 1997 and 1996..............   F-4
  Statements of Shareholders' Equity (Deficit) for the Years Ended March 31, 1997
     and 1996.......................................................................   F-5
  Statements of Cash Flows for the Years Ended March 31, 1997 and 1996..............   F-6
Notes to Financial Statements.......................................................   F-7

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders
SpectruMedix Corporation
State College, Pennsylvania

     We have audited the accompanying balance sheet of SpectruMedix Corporation (formerly Premier American Technologies Corp.) as of March 31, 1997 and the related statements of operations, shareholders' equity (deficit) and cash flows for the years ended March 31, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SpectruMedix Corporation as of March 31, 1997 and the results of its operations and its cash flows for the years ended March 31, 1997 and 1996, in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 14 to the financial statements, the Company has incurred substantial losses since its inception, and has a substantial working capital deficiency at March 31, 1997. In addition, the Company is in arrears or in default on a number of obligations to third parties (see Note 12 to the financial statements). These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plan to raise funds through an initial public offering is described in Note 13. In the event the initial public offering is successful, continuation of the business thereafter is dependent on the Company's ability to generate sufficient cash flow to meet its operating needs. The accompanying financial statements do not include any adjustments to the recorded asset amounts and to the recorded liability amounts that might be necessary should the Company be unable to continue as a going concern.

                                          LAZAR, LEVINE & COMPANY LLP
New York, New York

May 16, 1997, except for note 15 dated


June 16, 1997 and notes 9 and 16 dated


July 30, 1997

                            SPECTRUMEDIX CORPORATION

                 (FORMERLY PREMIER AMERICAN TECHNOLOGIES CORP.)

                                 BALANCE SHEET
                              AS OF MARCH 31, 1997

                                ASSETS (Note 7)


CURRENT ASSETS:
  Cash (Note 2f)................................................................  $   352,290
  Accounts receivable -- net (Note 2b)..........................................       80,953
  Inventories (Notes 2g and 3)..................................................      109,450
                                                                                  -----------
TOTAL CURRENT ASSETS............................................................      542,693
                                                                                  -----------
PROPERTY AND EQUIPMENT -- NET (Notes 2h and 4)..................................       59,346
                                                                                  -----------
OTHER ASSETS:
  Original issue discount on bridge financing notes, less amortization of
     $1,311,601 (Note 9)........................................................    1,264,399
  Deferred initial public offering costs (Note 13)..............................      328,228
  Deferred bridge financing costs, less amortization of $47,718 (Notes 2i and
     9).........................................................................       15,906
  Patent fees (Note 5)..........................................................       41,460
  License options (Note 5)......................................................       25,015
  Security deposit (Note 10)....................................................        8,479
                                                                                  -----------
                                                                                    1,683,487
                                                                                  -----------
TOTAL ASSETS....................................................................  $ 2,285,526
                                                                                   ==========

                       LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable..............................................................  $   564,445
  Accrued payroll and payroll taxes (Note 14)...................................      314,720
  Notes payable -- officers (Note 6)............................................       74,166
  Notes payable -- bridge financing (Note 9)....................................    1,610,000
  Notes payable -- others (Note 7)..............................................      390,728
  Convertible note payable (Note 8).............................................      300,000
  Other accrued liabilities.....................................................      536,847
                                                                                  -----------
TOTAL CURRENT LIABILITIES.......................................................    3,790,906
                                                                                  -----------
COMMITMENTS AND CONTINGENCIES (Notes 10, 11, 12 and 14)
SHAREHOLDERS' EQUITY (DEFICIT) (Notes 15 and 16):
  Preferred stock, $.00115 par value, 2,000,000 shares authorized, none issued
     or outstanding.............................................................           --
  Common stock, $.00115 par value 23,000,000 shares authorized, 2,173,100 shares
     issued and outstanding.....................................................        2,499
  Additional paid-in capital....................................................    3,013,053
  Accumulated deficit...........................................................   (4,520,932)
                                                                                  -----------
                                                                                   (1,505,380)
                                                                                  -----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY(DEFICIT).............................  $ 2,285,526
                                                                                   ==========


   The accompanying notes are an integral part of these financial statements

                            SPECTRUMEDIX CORPORATION
                 (FORMERLY PREMIER AMERICAN TECHNOLOGIES CORP.)

                            STATEMENTS OF OPERATIONS


                                                                         FOR THE YEAR ENDED
                                                                             MARCH 31,
                                                                     --------------------------
                                                                        1997            1996
                                                                     -----------     ----------
REVENUE (Notes 2d and 11):
  Products.......................................................... $   499,357     $  608,509
  Services..........................................................      62,953         43,940
                                                                     -----------     ----------
TOTAL REVENUE.......................................................     562,310        652,449
                                                                     -----------     ----------
COST OF REVENUE:
  Products..........................................................     336,479        428,396
  Services..........................................................      25,088         17,793
                                                                     -----------     ----------
TOTAL COST OF REVENUE...............................................     361,567        446,189
                                                                     -----------     ----------
GROSS PROFIT........................................................     200,743        206,260
                                                                     -----------     ----------
EXPENSES:
  Research and development costs (Note 2e)..........................     550,620        308,287
  General and administrative expenses...............................     691,995        646,489
  Interest expense..................................................     257,211        125,838
  Amortization of original issue discount and deferred bridge
     financing costs (Notes 2i and 9)...............................   1,359,319             --
                                                                     -----------     ----------
TOTAL EXPENSES......................................................   2,859,145      1,080,614
                                                                     -----------     ----------
NET (LOSS) (Note 2j)................................................ $(2,658,402)    $ (874,354)
                                                                     ===========     ==========
NET (LOSS) PER SHARE (Note 2l)...................................... $     (1.22)    $     (.40)
                                                                     ===========     ==========
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING: (Note 2l)............   2,173,100      2,173,100
                                                                     ===========     ==========


   The accompanying notes are an integral part of these financial statements

                            SPECTRUMEDIX CORPORATION
                 (FORMERLY PREMIER AMERICAN TECHNOLOGIES CORP.)

                  STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)


                                      COMMON STOCK            ADDITIONAL
                                -------------------------      PAID-IN       ACCUMULATED
                                                   AMOUNT      CAPITAL         DEFICIT          TOTAL
                                    SHARES         ------     ----------     -----------     -----------
                                --------------
                                (AS RESTATED,
                                NOTE 16)
Balance, April 1, 1995........     1,571,343       $1,807     $  297,053     $  (988,176)    $  (689,316)
Warrants issued in
  consideration of extending
  payment dates on a note
  (Note 7)....................            --           --         52,500              --          52,500
Net loss......................            --           --             --        (874,354)       (874,354)
                                  ----------       ------     ----------     -----------     -----------
Balance, March 31, 1996.......     1,571,343        1,807        349,553      (1,862,530)     (1,511,170)
Issuance of 41,742 common
  shares valued at
  approximately $4.60 share in
  lieu of interest payments
  (Note 8)....................        41,742           48        191,952              --         192,000
Issuance of 560,015 common
  shares in a private
  placement bridge financing
  (Note 9)....................       560,015          644      2,575,356              --       2,576,000
Bridge financing offering
  costs (Note 9)..............            --           --       (103,808)             --        (103,808)
Net loss......................            --           --             --      (2,658,402)     (2,658,402)
                                  ----------       ------     ----------     -----------     -----------
Balance, March 31, 1997.......     2,173,100       $2,499     $3,013,053     $(4,520,932)    $(1,505,380)
                                  ==========       ======     ==========     ===========     ===========


   The accompanying notes are an integral part of these financial statements

                            SPECTRUMEDIX CORPORATION
                 (FORMERLY PREMIER AMERICAN TECHNOLOGIES CORP.)

                            STATEMENTS OF CASH FLOWS


                                                                        FOR THE YEAR ENDED
                                                                             MARCH 31,
                                                                     -------------------------
                                                                        1997           1996
                                                                     -----------     ---------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS:
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss).......................................................  $(2,658,402)    $(874,354)
                                                                     -----------     ---------
  Adjustments to reconcile net (loss) to net cash (used) by
     operating activities:
     Amortization or original issue discount and deferred bridge
      financing costs..............................................    1,359,319            --
     Depreciation and amortization.................................       22,527        21,637
     Loss on disposition of assets.................................           --         3,162
     Bad debt expense..............................................          488        (4,158)
     Interest paid with issuance of common stock...................      192,000        52,500
  Changes in assets and liabilities:
     (Increase) decrease in accounts receivable....................      (80,505)        6,410
     (Increase) decrease in inventory..............................      (43,810)       22,701
     (Increase) in other assets....................................      (59,939)      (15,015)
     (Decrease) increase in bank overdraft.........................      (19,316)       19,316
     Increase in accounts payable..................................      163,676       171,216
     (Decrease) increase in customer deposits......................     (150,589)      121,621
     Increase in other accrued liabilities.........................      364,279        46,235
     Increase in accrued payroll and payroll taxes payable.........        1,562       287,356
                                                                     -----------     ---------
          Total adjustments........................................    1,749,692       732,981
                                                                     -----------     ---------
          Net cash (used) by operating activities..................     (908,710)     (141,373)
                                                                     -----------     ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of equipment............................................      (37,135)           --
                                                                     -----------     ---------
          Net cash (used) by investing activities..................      (37,135)           --
                                                                     -----------     ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from bridge financing...................................    1,610,000            --
  Proceeds from notes payable - others.............................      178,637       141,373
  Deferred initial public offering costs...........................     (328,228)       (5,000)
  Deferred bridge financing costs..................................     (167,432)           --
  Proceeds from officers' notes....................................       45,158         5,000
  Repayment of officers' notes.....................................      (40,000)           --
                                                                     -----------     ---------
          Net cash provided by financing activities................    1,298,135       141,373
                                                                     -----------     ---------
NET INCREASE IN CASH AND CASH EQUIVALENTS..........................      352,290            --
  Cash and cash equivalents, at beginning of year..................           --            --
                                                                     -----------     ---------
CASH AND CASH EQUIVALENTS, AT END OF YEAR..........................  $   352,290            --
                                                                     ===========     =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION:
  Cash paid during period for:
     Interest......................................................  $     8,800     $  11,293
     Taxes.........................................................           --            --


   The accompanying notes are an integral part of these financial statements.

                            SPECTRUMEDIX CORPORATION
                 (FORMERLY PREMIER AMERICAN TECHNOLOGIES CORP.)

                         NOTES TO FINANCIAL STATEMENTS
                            MARCH 31, 1997 AND 1996

NOTE 1 -- THE COMPANY:

     SpectruMedix Corporation (formerly Premier American Technologies Corp.) ("the Company") was incorporated in the State of Delaware on April 16, 1992. The Company develops, manufactures, and markets high technology measuring instruments and software packages with a strong focus on medical and scientific technologies and associated instrumentation. The Company also provides systems maintenance for the measuring instruments it manufactures.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     The Company's accounting policies are in accordance with generally accepted accounting principles. Outlined below are those policies that are considered particularly significant.

     (a) Use of Estimates:

     To prepare financial statements in accordance with generally accepted accounting principles, management makes certain estimates and assumptions, where applicable, that effect the reported amounts of assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. While actual results could differ from those estimates, management does not expect such variances, if any, to have a material effect on the financial statements.

     (b) Concentration of Credit Risk:

     Financial instruments that potentially subject the Company to concentration of credit risks consist primarily of accounts receivable. Management believes such risk is limited because payment is made either on a COD basis or within a short time after delivery. The Company has provided an allowance for doubtful accounts of $3,900 as of March 31, 1997.

     (c) Fiscal Year:

     The Company's fiscal year ends March 31.

     (d) Revenue Recognition:

     Revenue is recognized at the time goods are shipped. Revenue from maintenance and service agreements are recognized over the term of the agreement. Related costs are charged to expense in the period incurred.

     (e) Software Development Costs:

     Software development costs incurred to establish technological feasibility of the Company's products are charged to expense when incurred. Costs incurred subsequent to the establishment of technological feasibility are capitalized. As of March 31, 1997, no software development costs have been capitalized. Capitalization of computer software costs is discontinued when the product is available to be sold or leased.

     Costs of maintenance and customer support are expensed when the related revenue is recognized or when the costs are incurred, whichever occurs first.

     (f) Cash Equivalents/ Supplemental Cash Flow Information:

     For purposes of the Statements of Cash Flows, the Company considers all highly liquid debt instruments purchased with a remaining maturity of three months or less to be cash equivalents.

     Between August 1996 and February 1997, the Company issued 560,015 shares of common stock valued at approximately $4.60 per share as part of a bridge financing transaction.

                            SPECTRUMEDIX CORPORATION
                 (FORMERLY PREMIER AMERICAN TECHNOLOGIES CORP.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                            MARCH 31, 1997 AND 1996

     From September 1996 through March 1997, the Company issued 41,742 common shares valued at approximately $4.60 per share in lieu of interest payments on a note.

     In October 1995, the Company issued warrants to purchase 18,261 shares to a noteholder valued at approximately $2.88 per share in consideration for the extension of repayment dates.

     (g) Inventories:

     Inventories are stated at the lower of cost (first-in, first-out method) or market.

     (h) Fixed Assets, Depreciation and Amortization:

     Fixed assets are stated at cost. Depreciation and amortization are provided on the straight-line basis over the estimated useful lives of the assets, as follows:

                Equipment...........................................  5 years
                Purchased software..................................  5 years
                Building improvements...............................  7 years

     Maintenance and repairs are expensed as incurred.

     (i) Deferred Bridge Financing Costs:


     Deferred financing costs, representing the costs associated with the debt portion of the private placement offering (see Note 9), are being amortized as interest expense on a straight-line basis to June 30, 1997, the original maturity date of the notes. Any unamortized deferred financing costs resulting from the earlier repayment of the notes will be charged to operations.


     (j) Income Taxes:


     At March 31, 1997, the Company had net operating loss carryforwards in excess of $4 million. The operating loss carryfowards will expire between the years 2007 and 2012. Under SFAS 109, Accounting for Income Taxes, because of the uncertainty as to the realizability of such losses, the Company has set up a full valuation allowance against any future tax benefits that may accrue from the net operating losses, and no deferred tax asset has been recognized. In addition, because the Company has been operating at a loss, income taxes have not been recorded in the accompanying financial statements.


     (k) Dividend Policy:

     The Company has never paid and does not anticipate paying any cash dividends on common stock in the foreseeable future.

     (l) Loss Per Share:

     Loss per share was calculated based on the weighted average number of common shares and common equivalent shares outstanding during each period presented. In accordance with a Staff Accounting Bulletin (SAB) issued by the staff of the Securities and Exchange Commission, all shares issued within the one-year period prior to the filing of this initial public offering are treated as outstanding for all periods presented (see also Note 16).

     In February 1997, the Financial Accounting Standards Board issued SFAS 128, Earnings Per Share (EPS), which requires the presentation of (1) basic EPS and
(2) diluted EPS. Diluted EPS is not reported if there is a loss from continuing operations because it would result in antidilution. SFAS 128 is effective for annual and interim periods ending after December 15, 1997. Earlier application is not permitted. However, SAB 74 requires disclosure of the expected effect of new accounting pronouncements on financial information

                            SPECTRUMEDIX CORPORATION
                 (FORMERLY PREMIER AMERICAN TECHNOLOGIES CORP.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                            MARCH 31, 1997 AND 1996


to be reported in the future. Accordingly, the pro forma basic loss per share computed under SFAS 128 would be $1.22 (unchanged from the loss per share as currently presented). Pro forma diluted loss per share is not presented because it would result in antidilution.


NOTE 3 -- INVENTORIES:

     The components of inventory as of March 31, 1997 are:

                Raw Materials...................................    $ 76,527
                Work-in-process.................................      32,923
                                                                     -------
                                                                    $109,450
                                                                     =======

NOTE 4 -- FIXED ASSETS:

     Fixed assets as of March 31, 1997 consist of the following:

                Equipment.......................................    $112,659
                Computer software...............................      22,500
                Property improvements...........................       1,135
                                                                     -------
                                                                     136,294
                Less: accumulated depreciation and
                  amortization..................................     (76,948)
                                                                     -------
                                                                    $ 59,346
                                                                     =======

NOTE 5 -- OTHER ASSETS -- LICENSE OPTIONS AND PATENTS:

     In May 1995, the Company entered into an option agreement with the research department of a major university which, upon exercise of the option, would grant the Company an exclusive license to manufacture, use, and sell DNA sequencers. The option was exercised in December 1996 at a cost of $15,000, and the Company is currently negotiating the terms of the licensing of this technology.

     In December 1996, the Company entered into an option agreement with the research department of another major university which, upon exercise of the option, would grant the Company an exclusive license for certain technology relating to diagnostic kinetics, which the university has either patented or intends to file patent applications. The option expires in February 1998.

     The Company has incurred patent application and related legal fees of $41,460 as of March 31, 1997. If patents are granted, the patent fees will be amortized over the useful lives of the patents, or otherwise expensed.

NOTE 6 -- NOTES PAYABLE -- OFFICERS:

     Notes payable at March 31, 1997 to two Company officers, who also are shareholders, are as follows:

            Notes payable on demand with interest at 7% per annum......  $74,166
                                                                         =======

                            SPECTRUMEDIX CORPORATION
                 (FORMERLY PREMIER AMERICAN TECHNOLOGIES CORP.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                            MARCH 31, 1997 AND 1996

NOTE 7 -- NOTES PAYABLE -- OTHERS:

     Notes payable to others as of March 31, 1997 are:

            Notes payable on demand with interest rates ranging from
              10%-18% per annum.......................................  $325,728
            Notes payable on demand with no interest..................    65,000
                                                                        --------
                                                                        $390,728
                                                                        ========

     The notes are secured by all the assets of the Company, and two of the notes, aggregating approximately $130,000 are personally guaranteed by the two principal shareholders of the Company.

     Notes payable to others include a note payable to a corporation in the amount of $80,000 plus accrued interest of $13,797, at March 31, 1997. The corporation had purchased a note payable to a third party and received extended payment terms. In consideration for extending the payment dates, the note provides that the Company issue to the corporation warrants to purchase 18,261 shares of common stock of the Company valued at approximately $2.88 per share. During the year ended March 31, 1996, the warrants were issued and the Company charged interest expense for $52,500 (18,261 shares multiplied by approximately $2.88 per share) and credited additional paid-in-capital for a like amount. At the corporation's option, if they are required to execute a "lock-up" of the common shares in connection with a proposed public offering (see Note 13), the Company will pay them approximately $2.85 per share for each warrant.

NOTE 8 -- CONVERTIBLE NOTE PAYABLE:

     During the fiscal year ended March 31, 1995, the Company issued a convertible note for $300,000. The note provides for 10% interest per annum, and is payable on August 4, 1997. The note may be converted, at the option of the payee, to a maximum of 104,348 common shares at or prior to maturity.

     Pursuant to the note agreement, the Company has the option to issue the noteholder shares of the Company's common stock in lieu of cash interest payments. As of March 31, 1997, the Company has issued the noteholder 41,742 shares of common stock valued at approximately $4.60 per share for aggregate interest payments of $192,000, resulting in an annualized effective interest rate on the note of 24%.


NOTE 9 -- NOTES PAYABLE -- BRIDGE FINANCING:



     From July 1996 through February 1997, the Company sold in a private placement offering 16.1 units, each unit consisting of $100,000 of 10% promissory notes and 34,783 shares of common stock for an aggregate purchase price of $1,610,000. The shares have been valued at approximately $4.60 per share and an original issue discount on the notes of $2,576,000 has been recorded (resulting in an annualized effective interest rate of 170%).



     In July 1997, the Company renegotiated the terms of the Bridge Financing with its noteholders. Under the revised terms, approximately one-half of the face amount of the promissory notes ($780,000) was converted into warrants ("the Warrants") to purchase units (each unit consisting of one share of common stock and one redeemable warrant). The Warrants to purchase 312,000 shares of common stock (15.6 units multiplied by 20,000) are exercisable for four years commencing one year from the effective date of the IPO at an exercise price of $5.75 per unit (the IPO offering price). The annualized effective interest rate on the promissory notes increased to approximately 230% as a result of this change, and the maturity date of the remaining notes was extended to September 30, 1997. One noteholder did not participate in this restructuring and will be repaid under his original $50,000 promissory note upon completion of the IPO. Upon such repayment, the Company will cancel the shares of common stock owned by such noteholder.

                            SPECTRUMEDIX CORPORATION
                 (FORMERLY PREMIER AMERICAN TECHNOLOGIES CORP.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                            MARCH 31, 1997 AND 1996


     As of March 31, 1997, $1,311,601 of original issue discount has been amortized and the remaining unamortized amount of $1,264,399 is reflected as an other asset on the balance sheet. Also, as of March 31, 1997, the Company has incurred $167,432 of other financing costs related to the bridge financing transaction, of which $103,808 and $63,624 have been allocated to equity and debt, respectively. The original issue discount and deferred financing costs are being amortized on a straight-line basis through the original maturity date of June 30, 1997. Any unamortized amounts remaining after repayment of the notes will be charged to operations.


NOTE 10 -- COMMITMENTS:

     In July 1996, the Company entered into an agreement to lease office and factory space in State College, Pennsylvania for one year at an annual rent of $101,750. The lease has a renewal option. The Company has a security deposit with the lessor of $8,479.

     In April 1995, the Company entered into a three-year employment agreement with an individual to act as its Director of Software and Hardware Development. The agreement provides for a salary of $55,000 annually, plus bonuses at the discretion of the Company.

     In March 1997, the Company entered into a three-year employment agreement with its President which provides for an annual compensation of $96,000 and the payment of an annual bonus of up to 25% of base salary plus $24,000, through the term of the agreement, in consideration for past services rendered.

     In March 1997, the Company also entered into a three-year employment agreement with its Chairman of the Board of Directors, Treasurer, and Secretary. The agreement provides for an annual compensation of $96,000 and the payment of an annual bonus of up to 25% of base salary plus $24,000, through the term of the agreement, in consideration for past services rendered.

NOTE 11 -- ECONOMIC DEPENDENCY:

     To date, the Company's revenues have been materially dependent on a limited number of customers. The nature of the Company's business (see Note 1) is such that during any individual accounting period it may sell its products to a limited number of significant customers. Some of these customers have previously purchased from the Company. During the fiscal year ended March 31, 1997, the Company's product sales consisted of approximately 13% to one customer and 11% to another customer. During the fiscal year ended March 31, 1996, the Company's product sales consisted of approximately 63% to one customer and 11% to another customer. The Company's existing and proposed products require high quality raw materials and components that the Company purchases from third party suppliers. The Company believes adequate sources of supply exist for all raw materials and components it will need, and that such items are available on commercially reasonable terms.

NOTE 12 -- LEGAL PROCEEDINGS:

  GRYNBERG MATTER:

     Jack J. Grynberg v. Premier American Technologies Corp. and Steve
Guzofsky. In March 1996, a complaint was filed in the District Court for the City and County of Denver, Colorado alleging common law fraud and violation of the Colorado Securities Act in connection with the plaintiff's 1992 investment in the Company. The plaintiff seeks rescissionary damages in the sum of $45,000, interest, costs and attorney fees. Punitive damages sought by the plaintiff, were struck by the court in an order dated March 6, 1997. The Company believes, based in part on its discussions with its litigation counsel, that it has meritorious defenses to these claims and it intends to defend the litigation vigorously. The Company has accrued a $76,500 expense

                            SPECTRUMEDIX CORPORATION
                 (FORMERLY PREMIER AMERICAN TECHNOLOGIES CORP.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                            MARCH 31, 1997 AND 1996

(which includes $18,000 accrued legal costs and $13,500 accrued interest costs) in connection with this litigation. While management believes that the resolution of this matter will not have a material adverse effect on the Company's business, financial condition and results of operations, the results of these proceedings are uncertain and there can be no assurance to that effect.

  RUBIN MATTER:

     Robert M. Rubin v. SpectruMedix Corporation et. al. On April 21, 1997, a complaint was filed in the Supreme Court of the State of New York alleging breach of contract. Specifically, the plaintiff alleges that the Company defaulted under a note issued to plaintiff in the amount of $175,000 (the "Rubin Note") and that the Company is liable and indebted to plaintiff in the principal amount of $175,000, together with interest thereon. In May, 1997, subsequent to the balance sheet date, the Company paid all amounts due under the Rubin Note and is no longer in default thereunder. The remaining issue in the case is whether, pursuant to a related agreement, the plaintiff is entitled to 152,174 shares of Common Stock or, alternatively, $875,000. The Company believes, based in part on its discussions with litigation counsel, that it has meritorious defenses to the above-described claims and it intends to defend the litigation vigorously. However, due to the nature of the litigation and because the lawsuit is in the initial stages, the Company cannot determine the total expense or possible loss, if any, that may ultimately be incurred either in the context of a trial or as a result of a negotiated settlement. While management believes that the resolution of this matter will not have a material adverse effect on the Company's business, financial condition or results of operations, the results of these proceedings are uncertain and there can be no assurance to that effect. Regardless of the ultimate outcome of the litigation, it could result in significant diversion of time by the Company's personnel.

  OTHER:

     In addition, three parties have filed security interests on certain of the assets of the Company under the Uniform Commercial Code, eight parties have obtained an aggregate of nine judgment liens against the Company for an aggregate amount of $45,750, and the Commonwealth of Pennsylvania Department of Labor and Industry has obtained four judgment liens against the Company for non-payment of an aggregate of $20,089 in state taxes. As of March 31, 1997, the Company has paid the Commonwealth of Pennsylvania Department of Labor and Industry the state taxes due.

     In the event that any of such parties should execute their security interests or judgment liens, the Company's assets could be subject to seizure. In such event, the Company would be materially adversely affected. In the event the Company should become party to any litigation relating to these obligations, the costs of defending against such claims could be substantial, and the Company could be materially adversely affected.

NOTE 13 -- PROPOSED INITIAL PUBLIC OFFERING:

     The Company is in the process of filing a registration statement with the Securities and Exchange Commission to raise funds through a firm commitment initial public offering ("IPO"). The Company estimates that it will receive approximately $4,673,000 of net proceeds from the offering.

NOTE 14 -- GOING CONCERN UNCERTAINTY:


     These financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred substantial losses since its inception in 1992, and has a working capital deficiency of $3,248,213 at March 31, 1997. In addition, the Company is in arrears or in default on a number of obligations, including payroll tax obligations in excess of $300,000 and obligations to third parties (See

                            SPECTRUMEDIX CORPORATION
                 (FORMERLY PREMIER AMERICAN TECHNOLOGIES CORP.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                            MARCH 31, 1997 AND 1996

Note 12). Past-due liabilities, primarily consisting of promissory notes and unpaid taxes, including interest and penalties thereon, aggregated approximately $628,000 at March 31, 1997. In addition, many accounts payable are substantially past due. As discussed in Note 13, the Company has entered into a firm commitment agreement with an underwriter to raise $6,000,000 in an IPO, with net proceeds to the Company of approximately $4,673,000. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 15 -- STOCK OPTIONS AND WARRANTS:

     On April 20, 1992, four days after the Company's inception, the Company issued to its Chairman, options to purchase 127,827 shares of common stock. The options have an exercise price of $.00115 per share, which was the market value of the Company's common stock on that date as determined by its Board of Directors. The options vested on the issuance date and expire on April 20, 2012. To date, none of the options has been exercised.

     In addition to the options referred to above and the warrants referred to in Notes 2f and 9, the Company has also issued options and warrants to purchase 136,522 shares of common stock to consultants and noteholders at various dates through October 1995 exercisable at $2.88 per share expiring at various dates through 2000. To date, none of the options and warrants have been exercised.

     On March 12, 1997, the Company adopted a Stock Incentive Plan ("the Plan"), which is intended to serve as a comprehensive equity incentive program for officers and employees in the Company's service, non-employee members of the Board of Directors, and independent consultants. A total of 500,000 shares of Common Stock have been authorized for issuance under the Plan. However, no participant may receive option grants or direct stock issuances for more than 100,000 shares in the aggregate per calender year. On June 16, 1997, the Company granted options to purchase an aggregate of 217,403 shares of common stock under the Plan.


NOTE 16 -- SUBSEQUENT EVENTS:



     On June 30, 1997, the Company's Board of Directors declared an approximate eight-for-nine (or .8695652:1) reverse stock split of the Company's common stock. In addition, the Company reduced the authorized shares of preferred stock from 5,000,000 to 2,000,000 and of common stock from 100,000,000 to 23,000,000.
In accordance with SABs 55 and 64, these changes have been retroactively recorded in the Company's March 31, 1997 balance sheet and have been reflected for all periods presented.



     In July 1997, the Company issued an aggregate of $145,000 in promissory notes to one investor. In connection therewith, the Company issued warrants to purchase 48,333 shares of Common Stock at an exercise price of $1.00 per share. The promissory notes, together with accrued and unpaid interest thereon, will be payable upon the completion of this Offering. Interest on the promissory notes will accrue at the rate of 10% per annum. The warrants will be exercisable commencing one year after the completion of the IPO.

======================================================

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER, ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary.....................   3
Risk Factors...........................   7
Use of Proceeds........................  16
Dividend Policy........................  16
Capitalization.........................  17
Dilution...............................  18
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................  19
Business...............................  22
Management.............................  40
Certain Relationships and Related
  Transactions.........................  46
Principal Stockholders.................  48
Description of Capital Stock...........  49
Shares Eligible for Future Sale........  52
Underwriting...........................  53
Legal Matters..........................  55
Experts................................  55
Available Information..................  55
Index to Financial Statements.......... F-1

                            ------------------------

  UNTIL               , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

======================================================

======================================================
                                1,044,000 UNITS
                            SPECTRUMEDIX CORPORATION
                              --------------------

                                   PROSPECTUS
                              --------------------
                             PATTERSON TRAVIS, INC.
                                            , 1997

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of Units being registered. All amounts are estimates except the SEC registration fee the NASD filing fees and the Nasdaq listing fee.

    SEC Registration fee......................................................  $   7,626
    NASD fee..................................................................      3,338
    Printing and engraving....................................................     75,000
    Legal fees and expenses of the Company....................................    185,000
    Accounting fees and expenses..............................................    125,000
    Blue sky fees and expenses................................................     35,000
    Transfer agent fees.......................................................      5,000
    Miscellaneous.............................................................     14,036
                                                                                 --------
              Total...........................................................  $ 450,000
                                                                                 ========

---------------
* To be provided by amendment

ITEM 25.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Bylaws provide for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant's Amended and Restated Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as directors to the Registrant and its stockholders. This provision in the Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Registrant will enter into an Indemnification Agreement with each of its officers and directors, a form of which is attached as Exhibit 10.1 hereto and incorporated herein by reference. The Indemnification Agreements provide the Registrant's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. Reference is also made to Section 6 of the Underwriting Agreement contained in Exhibit 1.1 hereto, indemnifying officers and directors of the Registrant against certain liabilities, and Section 4.01 of the Registration Rights Agreement contained in Exhibit 4.1 hereto, indemnifying certain of the Registrant's stockholders, including controlling stockholders, and the officers and directors, against certain liabilities.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     Since April 1992 the Registrant has issued and sold the following securities:

          1. In April 1992, the Company sold an aggregate of 1,378,265 shares of Common Stock at a purchase price of $0.00115 per share for an aggregate purchase price of $1,585 to eight investors.

          2. In April 1992, the Company sold an aggregate of 43,479 shares of Common Stock at a purchase price of $0.21 per share for an aggregate purchase price of $9,000 to one investor.

          3. In May and June 1992, the Company sold an aggregate of 91,045 shares of Common Stock for an aggregate purchase price of $136,825 to four investors.

          4. From November 1992 to January 1993, the Company sold an aggregate of 47,828 shares of Common Stock at a purchase price of $2.58 per share for an aggregate purchase price of $123,750 to three investors.

          5. In April 1993, the Company issued 8,696 shares of Common Stock in connection with the purchase of Lab Software Associates and the employment of James Hoyland.

          6. In March 1995, the Company issued 2,030 shares of Common Stock in connection with the repayment of certain indebtedness.

          7. In September and December 1996, the Company issued 33,914 and 3,914 shares of Common Stock, respectively, in payment of interest on a promissory note issued to one investor.


          8. Between July 1996 and February 1997, the Company sold an aggregate of 16.1 units, each unit consisting of a promissory note in the principal amount of $100,000 and 34,783 shares of Common Stock, to a limited number of investors in a private placement (the "Bridge Financing") at a price of $100,000 per unit. In June 1997, each unit was restructured to consist of a promissory note in the principal amount of $50,000, 34,783 shares of Common Stock and warrants to purchase 20,000 Units at an exercise price of $5.75 per Unit. The principal amount of the Notes, together with accrued and unpaid interest thereon, will be payable on the Maturity Date, which is the earlier of (1) the later of (a) September 30, 1997 or (b) December 31, 1997 if this Offering is not completed due to the unwillingness of the Underwriter to consummate the Offering, so long as such unwillingness is not related to the fault of the Company, (2) the closing of any public offering of the Company's securities in amount equal to or exceeding $1,000,000 or (3) the completion of other financing equalling or exceeding aggregate proceeds of $1,000,000. Interest on the Notes will accrue at the rate of 10% per annum and is payable on the Maturity Date. The following individuals and entities participated in the Bridge Financing: Ray Agoglia, Jerome Belson, David J. Bershad, Bernice Brauser, Susan Brauser and Kenneth Mooney, Abbey Butler, Gerald Cohen, Steven G. Cooperman, Joseph Giamanco, Marvin A. Ginsburg, David A. Hirsch, Robert Karsten, Melvin Kinder Retirement Account, Eli Levitin, Bradley Marsh, Rudolph Nisi, Rivka Perlstein, Private Trust Corp. Ltd as trustee of New Amsterdam Investment Trust U/T/A dated 10/11/94, Nathan Roseman, Stefanie Rubin, Samuel Z. Shoshan, Stanley Snyder, Sutro & Company custodian f/b/o Sanford J. Hillsburg IRA, James Tierney, Myron Trepper and Washington Pacific Financial Corporation. One of the foregoing individuals did not participate in the restructuring and, upon completion of the Offering, will be repaid pursuant to the original $50,000 promissory note issued to such lender. Upon repayment, the Company will cancel the shares of Common Stock owned by such lender. Patterson Travis, Inc. acted as placement agent in the Bridge Financing, but did not receive any commission in connection therewith.


          9. In March 1997, the Company issued 3,914 shares of Common Stock in payment of interest on a promissory note issued to one investor.


          10. In July 1997 the Company issued an aggregate of $145,000 in promissory notes to one investor. In connection therewith, the Company issued warrants to purchase 48,333 shares of Common Stock at an exercise price of $1.00 per share. The promissory notes, together with accrued and unpaid interest thereon, will be payable upon the earlier of September 30, 1997 or the completion of this Offering.

     Interest on the promissory notes will accrue at the rate of 10% per annum. The warrants will be exercisable commencing one year after the completion of this Offering. Patterson Travis, Inc. acted as placement agent in connection with this financing and received no compensation in connection therewith.


     The issuances described above were deemed to be exempt from registration under the Act in reliance on Section 4(2) of such Act as transactions by an issuer not involving any public offering. The issuances described above in Item 26(8) were deemed to be exempt from registration under the Act in reliance on Rule 505 promulgated thereunder. In such Bridge Financing, the Company sold the securities issued thereunder to 26 accredited investors. In addition, the recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant.

ITEM 27.  EXHIBITS AND CONSOLIDATED FINANCIAL STATEMENT SCHEDULES

     (A) EXHIBITS


EXHIBIT NO.                                      DESCRIPTION
-----------   ----------------------------------------------------------------------------------
    1.1 *     Form of SpectruMedix Corporation Underwriting Agreement.
    1.2 *     Form of SpectruMedix Corporation Selected Dealers Agreement.
    1.3 *     Form of Financial Consulting Agreement by and between the Registrant and Patterson
              Travis, Inc.
    3.1 *     Restated Certificate of Incorporation of the Registrant, as filed with the
              Delaware Secretary of State on March 5, 1993.
    3.2 *     Certificate of Amendment to Restated Certificate of Incorporation of the
              Registrant, as filed with the Delaware Secretary of State on March 11, 1997.
    3.3 *     Second Amended and Restated Certificate of Incorporation of the Registrant, as
              will be filed with the Delaware Secretary of State immediately prior to consummation of this Offering.
    3.4 *     Bylaws of the Registrant, as in effect immediately prior to this Offering.
    3.5 *     Amended and Restated Bylaws of the Registrant, as will become effective upon consummation of this Offering.
    4.1 *     Form of Stock Certificate.
    4.2 *     Form of Registration Rights Agreement by and between the Registrant and certain stockholders.
    4.3 *     1997 Stock Incentive Plan of the Registrant and related documents.
    4.4 *     Form of SpectruMedix Corporation Unit Purchase Option.
    4.5 *     Form of Warrant Agreement by and between the Registrant and Chase Mellon
              Shareholder Services, L.L.C.
    4.6 *     Notice of Grant and Stock Option Agreement for option to purchase shares of Common
              Stock granted to Joseph K. Adlerstein.
    4.7 *     Form of Unit.
    4.8 *     Form of Redeemable Warrant.
    4.9 *     Form of Warrant issued in the Bridge Financing.
    5.1 *     Opinion of Brobeck, Phleger & Harrison LLP.
   10.1 *     Form of Indemnification Agreement.
   10.2 *     Asset Purchase Agreement dated April 5, 1993 by and between Lab Software
              Associates, Inc and the Registrant.
   10.3 *     $300,000 Convertible Note dated August 2, 1994 issued by the Registrant to the
              Gross Foundation, Inc.

                                                 DESCRIPTION
EXHIBIT NO.                                           -
-----------
   10.4 *     Form of Warrant Agreement by and between the Company and the Gross Foundation,
              Inc.
   10.5 *+    Option Agreement dated May 1, 1995 by between the Registrant and Iowa State
              University Research Foundation.
   10.6 *     Commercial Lease Agreement dated July 9, 1996 by and between FMF Partnership and the Registrant.
   10.7 *+    Option and Bailment Agreement for an Exclusive License between the Registrant and the Regents of the University of California dated December 1, 1996.
   10.8 *+    Research Agreement No. M2498 dated December 1, 1996 by and between the Regents of the University of California, Berkeley and the Registrant.
   10.9 *     Employment Agreement dated March 31, 1997 by and between the Registrant and Joseph
              K. Adlerstein.
   10.10*     Employment Agreement dated March 31, 1997 by and between the Registrant and
              Bernard Sonnenschein.
   10.11*+    Scientific Advisory Board and Consulting Agreement by and between the Registrant and Dr. Edward Yeung.
   10.12*+    Scientific Advisory Board and Consulting Agreement by and between the Registrant and Dr. Marc Hellerstein.
   10.13*+    License Agreement dated June 24, 1997 by and between the Registrant and Iowa State
              University Research Foundation, Inc.
   23.1       Consent of Independent Accountants.
   23.2 *     Consent of Counsel (see Exhibit 5.1).
   24.1 *     Power of Attorney (see page II-5).


---------------

*  Previously filed.


+ Certain portions of this Exhibit, for which confidential treatment has been requested, have been omitted and filed separately with the Securities and Exchange Commission.


     (B) CONSOLIDATED FINANCIAL STATEMENT SCHEDULES

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 28.  UNDERTAKINGS

     The Registrant hereby undertakes that it will:

          (1) file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

             (a) Include any prospectus required by Section 10(a)(3) of the Securities Act.

             (b) Reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

             (c) Include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     The Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 4 TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF STATE COLLEGE, STATE OF PENNSYLVANIA, ON THIS 29TH DAY OF JULY, 1997.


                                          SPECTRUMEDIX CORPORATION

                                          By:   /s/ JOSEPH K. ADLERSTEIN
                                            ------------------------------------
                                                   Joseph K. Adlerstein,
                                                  Chief Executive Officer

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT TO REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:


                  SIGNATURE                                TITLE                      DATE
---------------------------------------------  ------------------------------    ---------------


          /s/ JOSEPH K. ADLERSTEIN             Chairman of the Board, Chief      July 29, 1997
---------------------------------------------  Executive Officer, Treasurer
            Joseph K. Adlerstein               and Secretary (Principal
                                               Executive Officer)
          /s/ BERNARD SONNENSCHEIN             President and Director            July 29, 1997
---------------------------------------------  (Principal Financial and
            Bernard Sonnenschein               Accounting Officer)

                               INDEX TO EXHIBITS


                                                                                          SEQUENTIALLY
  EXHIBIT                                                                                   NUMBERED
  NUMBER                                         EXHIBITS                                     PAGE
-----------     --------------------------------------------------------------------------
    1.1 *       Form of SpectruMedix Corporation Underwriting Agreement.
    1.2 *       Form of SpectruMedix Corporation Selected Dealers Agreement.
    1.3 *       Form of Financial Consulting Agreement by and between the Registrant and
                Patterson Travis, Inc.
    3.1 *       Restated Certificate of Incorporation of the Registrant, as filed with the
                Delaware Secretary of State on March 5, 1993.
    3.2 *       Certificate of Amendment to Restated Certificate of Incorporation of the
                Registrant, as filed with the Delaware Secretary of State on March 11,
                1997.
    3.3 *       Second Amended and Restated Certificate of Incorporation of the
                Registrant, as will be filed with the Delaware Secretary of State immediately prior to consummation of this Offering.
    3.4 *       Bylaws of the Registrant, as in effect immediately prior to this Offering.
    3.5 *       Amended and Restated Bylaws of the Registrant, as will become effective upon consummation of this Offering.
    4.1 *       Form of Stock Certificate.
    4.2 *       Form of Registration Rights Agreement by and between the Registrant and certain stockholders.
    4.3 *       1997 Stock Incentive Plan of the Registrant and related documents.
    4.4 *       Form of SpectruMedix Corporation Unit Purchase Option.
    4.5 *       Form of Warrant Agreement by and between the Registrant and Chase Mellon
                Shareholder Services, L.L.C.
    4.6 *       Notice of Grant and Stock Option Agreement for option to purchase shares of Common Stock granted to Joseph K. Adlerstein.
    4.7 *       Form of Unit.
    4.8 *       Form of Redeemable Warrant.
    4.9 *       Form of Warrant issued in the Bridge Financing.
    5.1 *       Opinion of Brobeck, Phleger & Harrison LLP.
   10.1 *       Form of Indemnification Agreement.
   10.2 *       Asset Purchase Agreement dated April 5, 1993 by and between Lab Software
                Associates, Inc and the Registrant.
   10.3 *       $300,000 Convertible Note dated August 2, 1994 issued by the Registrant to the Gross Foundation, Inc.
   10.4 *       Form of Warrant Agreement by and between the Company and the Gross
                Foundation, Inc.
   10.5 *+      Option Agreement dated May 1, 1995 by between the Registrant and Iowa
                State University Research Foundation.
   10.6 *       Commercial Lease Agreement dated July 9, 1996 by and between FMF
                Partnership and the Registrant.
   10.7 *+      Option and Bailment Agreement for an Exclusive License between the
                Registrant and the Regents of the University of California dated December
                1, 1996.
   10.8 *+      Research Agreement No. M2498 dated December 1, 1996 by and between the
                Regents of the University of California, Berkeley and the Registrant.

                                                                                          SEQUENTIALLY
  EXHIBIT                                                                                   NUMBERED
  NUMBER                                         EXHIBITS                                     PAGE
-----------     --------------------------------------------------------------------------
   10.9 *       Employment Agreement dated March 31, 1997 by and between the Registrant and Joseph K. Adlerstein.
   10.10*       Employment Agreement dated March 31, 1997 by and between the Registrant and Bernard Sonnenschein.
   10.11*+      Scientific Advisory Board and Consulting Agreement by and between the
                Registrant and Dr. Edward Yeung.
   10.12*+      Scientific Advisory Board and Consulting Agreement by and between the
                Registrant and Dr. Marc Hellerstein.
   10.13*+      License Agreement dated June 24, 1997 by and between the Registrant and
                Iowa State University Research Foundation, Inc.
   23.1         Consent of Independent Accountants.
   23.2 *       Consent of Counsel (see Exhibit 5.1).
   24.1 *       Power of Attorney (see page II-5).


---------------

*  Previously filed.


+ Certain portions of this Exhibit, for which confidential treatment has been requested, have been omitted and filed separately with the Securities and Exchange Commission.